As filed with the Securities and Exchange Commission on November 2, 1998
                                                                                                           Registration No. 333-____

====================================================================================================================================

                                                SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, DC  20549
                                               ____________________________________
                                                             FORM S-1
                                                      Registration Statement
                                                 Under the Securities Act of 1933
                                                  ______________________________
                                                          AMEDISYS, INC.

                                      (Exact name of Registrant as specified in its charter)


          DELAWARE                                             8082                                        11-3131700
  (State or other jurisdiction                           (Primary Standard                              (I.R.S. Employer
     of incorporation or                             Industrial Classification                        Identification Number)
        organization)                                      Code Number)

3029 S. SHERWOOD FOREST BLVD.                                                                           WILLIAM F. BORNE,
          SUITE 300                                                                                  CHIEF EXECUTIVE OFFICER
BATON ROUGE, LOUISIANA  70816                                                                              AMEDISYS, INC.
       (504)292-2031                                                                                3029 S. SHERWOOD FOREST BLVD.
(Address, including zip code, and                                                                             SUITE 300
  telephone number, including                                                                       BATON ROUGE, LOUISIANA  70816
   area code, of registrant's                                                                               (504)292-2031
  principal executive offices)                                                                  (Name, address, including zip code,
                                                                                                  and telephone number, including
                                                                                                  area code, of agent for service)
                                                             Copy To:
                                                        THOMAS C. PRITCHARD
                                                     BREWER & PRITCHARD, P.C.
                                                      1111 BAGBY, SUITE 2450
                                                       HOUSTON, TEXAS  77002
                                                       PHONE (713) 209-2950
                                                   ____________________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE

====================================================================================================================================

      TITLE OF EACH CLASS OF                             AMOUNT                PROPOSED            PROPOSED
        SECURITIES TO BE                                 BEING                 MAXIMUM             MAXIMUM           AMOUNT OF
           REGISTERED                                 REGISTERED/(1)/       OFFERING PRICE        AGGREGATE       REGISTRATION FEE
           ----------                                 ---------------       --------------        ----------      ----------------

Resale of Shares Underlying Preferred Stock             1,678,855               $1.75             $2,937,996           $817

Resale of Shares Underlying  Warrants                     117,520               $1.75             $  205,660           $ 57

TOTAL                                                   1,796,375               $1.75             $3,143,656           $874
====================================================================================================================================

_______________

(1)   Pursuant to Rule 416(a), this registration statement also covers an indeterminate number of shares of common stock issuable pursuant to adjustment provisions of the preferred stock designation and the warrant agreement.
(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low sale prices for the common stock, as reported by the OTC Bulletin Board on October 30, 1998, or $1.75 per share.

                                                   ____________________________

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE
UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER
BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                AMEDISYS, INC.

                             Cross-Reference Sheet
            Pursuant to Rule 404(a) of Regulation C and Item 501(b)
              of Regulation S-K under the Securities Act of 1933

               S-1 Item Number and Caption Heading In Prospectus
               -------------------------------------------------

 1.  Forepart of Registration Statement
     and Outside Front Cover Page of
     Prospectus................................  Forepart of the Registration Statement and
                                                 Outside Front Cover Page of Prospectus
 2.  Inside Front and Outside Back
     Cover Pages of Prospectus.................   Inside Front and Outside Back Cover Pages
                                                  of Prospectus
 3.  Summary Information, Risk
     Factors and Ratio of Earnings
     to Fixed Charges..........................   Prospectus Summary; Risk Factors
 4.  Use of Proceeds...........................   *
 5.  Determination of Offering Price...........   *
 6.  Dilution..................................   *
 7.  Selling Security Holders..................   Plan of Distribution and Selling
                                                  Stockholders
 8.  Plan of Distribution......................   Outside Front Cover of Prospectus; Plan of
                                                  Distribution and Selling Stockholders
 9.  Description of Securities to be
     Registered................................   Price Range of Common Stock and
                                                  Dividend Policy; Description of Securities
10.  Interests of Named Experts and
     Counsel...................................   *
11.  Information with Respect to
     the Registrant............................   Business; Management; Description of
                                                  Securities; Principal Stockholders; Price
                                                  Range of Common Stock and Dividend
                                                  Policy; Selected Financial Data;
                                                  Capitalization; Management's Discussion
                                                  and Analysis of Financial Condition and
                                                  Results of Operation
12.  Disclosure of Commission
     Position on Indemnification
     for Securities Act Liabilities............   *
_______________________

(*)  Not applicable.



          THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                AMEDISYS, INC.


                  RESALE OF 1,796,375 SHARES OF COMMON STOCK


================================================================================

This prospectus relates to the resale of 1,796,375 shares of common stock, of Amedisys, Inc., a Delaware corporation, which shall be offered for sale from time to time by certain stockholders of the company. These shares relate to the
company's private placement of its series A convertible preferred stock.   The
750,000 shares of preferred stock sold in the private placement are currently convertible into 1,678,855 shares of common stock. In addition, the placement agent in the private placement received warrants to purchase 52,500 shares of preferred stock which are currently convertible into 117,520 shares of common stock. Upon issuance, the 1,796,375 shares of common stock underlying the preferred stock will represent 36% of the company's outstanding common stock.

================================================================================

          The shares of common stock are quoted on the OTC Bulletin Board under the symbol AMED. On October 30, 1998, the last reported sales price of the common stock was $1.75 per share.
                        ______________________________

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISKS FACTORS" ON PAGE 9.
                        ______________________________

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROSPECTUS OR IN OUR DOCUMENTS THAT ARE FILED WITH THE SEC. ACCORDINGLY, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THE PROSPECTUS DOES NOT EXTEND TO YOU.

     THE INFORMATION IN THIS PROSPECTUS SPEAKS ONLY AS OF ITS DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.
                              ___________________

                The date of this prospectus is November 2, 1998

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----

Prospectus Summary...............................................................  2
The Company......................................................................  2
Risk Factors.....................................................................  9
     Disclosure Regarding Forward Looking Statements.............................  9
     Continuing Operating Losses.................................................  9
     Capital Requirements; Limited Sources of Liquidity; Need for Additional
          Capital; Continuing Default on Lines of Credit.........................  9
     Increased Working Capital Needs and Risks of Collection Relating to
          Fee-for-Service Reimbursement Programs................................. 10
     Classification of Physicians and Nurses as Independent Contractors;
          Potential State and Federal Tax Liability.............................. 11
     Risks Related to the Company's Acquisition Strategy......................... 11
     Risks Related to Acquisition Financing...................................... 11
     Dependence on Management.................................................... 12
     Corporate Exposure to Professional Liabilities.............................. 12
     Possible Insufficiency of Liability Coverage................................ 12
     Potential Restructuring of Healthcare Delivery System
          through Healthcare Reform Proposals.................................... 12
     Risks Related to Long-Lived Assets.......................................... 12
     Changes in Health Care Regulations and Technology........................... 13
     Reimbursement by Third Party Payors......................................... 13
     Competition................................................................. 13
     Relationship with Other Organizations....................................... 13
     Federal and State Regulation................................................ 13
     Dividends Not Likely........................................................ 13
     Future Sales of Common Stock................................................ 13
     Possible Adverse Effect of Future Issuances of Preferred Stock.............. 14
     Status of Persons Reselling Common Stock.................................... 14
     Penny Stock Regulation...................................................... 14
Ratio of Earnings to Fixed Charges............................................... 14
Use of Proceeds.................................................................. 14
Determination of Offering Price.................................................. 15
Dilution......................................................................... 15
Selling Stockholders............................................................. 15
Plan of Distribution............................................................. 16
Description of Securities to be Registered....................................... 16
Interest of Named Experts and Counsel............................................ 17
Information with Respect to the Registrant....................................... 17


SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED
CHARGES

PROSPECTUS SUMMARY

     This summary highlights some information in this prospectus.


THE COMPANY

GENERAL

     Amedisys, Inc., a Delaware corporation, is a fully integrated provider of outpatient health services and operates in two basic industry segments: alternate-site provider services and management services operations. The company's alternate-site provider segment includes the following services: alternate-site infusion therapy, ambulatory surgery centers and home health care. Its management services operations encompasses home health care management. The company operates 37 offices within a network of wholly owned subsidiaries in the South and Southeastern United States.

     The company operates through the following subsidiaries:

     (1) its wholly-owned subsidiaries Amedisys Specialized Medical Services, Inc., Amedisys Surgery Centers, L.C.; Alliance Home Health, Inc., Amedisys Management Services Organization, Inc.; Amedisys Alternate-Site Infusion Therapy Services, Inc., Amedisys Durable Medical Equipment, Inc.;

     (2)  its 60%-owned subsidiary Amedisys Physician Services, Inc.; and

     (3) the wholly-owned and partially-owned subsidiaries of Amedisys Specialized Medical Services, Inc., Amedisys Surgery Centers, L.C. and Amedisys Alternate-Site Infusion Therapy Services, Inc., being MedAmerica, Inc. of Texas and MedAmerica, Inc., each an 80%-owned subsidiary of Amedisys Specialized Medical Services, Inc., Quality Home Health Care, Inc., Amedisys Home Health Inc. of Texas and Home Health of Alexandria, Inc., each wholly-owned subsidiaries of Amedisys Specialized Medical Services, Inc., Hammond Surgical Care Center, L.C., a 56% owned subsidiary of Amedisys Surgery Centers, L.C. and Infusion Care Solutions, Inc. and PRN, Inc., each wholly-owned subsidiaries of Amedisys Alternate-Site Infusion Therapy Services, Inc.

     References to the company include references to its subsidiaries. The company's principal executive offices are located at 3029 South Sherwood Forest Boulevard, Third Floor, Baton Rouge, Louisiana 70816, and its telephone number is (504) 292-2031.

RECENT DEVELOPMENTS

     Letter of Intent

     On June 2, 1998, the Company signed a non-binding letter of intent to purchase a portion of Columbia/HCA homecare operations subject to satisfactory completion of due diligence and approval by the Board of Directors of both companies. The homecare operations covered by the letter of intent are located in the states of Alabama, Georgia, Louisiana, North Carolina, Oklahoma, and Tennessee and may include up to 116 offices and 50 Medicare provider numbers. The Company is currently conducting due diligence and negotiating with investment banks to obtain financing for the purchase of these operations.

     Acquisitions

     In August 1997, the company acquired substantially all of the assets of Allgood Medical Services, Inc. d/b/a Care Medical and Mobility Equipment Company, a home medical equipment company, for $1,165,000. The purchase price consisted of $465,000 in cash, a two year $100,000 note bearing interest at a rate of 8% per annum, and 115,518 shares of company common stock having a value of $600,000. This transaction has been accounted for as a purchase and the excess of the total acquisition cost over the fair value of net assets acquired (goodwill) of $852,000 is being amortized over 20 years using the straight-line method. Subsequent to this purchase, certain reimbursement reductions were announced to implement the Balanced Budget Act of 1997. Based on management's estimate of the expected impact of these changes in reimbursement on future cash flows, this goodwill was fully written off as other general and administrative expenses at December 31, 1997 as required under SFAS No. 121.

     On January 1, 1998, the company acquired all of the stock of Alliance Home Health, Inc., a home health care business with locations throughout Oklahoma, in exchange for $300,000 and 194,286 shares of common stock. The amount of consideration was negotiated through an arm's length transaction. Of the 194,286 shares of company common stock issued to the former owners of Alliance Home Health, Inc., 122,857 shares were placed in escrow as consideration for certain contingent liabilities which may be asserted against the former stockholder of Alliance Home Health, Inc. to the extent such claims exceed $500,000 (singularly and/or in aggregate). The contingent liabilities include any material misstatement or omission in any representation or breach of any warranty, covenant or agreement of Alliance Home Health, Inc. or its stockholder, any Medicare liabilities, any liability from lawsuits or arbitration, any payment to be made by Alliance Home Health, Inc. pursuant to a previous acquisition, or any liability addressed in the purchase document. The escrow period expires December 31, 2003. The majority stockholder of Alliance Home Health, Inc. entered into a three year employment agreement and two year non-compete and non-solicitation agreement with the company. The employment agreement is for the position of vice president with duties incident to such positions with the company. The non-compete and non-solicitation agreement is for a period of two years after the termination of the employment agreement. The non-compete and non-solicitation agreement provides that the employee will not divert any business from the company or compete in the business area defined as the State of Oklahoma. This restricted activity is in relation to home health agencies or infusion-related business. Additionally, the non-compete and non-solicitation agreement provides that the employee will not solicit employees or clients from the company. This employee resigned in March 1998. The company does not expect any material ramifications as a result of this action. The acquisition of Alliance Home Health, Inc. was deemed "significant." Accordingly, separate historical and pro forma financial statements were filed with the SEC in a Current Report on Form 8-K, July 23, 1998.

     In February 1998, the company acquired all of the issued and outstanding capital stock of PRN, Inc., a home infusion pharmacy business located in San Antonio, Texas, in exchange for $430,000 and the assumption of $71,000 in debt. The company has agreed to pay additional consideration of up to $150,000 upon PRN, Inc. reaching certain revenue goals. This additional consideration is to be paid quarterly, bearing interest at 9% in proportion to target net revenue of $625,000 annually. The assets of PRN, Inc. at fiscal year end, June 30, 1997, were $219,526. Net revenues for the same period were $560,695 with pre-tax income of $15,783. The company has retained the right to offset certain indemnifiable liabilities against the additional consideration. The two majority stockholders of PRN, Inc. entered into two year non-competition and non-solicitation agreements with the company. The acquisition of PRN, Inc. was not deemed to be "significant." Accordingly, the financial statements of PRN, Inc. will be consolidated with the company's financial statements and separate financial statements in a Current Report on Form 8-K will not be filed with the SEC.

     In February 1998, the company acquired all of the issued and outstanding capital stock of Infusion Care Solutions, Inc., a home health care and infusion business, based in Baton Rouge, Louisiana, in exchange for aggregate consideration of $500,000, of which $375,000 was payable in cash at closing and $125,000 was payable pursuant to a two year promissory note bearing interest at a rate of prime plus 1% per annum. Infusion Care Solutions, Inc. had assets of $251,996 at fiscal year end, December 31, 1997. Net revenues were $352,788 and pre-tax income was $13,848 for the same period. The company has retained the right to offset certain indemnifiable liabilities against the sums payable pursuant to the promissory note. The majority stockholder of Infusion Care Solutions, Inc. entered into a two year non-competition and non-solicitation agreement with the company. The acquisition of Infusion Care Solutions, Inc. was not deemed to be "significant." Accordingly, the financial statements of Infusion Care Solutions, Inc. will be consolidated with the company's financial statements and separate financial statements in a Current Report on Form 8-K will not be filed with the SEC.

     In February 1998, the company acquired substantially all of the assets of Precision Health Systems, L.L.C., a home health care and infusion business, based in Baton Rouge, Louisiana, in exchange for aggregate consideration of $1,000,000, of which $750,000 was payable in cash at closing and $250,000 is payable pursuant to a two year promissory note bearing interest at a rate of 9.5% per annum. The company has retained the right to offset certain indemnifiable liabilities against the sums payable pursuant to the promissory note. The majority stockholder of Precision Health Systems, L.L.C. entered into a two year non-competition and non-solicitation agreement and a two year consulting agreement with the company. The consulting agreement is in the amount of $50,000 per year, payable in monthly increments. The majority stockholder is to assist the company in developing referral sources and retaining current referral sources. At fiscal year end, December 31, 1997, assets were $383,340, net revenues were $1,120,839, and pretax income was $121,249. The acquisition of Precision Health Systems, L.L.C. was not deemed to be "significant." Accordingly, the financial statements of Precision Health Systems, L.L.C. will be consolidated with the company's financial statements and separate financial statements in a Current Report on Form 8-K will not be filed with the SEC.

     In April 1998, the company acquired all of the stock of Quality Home Health Care, Inc., of Stilwell, Oklahoma. In exchange, the company paid $80,000 and issued 4,897 shares of company common stock worth

$20,000. A key employee and former stockholder executed an employment agreement for two years in conjunction with a non-compete and non-solicitation agreement for a period of two years after employment with the company is terminated. The non-compete and non-solicitation agreement provides that the key employee will not divert any business from the company or compete with the company; as well as not solicit any employees or clients of the company. The business area covered by the non-compete and non-solicitation agreement is for the Counties of Adair, Cherokee, Delaware, Haskell, Leflore, Mayes, McIntosh, Muskogee, Sequoyah and Wagoner in the State of Oklahoma and is relative to home health agencies. Quality Home Health Care, Inc. is a state licensed, Medicare certified home health agency with three locations serving eastern Oklahoma. The acquisition of Quality Home Health Care, Inc. was not deemed to be "significant." Accordingly, the financial statements of Quality Home Health Care, Inc. will be consolidated with the company's financial statements and separate financial statements in a Current Report on Form 8-K will not be filed with the SEC.

     Each of the above transactions was accounted for as a purchase.

     Private Placement of Preferred Stock

     In March 1998, the company completed a private placement of 750,000 shares of series A preferred stock to accredited investors at a purchase price of $10.00 per share in reliance upon an exemption from registration under the Securities Act. In December 1997, the board of directors established a series of shares setting forth the preferences, rights, and limitations and authorizing the issuance of up to 1,000,000 shares of series A preferred stock. The face value of the series A preferred stock is $10 per share. The series A preferred stock is convertible, at any time at the holder's option, initially into a number of shares of common stock equal to the face value divided by 88% (the conversion factor) of the average closing sales price of the common stock for the 15 trading days immediately prior to the initial closing date which was $5.2556818. Beginning June 1, 1998, the conversion factor decreases by .5% on the first day of each month that any of the shares underlying the preferred stock continue not to be publicly tradeable pursuant to an effective registration statement under the Securities Act. To date, the conversion factor is 85% resulting in a conversion rate of $2.2384737. The series A preferred stock will automatically convert to shares of common stock if the average sales price for the common stock exceeds $7.09 for fifteen consecutive trading days. The series A preferred stock is not redeemable by the company. The holders of the series A preferred stock will be entitled to receive dividends, if and when they are declared by the board of directors. The liquidation preference of the series A preferred stock is the face value, subject to adjustment. The series A preferred stock is senior to all outstanding classes and series of the company's capital stock. Each holder of shares of series A preferred stock is entitled to one vote for each share of common stock underlying the series A preferred stock. Net proceeds from the private placement were used to fund the company's acquisition program.

     Stock Purchase by Officers and Directors

     In July 1998, the company announced that 500,000 shares of its common stock would be purchased by certain of its officers and directors. To date, this transaction has not been consummated.



     Disposition

     Effective September 21, 1998, the company sold certain assets, subject to the assumption of certain liabilities, of its wholly-owned subsidiaries of Amedisys Staffing Services, Inc., Amedisys Nursing Services, Inc. and Amedisys Home Health, Inc. to Nursefinders, Inc. The company had no relationship with Nursefinders, Inc. prior to this transaction. The purchase price of $7,200,000 was calculated using a multiple of earnings before interest, taxes, depreciation and amortization. At closing, $6,480,000 was payable immediately with the balance of $720,000 placed in an escrow account. The escrow funds are to be held for an initial ninety (90) day period. The funds will be released at the end of the period conditional upon a percentage of purchased accounts receivable collected, independent audit of net income from operations, and the absence of undisclosed liabilities. The escrow period may be extended an additional ninety
(90) days if collections on purchased accounts receivable don't equal at least 90% of total purchased accounts receivable. The assets being sold consist primarily of all accounts and notes receivable; prepaid expenses; advances and deposits; on-site hardware and software; furniture, fixtures and leasehold improvements; office supplies; records and files; transferable government licenses, permits and authorizations; and rights in, to and under specified licenses, contracts, leases, and agreements. The liabilities being assumed are the trade accounts payable, accrued expenses, and other liabilities as of the closing date. The company has agreed to a five-year non-competition covenant. This covenant precludes the company from directly engaging, or assisting other to engage, in supplemental staffing and/or out of residence private duty staffing within a fifty mile radius of any location included in the agreement. Additionally, the non-competition covenant provides that Amedisys will not encourage any employees, customers, vendors or agents to terminate or alter their relationship with Nursefinders, Inc. and its respective subsidiaries or affiliates. The following presents consolidated pro forma financial information regarding the sale.

     The pro forma condensed consolidated balance sheet has been prepared by applying certain pro forma adjustments to historical financial information, assuming the Staffing Division sale occurred on June 30, 1998. The pro forma condensed consolidated statement of operations for the year ended December 31, 1997 and the six-month period ended June 30, 1998 has been prepared based upon certain pro forma adjustments to historical financial information, assuming the Staffing Division sale occurred on January 1, 1997.

     The pro forma data is not necessarily indicative of the operating results or financial position that would have occurred had the transaction described above been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.

     Basic net income (loss) per share of common stock is calculated by dividing net income (loss) applicable to common stock by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per share is not presented because stock options and convertible securities outstanding during the periods presented were not dilutive.



                        AMEDISYS, INC. AND SUBSIDIARIES
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1998
                     (IN 000'S, EXCEPT PER SHARE AMOUNTS)

                                                                             HISTORICAL    EFFECT OF SALE/(1)/    PRO FORMA
                                                                             -----------   --------------------   ----------
ASSETS
Current Assets:
   Cash                                                                       $   471            $ 5,075           $ 5,546
    Accounts Receivable, Net of Allowance for Doubtful                          4,292             (1,946)            2,346
    Accounts
    Prepaid Expenses                                                              891                (28)              863
    Other Current Assets                                                        4,004                586             4,590
                                                                              -------            -------           -------
        Total Current Assets                                                    9,658              3,687            13,345
Notes Receivable from Related Parties                                             224                  0               224
Property, Plant and Equipment, Net                                              6,056                (71)            5,985
Other Assets, Net                                                              12,374                (46)           12,328
                                                                              -------            -------           -------
        Total Assets                                                          $28,312            $ 3,570           $31,882
                                                                              =======            =======           =======
LIABILITIES
Current Liabilities:
    Notes Payable                                                             $ 6,090            $(1,405)          $ 4,685
    Current Portion of Long-Term Debt                                             927                (45)              882
    Accounts Payable                                                            2,486               (346)            2,140
    Accrued Expenses:
      Payroll and Payroll Taxes                                                 1,541               (145)            1,396

                                                                             HISTORICAL    EFFECT OF SALE/(1)/    PRO FORMA
                                                                             -----------   --------------------   ----------
      Insurance                                                                 1,020               (233)              787
      Income Taxes                                                                  0                  0                 0
      Other                                                                     1,398                (35)            1,363
                                                                              -------            -------           -------
        Total Current Liabilities                                              13,462             (2,209)           11,253
Long-Term Debt                                                                  4,948                 (4)            4,944
Other Long-Term Liabilities                                                     1,136                  0             1,136
                                                                              -------            -------           -------
        Total Liabilities                                                     $19,546            $(2,213)          $17,333
                                                                              =======            =======           =======
Minority Interest                                                                   3                  0                 3
                                                                              -------            -------           -------
STOCKHOLDERS' EQUITY
Common Stock                                                                        3                  0                 3
Preferred Stock                                                                     1                  0                 1
Additional paid-in capital                                                     12,006                  0            12,006
Treasury Stock                                                                    (25)                 0               (25)
Stock Subscriptions Receivable                                                     (1)                 0                (1)
Retained Earnings (deficit)                                                    (3,221)             5,783             2,562
                                                                              -------            -------           -------
        Total Stockholders' Equity                                              8,763              5,783            14,546
                                                                              -------            -------           -------
        Total Liabilities and Stockholders' Equity                            $28,312            $ 3,570           $31,882
                                                                              =======            =======           =======


                        AMEDISYS, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN 000'S, EXCEPT PER SHARE AMOUNTS)

                                                                             HISTORICAL    EFFECT OF SALE/(2)/    PRO FORMA
                                                                             -----------   --------------------   ---------
Income:
  Service Revenue                                                             $24,475            $(8,795)          $15,680
  Cost of Service Revenue                                                      14,319             (5,933)            8,386
                                                                              -------            -------           -------
        Gross Margin                                                           10,156             (2,862)            7,294
                                                                              -------            -------           -------
General and Administrative Expenses:
        Salaries and benefits                                                   9,389             (1,309)            8,080
        Other                                                                   7,098               (647)            6,451
                                                                              -------            -------           -------
           Total General and Administrative Expenses                           16,487             (1,956)           14,531
                                                                              -------            -------           -------
           Operating Income (loss)                                             (6,331)              (906)           (7,237)
                                                                              -------            -------           -------
Other Income and Expense:
        Interest income                                                            21                  0                21
        Interest expense                                                         (418)                51              (367)
        Miscellaneous                                                              25                 (2)               23
                                                                              -------            -------           -------
           Total Other income and Expense                                        (372)                49              (323)
                                                                              -------            -------           -------


                                                                             HISTORICAL    EFFECT OF SALE/(2)/    PRO FORMA
                                                                             -----------   --------------------   ---------
Income (loss) before income taxes, minority interest, and
    cumulative effect of change in accounting principle                        (6,703)              (857)           (7,560)
Provision (benefit) for Estimated Income Taxes                                 (2,279)              (343)           (2,622)
                                                                              -------            -------           -------
Income (loss) before Minority Interest                                         (4,424)              (514)           (4,938)
Minority Interest in Consolidated Subsidiary                                        0                  0                 0
                                                                              -------            -------           -------
        Net Income(loss) before cumulative effect of
          change in accounting principle                                      $(4,424)           $  (514)          $(4,938)
                                                                              =======            =======           =======
Weighted Average Common Shares Outstanding                                      3,057                 --             3,057
Income (loss) per share before cumulative effect of
    change in accounting principle                                            $ (1.45)           $   N/A           $ (1.62)



                        AMEDISYS, INC. AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN 000'S, EXCEPT PER SHARE AMOUNTS)


                                                                             HISTORICAL    EFFECT OF SALE/(2)/    PRO FORMA
                                                                             -----------   --------------------   ---------

Income:
     Service Revenue                                                          $54,496            $(17,292)         $37,204
     Cost of Service Revenue                                                   30,641             (11,545)          19,096
                                                                              -------            --------          -------
        Gross Margin                                                           23,855              (5,747)          18,108
                                                                              -------            --------          -------
General and Administrative Expenses:
        Salaries and benefits                                                  12,651              (1,622)          11,029
        Other                                                                  11,792                (763)          11,029
                                                                              -------            --------          -------
           Total General and Administrative Expenses                           24,443              (2,384)          22,059
                                                                              -------            --------          -------
           Operating Income (loss)                                               (588)             (3,363)          (3,951)
                                                                              -------            --------          -------
Other Income and Expense:
        Interest income                                                            31                   0               31
        Interest expense                                                         (870)                136             (734)
        Miscellaneous                                                            (123)                 (7)            (130)
                                                                              -------            --------          -------
           Total Other income and Expense                                        (962)                129             (833)
                                                                              -------            --------          -------
Income (loss) before income taxes, minority interest, and
    cumulative effect of change in accounting principle                        (1,550)             (3,234)          (4,784)

Provision (benefit) for Estimated Income Taxes                                   (382)             (1,293)          (1,675)
                                                                              -------            --------          -------
Income (loss) before Minority Interest                                         (1,168)             (1,940)          (3,108)
Minority Interest in Consolidated Subsidiary                                      209                   0              209
                                                                              -------            --------          -------
        Net Income(loss) before cumulative effect of
          change in accounting principle                                      $  (959)           $ (1,940)         $(2,899)
                                                                              =======            ========          =======
Weighted Average Common Shares Outstanding                                      2,735                 --             2,735
Income (loss) per share before cumulative effect of
  change in accounting principle                                              $ (0.35)           $   N/A           $ (1.06)

AMEDISYS, INC. AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


A.   Basis of Presentation

     On September 21, 1998, the Company sold certain assets, subject to the assumption of certain liabilities, of its wholly-owned subsidiaries of Amedisys Staffing Services, Inc., Amedisys Nursing Services, Inc., and Amedisys Home Health, Inc. to Nursefinders, Inc.

     The accompanying pro forma condensed consolidated balance sheet has been prepared by applying certain pro forma adjustments to historical financial information, assuming the Staffing Division sale occurred on June 30, 1998. The pro forma condensed consolidated statement of operations for the year ended December 31, 1997 and the six-month period ended June 30, 1998 has been prepared based upon certain pro forma adjustments to historical financial information, assuming the Staffing Division sale occurred on January 1, 1997.

     The pro forma data is not necessarily indicative of the operating results or financial position that would have occurred had the transaction described above been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.

     Basic net income (loss) per share of common stock is calculated by dividing net income (loss) applicable to common stock by the weighted average number of common shares outstanding during the year. Diluted net income (loss) per share is not presented because stock options and convertible securities outstanding during the periods presented were not dilutive.

B.   Staffing Division Effect of Sale

     (1) Reflects the Staffing Division financial position as of June 30, 1998 in the balance sheet in addition to the following adjustments:
               a. Increase to Cash of $6,480,000 to reflect the portion of the purchase price payable upon closing.
               b. Decrease to both Cash and Notes Payable of $1,405,000 to reflect the pay-down on the line of credit which is secured by accounts receivable.
               c. Increase to Other Current Assets of $720,000 to reflect the portion of the purchase price placed in escrow.
     (2) Reflects the Staffing Division operating results and direct overhead operating costs for the six month period ending June 30, 1998 in the statement of operations, with an adjustment to the Company's income tax expense assuming an effective tax rate of 40%.

     (3) Reflects the Staffing Division operating results and direct overhead operating costs for the fiscal year ended December 31, 1997 in the statement of operations, with an adjustment to the Company's income tax expense assuming an effective tax rate of 40%.



                                 RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING A DECISION TO PURCHASE THE COMMON STOCK OFFERED HEREBY.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains certain statements that are forward looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act. Those statements include, among other things, the discussions of the company's operations, margins, profitability, liquidity and capital resources. Forward looking statements are included in this section under "Increased Working Capital Needs and Risks of Collection Relating to Fee-for-Service Reimbursement Programs," "Classification of Physicians and Nurses as Independent Contractors; Potential State and Federal Tax Liability," "Risks Related to the Company's Acquisition Strategy," "Risks Related to Acquisition Financing," "Dependence on Management," "Corporate Exposure to Professional Liabilities," "Possible Insufficiency of Liability Coverage," "Potential Restructuring of Healthcare Delivery System through Healthcare Reform Proposals," "Changes in Health Care Regulations and Technology," "Reimbursement by Third Party Payors," and "Relationship with Other Organizations." Although the company believes that the expectations reflected in forward looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures, liquidity or indebtedness or other aspects of operating results or financial position. All phases of the operations of the company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the company and any one of which, or a combination of which, could materially affect the results of the company's operations and whether the forward looking statements made by the company ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the company's expectations are disclosed in this "Risk Factors" section.

CONTINUING OPERATING LOSSES

     The company had losses from continuing operations before provisions for income tax, minority interest and cumulative effect of change in accounting principle of ($6,703,000) for the six months ended June 30, 1998, and ($1,550,000) and ($34,000) for the years ended December 31, 1997 and 1996, respectively. The company's prospects, therefore, must be considered in light of the risks, expenses and difficulties frequently encountered in operating a business in a highly competitive industry.


CAPITAL REQUIREMENTS; LIMITED SOURCES OF LIQUIDITY; NEED FOR ADDITIONAL CAPITAL; CONTINUING DEFAULT ON LINES OF CREDIT

     The company requires substantial capital to pursue its operating strategy and at June 30, 1998 had cash of $471,000. Until the company can maintain operations sufficient to fund its working capital needs, the company will be dependent on external sources of financing. To date, the company has no internal sources of liquidity and it should be assumed that there will be no internal sources of liquidity for the foreseeable future. Based on the company's current plan of operations, it is anticipated that its current cash balance coupled with the sale of the staffing division will provide sufficient working capital through the end of the fiscal year.

     At June 30, 1998, the company had a working capital deficit of $3,804,000. The company maintains two revolving lines of credit of $7,500,000 with Union Planters Bank and $750,000 with Deposit Guaranty Bank, bearing interest at bank prime plus 1.5% and 1%, respectively. The lines of credit are collateralized by 80% of eligible receivables in outpatient surgery, 75% of eligible receivables in home health care, and 80% of physician notes receivable. Eligible receivables are defined principally as accounts that are aged less than 90 days for outpatient surgery, and 120 days for home health care. At June 30, 1998, approximately $109,000 was available based on eligible receivables under the combined lines of credit. The lines of credit are subject to certain covenants, including a monthly borrowing base, a debt service coverage ratio, and a leverage ratio. At December 31, 1997, March 31, 1998 and June 30, 1998, the company was in default on the debt service ratio coverage requirement of 1.1:1.0 due to the losses incurred in these periods. This default was waived by the bank through December 27, 1998. Other than the lines of credit, the company does not have any other external sources for financing, nor does it have any commitments for external sources of financing. There can be no assurance that such financing will be available or, if it is available, that it will be available on acceptable terms. Accordingly, no assurance can be given that the company will be successful in obtaining financing sufficient to fund the company's working capital requirements after the end of the fiscal year. Failure to obtain sufficient funding will adversely impact the company's financial position, and could cause the company to curtail operations, sell assets or take other actions as necessary in order to meet cash flow requirements.



INCREASED WORKING CAPITAL NEEDS AND RISKS OF COLLECTION RELATING TO FEE-FOR-SERVICE REIMBURSEMENT PROGRAMS

     For the six months ended June 30, 1998, approximately 59% of the company's revenue was derived from private insurers and patients, 37% from Medicare and 4% from Medicaid. The percentage of revenues attributable to management services contracts was 40% for the six months ended June 30, 1998. The portion of the company's revenues attributable to provider services provided in connection with fee-for-service agreements is expected to increase substantially. Management believes that competitive trends will continue to increase the number and percentage of the company's fee-for-service agreements.

     Under fee-for-service agreements, the company assumes the financial risks arising from changes in patient volume, payor mix and third party reimbursement rates. Fee-for-service arrangements also involve a credit risk related to services provided to uninsured individuals. In addition, fee-for-service contracts also have less favorable cash flow characteristics than traditional flat-rate contracts due to longer collection periods. Private and third party fee-for-service arrangements can result in longer collection cycles than government fee-for service agreements. The company has both types of contracts in its payor mix.

     The company's working capital needs are generally a function of the acquisition of new contracts or the conversion of fixed fee contracts to fee-for-service contracts. As a result, the company may require additional working capital in the event of significant growth. The company may experience a net use of cash in its operating activities in future periods if the growth in fee-for-service contracts continues.

     The company derives 37% of its revenues from the Medicare system. This system is undergoing changes mandated by the congressional Balanced Budget Act of 1997 which established the interim payment system for home health care. The interim payment system was effective for home health agencies for cost reporting periods beginning on or after October 1, 1997. Under the previous system, home health agencies were reimbursed their costs-per-visit up to a specified limit, which was based on geographic region. In the interim payment systems, home health agencies will be reimbursed the lower of their actual cost-per-visit limit or per-beneficiary limit. The per-beneficiary limits are 75% provider specific and based on 1994 cost reports. Cost limits are also based on the area where the patient resides and not the area of the home health agency's office. The reduction in reimbursement relating to the interim payment system ranges between 15% to 40%. Management anticipates there may be further legislation adjusting the per-beneficiary cost limits; such adjustment, if any, would not be known until after the start of the cost reporting period.

     The public and private sectors are experiencing increasing pressures to reduce health care costs and restrict reimbursement rates for medical services. Any change in reimbursement amounts or practices could materially adversely affect the operations of the company. In addition, while the company seeks to comply with applicable Medicare and Medicaid reimbursement regulations, there can be no assurance that the company would be found to be in compliance in all respects with such regulations.

CLASSIFICATION OF PHYSICIANS AND NURSES AS INDEPENDENT CONTRACTORS; POTENTIAL STATE AND FEDERAL TAX LIABILITY

     The company contracts with certain physicians and nurses as independent contractors, rather than employees, to fulfill some of its supplemental staffing obligations. Therefore, the company has not historically, and the company does not currently, withhold federal or state income taxes, make federal or state unemployment tax payments or provide worker's compensation insurance with respect to such independent contractors. The payment of applicable taxes is regarded as the responsibility of such independent contractors. Management believes that classification of physicians and nurses as independent contractors is standard industry practice and proper for federal tax purposes. A contrary determination by federal taxing authorities or a change in existing law could materially adversely affect the company and its operations. Most state taxing authorities either have not challenged or have accepted the classification of contract physicians and nurses as independent contractors. The company's records for independent contractors have been reviewed by federal taxing authorities and no significant issues have been identified. In December 1995, the Louisiana Department of Labor initiated an audit for the fiscal year ended December 31, 1993 which resulted in an additional 341 nurses being listed as employees of the company and holding that their earnings were taxable for unemployment insurance purposes. The company appealed the Department of Labor's ruling in December 1995, a hearing was held in September 1996, and the ruling was upheld by the administrative law judge. The company timely filed an appeal in the District Court of the Parish of East Baton Rouge. To date, there has been no further action. Management believes that the ultimate resolution of this review will not have a significant effect on the company's financial position or results of operations. However, there are some states in which the independent contractor classification of physicians and nurses is or has been under administrative or judicial review.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     The company intends to grow significantly through the acquisition of additional outpatient health care and complementary businesses. The company expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. There can be no assurance that the company will be able to identify, acquire or manage profitably additional businesses or to integrate any acquired businesses into the company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of risks, including possible adverse effects on the company's operating results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the company's business, financial condition and results of operations. The company has entered into several non-competition and non-solicitation agreements in connection with certain of its acquisitions. If those agreements are found to be unenforceable, competition by former owners of acquired companies could have an adverse effect on the company's operations.

RISKS RELATED TO ACQUISITION FINANCING

     The timing, size and success of the company's acquisition efforts and the associated capital commitments cannot be readily predicted. The company currently intends to finance future acquisitions by using shares of its common stock for a portion of the consideration to be paid. In the event that the common stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept common stock as part of the consideration for the sale of their businesses, the company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional equity or debt financing.

DEPENDENCE ON MANAGEMENT

     The success of the company is dependent upon its management, including the company's chief executive officer, William F. Borne, and president, James P. Cefaratti. The company maintains key employee life insurance in the amount of $4.5 million on the life of Mr. Borne and has entered into an employment agreement with Messrs. Borne and Cefaratti. The loss to the company of the services of Messrs. Borne or Cefaratti could materially adversely affect the company's operations.


CORPORATE EXPOSURE TO PROFESSIONAL LIABILITIES

     Due to the nature of its business, the company and certain physicians who provided services on its behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. The company could be exposed to liability based on the negligence of physicians operating in the company's outpatient surgery centers. To the extent such physicians were regarded as agents of the company in the practice of medicine, the company could be held liable for any medical negligence of such persons. In addition, the company could be found in certain instances to have been negligent in performing its contract management services for hospital and clinics even if no agency relationship between the company and such physician exists. There can be no assurance that a future claim or claims will not exceed the limits of available insurance coverage or that such coverage will continue to be available.

POSSIBLE INSUFFICIENCY OF LIABILITY COVERAGE

     The company maintains two professional liability insurance policies covering the Company and its subsidiaries; however, there can be no assurance that any such claims will not be made in the future in excess of the limits of such insurance, if any, or that any such claims, if successful and in excess of such limits, will not have a material adverse effect on the company's assets and its ability to conduct its business. There can be no assurance that the company will continue to maintain such insurance or that such insurance can be maintained at acceptable costs. The company's insurance coverage currently includes fire, property damage and general liability with a $1,000,000 limit on each wrongful act and a $3,000,000 limit in aggregate. There can be no assurance that any claim will be within the scope of the company's coverage or that such claims will not exceed the company's coverage.

POTENTIAL RESTRUCTURING OF HEALTHCARE DELIVERY SYSTEM THROUGH HEALTHCARE REFORM PROPOSALS

     President Clinton and members of Congress have made several additional proposals for reform of the nation's health care system, including proposals limiting payments under Medicaid and Medicare programs. Many of these proposals contain measures intended to control public and private spending on health care as well as to provide universal public access to the health care system. If enacted, such proposals are expected to result in a substantial restructuring of the health care delivery system. The company cannot predict what additional health care reform legislation, if any, will be enacted. Significant changes in the nation's health care system are likely to have a substantial impact over time on the manner in which the company conducts its business. Such changes could have a materially adverse effect on the results of operations of the company.

RISKS RELATED TO LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standard No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets to Be Disposed of", the company quarterly evaluates assets for events or changes in circumstances that indicate the carrying amount of an asset may not be recoverable. The company uses undiscounted expected future cash flows to assess the recoverability of the asset. Due to the Medicare reimbursement reductions finalized in March 1998 in association with the Balanced Budget Act of 1997, there can be no assurance that the carrying amount of the company's long-lived assets, particularly goodwill recorded in acquisitions, will be recoverable.

CHANGES IN HEALTH CARE REGULATIONS AND TECHNOLOGY

     There can be no assurance that the company will not be adversely affected by future possible changes in medical and health regulations, the use, cost and availability of hospitals and other health care services and medical technological developments.

REIMBURSEMENT BY THIRD PARTY PAYORS

     The company is generally reimbursed by a variety of third-party payors, with outpatient surgery reimbursements coming primarily from insurance companies and patients, and home care reimbursements coming primarily from Medicare and Medicaid. Accordingly, the company may be materially adversely affected in the event of future increased insurance premiums, increased insurance deductibles, unavailability of insurance, changes in policy exclusions covering specific types of disease or conditions or other changes in medical and health insurance. The company typically receives payment between 15 and 120 days after rendering an invoice, although such period can be longer. Accordingly, the company's cash flow may at times be insufficient to meet its accounts payable requirements. The company at times has been required to borrow funds to meet its ongoing obligations and may be required to do so in the future, and the company would be adversely affected if in the future it were unable either to borrow funds or to borrow funds on terms deemed favorable by management.

COMPETITION

     The business in which the company operates is highly competitive. The company is in competition with hospitals, nursing homes, and other businesses that provide home health care services, many of which are large and established companies with significantly greater resources than the company.

RELATIONSHIP WITH OTHER ORGANIZATIONS

     The development and growth of the company's business depends to a significant extent on its ability to establish close working relationships with health maintenance organizations, preferred provider organizations, hospitals, clinics, nursing homes, physician groups, and other health care providers. Although the company has established such relationships, there is no assurance that existing relationships will be successfully maintained and that additional relationships will be successfully developed and maintained in existing and future markets.

FEDERAL AND STATE REGULATION

     As a provider of health care services, the company is subject to laws and regulations administered by the various states. The company is subject to certain federal laws and regulations as a result of the certification of its operations in the Medicare/Medicaid Program. Compliance with laws and regulations could increase the cost and time necessary to allow the company to operate successfully and may affect the company in other respects not presently foreseeable. Loss of certification in the Medicare/Medicaid Program could adversely affect the ability of the company to effectively market its services.

DIVIDENDS NOT LIKELY

     The company has never paid cash dividends on its common stock, and it is not anticipated that any will be paid in the foreseeable future.

FUTURE SALES OF COMMON STOCK

     Approximately 3,000,000 shares of common stock are currently tradeable, or eligible for trading pursuant to Rule 144 as promulgated under the Securities Act, in the public market. Sales of common stock in the public market may have a depressive effect on prevailing market prices for the common stock. There is no assurance that the public market for the common stock will not be volatile, sporadic or limited. Accordingly, purchasers may not be able to resell shares of common stock at or above their respective purchase price, and a purchaser may not be able to liquidate his investment even at a loss without considerable delay.

POSSIBLE ADVERSE EFFECT OF FUTURE ISSUANCES OF PREFERRED STOCK

     The company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares, par value $.001 per share, of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of additional issuances, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company. The company has no present intention to issue any additional shares of its preferred stock. However, there can be no assurance that additional preferred stock will not be issued at some time in the future.

STATUS OF PERSONS RESELLING COMMON STOCK

     Holders who subsequently resell shares of common stock to the public pursuant to this prospectus may be deemed to be underwriters with respect to such shares for purposes of the Securities Act with the result that they may be subject to certain statutory liabilities if the registration statement is defective. The company has agreed to indemnify the selling stockholders regarding such liability. In addition, any profit on the sale of shares of common stock might be deemed underwriting discounts and commissions under the Securities Act. See "Plan of Distribution."

PENNY STOCK REGULATION

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. The company's common stock is subject to the penny stock rules, and accordingly, investors in this offering may find it difficult to sell their shares, if at all.

RATIO OF EARNINGS TO FIXED CHARGES

     Inapplicable.


USE OF PROCEEDS

     In the event all of the placement agent warrants are exercised, the company will receive $525,000 in net proceeds which will be utilized for working capital purposes. However, there can be no assurance that any or all of the placement agent warrants will be exercised. The selling shareholders will receive all of the net proceeds from the sale of the common stock underlying the preferred stock and placement agent warrants.

DETERMINATION OF OFFERING PRICE

     Inapplicable.

DILUTION

     Inapplicable.

SELLING STOCKHOLDERS

     The following table sets forth certain information concerning each selling stockholder. Assuming that the selling stockholders offer all of their shares, the selling stockholders will not have any beneficial ownership. The shares are being registered to permit the selling stockholders and certain of their respective pledgees, donees, transferors, or other successors in interest to offer the shares for resale from time to time. See "Plan of Distribution."



                RESALE OF COMMON STOCK BY SELLING STOCKHOLDERS
       FOR SHARES TO BE ISSUED UPON CONVERSION OF PREFERRED STOCK ("P")
      AND SHARES TO BE ISSUED, AFTER CONVERSION OF PREFERRED STOCK, UPON
                          EXERCISE OF WARRANTS ("W")

                                                                    AMOUNT
                                               SHARES              OFFERED             SHARES
                                           BENEFICIALLY         (ASSUMING ALL       BENEFICIALLY
                                           OWNED BEFORE             SHARES           OWNED AFTER
STOCKHOLDER                              RESALE/(1)(2)(3)/       IMMEDIATELY           RESALE          PERCENTAGE
-----------                              ----------------      SOLD)/(2)(3)(4)/        ------          ----------
                                                               ----------------
Bank Hofmann AG                             22,384                 22,384    P             -               -

Bank Julius Baer & Co. Ltd.                223,847                223,847    P             -               -

Bank Sarasin & Cie                          44,770                 44,770    P             -               -

Care Invest AG                              67,154                 67,154    P             -               -

CIBC                                       156,693                156,693    P             -               -

Clariden Bank                              111,923                111,923    P             -               -

Credit Lyonnaise (Schweiz) AG               89,539                 89,539    P             -               -

Cresvale Far East Limited Hong Kong         44,770                 44,770    P             -               -
-------------------------------------------------------------------------------------------------------------------



Delphic Global Opportunities Fund,          67,154                 67,154    P             -               -
Ltd.

Rush & Co.                                  44,770                 44,770    P             -               -

Sigler & Co.                                22,384                 22,384    P             -               -

Terra Healthy Living, Ltd.                 783,467                783,467    P             -               -

Hudson Capital Partners, L.P.              117,520                117,520    W             -               -

---------------------------------------
(1) The selling stockholders have sole voting and sole investment power with respect to all shares owned.
(2)  Calculated using the current conversion rate for the Preferred Stock of
     2.225 shares of common stock for each share of preferred stock, subject to adjustment.
(3) Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale hereunder is subject to adjustment and could be materially more than the estimated amount indicated depending upon factors which cannot be predicted by the company at this time.
(4) Assumes the sale of all shares offered hereby to persons who are not affiliates of the selling stockholders.


PLAN OF DISTRIBUTION

     Pursuant to this prospectus, the selling stockholders, or by certain pledgees, donees, transferees or other successors in interest to the selling stockholders, may sell shares from time to time in transactions on the OTC Electronic Bulletin Board, in privately-negotiated transactions or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     Other methods by which the shares may be sold include, without limitation:
(1) transactions which involve cross or block trades or any other transaction permitted by the OTC Electronic Bulletin Board, (2) "at the market" to or through market makers or into an existing market for the common stock, (3) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (4) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise), (5) through short sales, or (6) any combination of any other such methods of sale. The selling stockholders may also enter into option or other transaction with broker-dealers which require the delivery to such broker-dealers of the shares offered hereby which shares such broker-dealer may resell pursuant to this prospectus.

     The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be underwriters, as that term is defined under the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     There is no assurance that the selling stockholders will sell all or any of the shares which may be offered hereby.

DESCRIPTION OF SECURITIES TO BE REGISTERED

     SERIES A PREFERRED STOCK

     In December 1997, the board of directors established a series of shares setting forth the preferences, rights, and limitations and authorizing the issuance of up to 1,000,000 shares of series A preferred stock. The face value of the series A preferred stock is $10 per share. The series A preferred stock is convertible, at any time at the holder's option, initially into a number of shares of common stock equal to the face value divided by 88% (the conversion factor) of the average closing sale price of the common stock for the 15 trading days immediately prior to the initial closing date, which was $5.2556818. Beginning June 1, 1998, the conversion factor decreases by .5% on the first day of each month that any of the shares of series A preferred stock continue not to be publicly tradeable pursuant to an effective registration statement under the Securities Act. To date, the conversion factor is 85% resulting in a conversion rate of $2.22384737. The series A preferred stock will automatically convert to shares of common stock if the average sales price for the common stock exceeds $7.09 for fifteen consecutive trading days. The series A preferred stock is not redeemable by the company. The holders of the series A preferred stock will be entitled to receive dividends, if and when they are declared by the board of directors. The liquidation preference of the series A preferred stock is the face value, subject to adjustment. The series A preferred stock is senior to all outstanding classes and series of the company's capital stock. Each holder of shares of series A preferred stock is entitled to one vote for each share of common stock underlying the series A preferred stock. There are currently 750,000 shares of series A preferred stock issued and outstanding.

PLACEMENT AGENT WARRANTS

     In December 1997, the placement agent for the private placement of the series A preferred stock was granted five year warrants to purchase 52,500 shares of series A preferred stock at an exercise price of ten dollars per share.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     Inapplicable.



INFORMATION WITH RESPECT TO THE REGISTRANT

INDUSTRY OVERVIEW

     The health care industry continues to undergo changes. The focus is on managing cost and utilization, as opposed to the hospital/physician centered focus that dominated healthcare since the early 1950's. Since the mid-1980's, health care shifted from providing care at any cost to learning to manage costs. It is predicted the next shift will require health care providers to truly learn to manage care.

     In an effort to manage health care expenditures, a strong focus has been placed on moving the primary source of health care from the traditional institutional settings (hospitals), causing home health care to play a more dynamic role. As a result, the number of services that are provided safely and effectively in alternate sites has dramatically increased.

     Managed care, Medicare/Medicaid and payor reimbursement pressures continue to drive patients through the continuum of care until they reach the setting where the appropriate high quality care can be provided cost effectively. Over the past several years, home care has evolved as a feasible (often preferred) alternative in the continuum. In addition to patient comfort, substantial cost savings can be realized through treatment at home as an alternative to institutional settings.

     To compete in this new environment, it is critical that providers not only provide high quality, cost effective care, but implement clinically-based management information systems to reduce costs, improve productivity, produce and analyze clinical outcomes data, and position themselves as partners in risk sharing.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

     The company operates principally in two business segments: Provider Services (consisting of home health care and outpatient surgery) and Management Services (consisting of physician support and home health care management). See
Note 14 of the attached audited financial statements for segment information.

STRATEGY

     The company's business objective is to enhance its position in its market areas as a leading provider of fully integrated alternate site health care services. The company views its delivery system as a "hospital without walls" and its strategy to accomplish this is as follows:

 .    Offer Patients, Physicians, Hospitals and Payors a Continuum of Fully
     Integrated Care. A consistent quality of care at a reasonable cost will most successfully occur when the care comes from one provider.

     The company's strategy to employ this concept in each of its service areas appeals to referral sources and payors, who prefer coordinating care through a single source.

 .    Focus on selective Geographic Markets. The company is targeting selected markets in the south and southeastern United States. Through start-ups, acquisitions and expansion of existing services, the company plans to dominate these markets, to increase utilization of its services by payors and referral sources and to enhance its overall market position. The majority of states in the south and southeast have a low penetration of managed care. As the presence of managed care increases in its service area, the company believes it is well positioned to provide the broad geographic and service coverage required to contract with these payors. In addition, since many of the areas in which the company operates are rural, home health care is an ideal delivery system.

 .    Technology and Innovation Reduce Costs and Expand Business Lines. The
     development of proprietary software systems not only reduces the company's costs to operate its business, but provides an additional business line for the company. Management believes Amedisys will be the first company of its kind to operate with a virtually paperless system, expected to be in use company-wide by the end of 1999. Care givers will be equipped with hand held computers which will not only create greater efficiencies, but will tie information into one centralized source. By enhancing its operations through the use of information technology, the company is positioned to not only operate more efficiently and deliver care in a more cost-efficient manner, but to compete in an environment increasingly influenced by managed care and subject to changes in reimbursement and government regulation.

 .    Manage Costs Through Disease State Management. Payors are focusing on the management of patients who suffer from chronic disease states which represent substantial costs. Some of these major disease states include: asthma, cancer, diabetes, HIV, and congestive heart failure. The company's disease state management program includes: patient education, frequent monitoring and coordinated care from specialists. This approach has been proven to enhance quality of life and reduce the overall cost of care.

 .    Develop Effective Synergies. Many patients require multiple services provided by the company, thereby allowing cross referrals between Amedisys divisions. This not only benefits patients, but referral sources and payors as well, by allowing them to utilize one company whom they know and trust. Finally, through the synergistic operation of its divisions, the company can realize cost savings with sales personnel who are educated to cross-sell product lines and by sharing office overhead between a number of divisions.

BUSINESS DEVELOPMENT

     The company is committed to growth in each of its ongoing service lines, as well as developing new services such as alternate site infusion therapy. It has an active team of professionals who support business development of ongoing and developing service areas. The team provides support services including market analysis; planning; research; and community, public and media relations which impact company wide and region specific budget goals. Professionals on the team also provide advertising and educational campaigns.

     Acquisition efforts are supported by business development professionals. A specialized acquisition group works with the presidents of the company's service lines to select and secure the best companies to meet the company's strategic goals. Members of the acquisition team include operational, financial, legal, and marketing specialists. After an acquisition is completed, the team interfaces with other specialists from human resources and management information systems to begin the integration process.

     At the regional levels of the company, community relations and sales professionals work with administrators and branch managers to capture additional market share and enhance growth in each region and service sector.

PROVIDER SERVICES

Alternate-Site Infusion Therapy

     Infusion therapy is the intravenous, intramuscular or subcutaneous administration of medications and nutrition. These procedures were once confined to hospital environments, however, with the portability of technology and the expanded training and certification standards for registered nurses, infusion procedures can be safely performed in the home setting, physician office and ambulatory infusion suites. New therapies such as pain management and first doses are often administered in ambulatory infusion suites to address possible complications and adverse drug reactions.

     According to Alex Brown in their Home Care Industry Perspective report, the total home infusion therapy market is approximately $5 billion or 13% of the total home health care expenditures, representing the second largest growing segment of the home care industry. Beginning as a cottage industry in the 1970's, the home infusion business experienced explosive growth in the mid-1980's. The industry became saturated in the 1990's. At that time, managed care, which now represents approximately 2/3 of revenues in this segment, began to negotiate lower pricing. This caused many companies to be driven out of business or acquired by the large national providers. As a result of questionable success in the integration of these combined companies, it appears that regional and local providers have benefitted as the larger, most visible companies continue to lose revenues and market share.

     Among the therapies offered by the company are:

     . Antibiotic therapy which is the infusion of antibiotic medications to treat various infections and diseases.

     . Total parenteral nutrition which is providing nutrients through catheters for patients who cannot absorb nutrients through the digestive tract due to chronic gastrointestinal conditions. This is typically a long term therapy.

     . Enteral nutrition which is the infusion of nutrients through a feeding tube directly into the digestive tract. This can be a long term therapy for patients who cannot eat or drink normally.

     . Pain management which is the administration of infusion of drugs to relieve chronic pain.

     . Chemotherapy which is the infusion of drugs used to treat various forms of cancer.

     . Hydration therapy which is the infusion of fluids to patients who have disease states which deplete their normal balance of fluids.

     In addition, the company offers high tech respiratory therapy and home medical equipment.


     The company opened its first infusion office in the 4th quarter of 1997.

Ambulatory Surgery Centers

     Ambulatory Surgery Centers offer an alternative to hospital surgical suites. The number of procedures offered in these centers has increased due to advances in technology, including the use of endoscopic procedures and laser equipment. These techniques are less invasive and require shorter recovery periods than traditional hospital services. The centers offer a high quality, cost effective benefit for insurers, as well as patients who are responsible for co-payments for their procedures. Facility fees are lower than similar hospital procedures and the atmosphere is less institutional. Physicians who operate at the centers can participate in ownership, and enjoy block scheduling and faster turnaround times, allowing them more time with their patients. The centers offer a variety of surgical services utilizing state-of-the-art technology and equipment. All are accredited by the Accreditation Association for Ambulatory Care.

     According to a report by SMG Marketing Group in 1997, the market share for freestanding surgery centers has increased in comparison to the outpatient surgical hospital market. Of the 32.1 million total surgical procedures performed in the nation last year, hospitals performed an estimated
24.1 million, of which 14.1 million or 58% occurred on an outpatient basis. It is projected that hospitals will perform 64% of all outpatient surgical procedures for the nation this year, a significant decrease from the 76% performed in 1990. Meanwhile, the shift in total outpatient surgical volume has increased 50% from 14.5 million cases in 1990 to 22.1 million cases in 1996. The shift is due, in large part, to technological advances which allow more procedures to be done in outpatient settings and payors seeking cost effective services for their health plans.

     The company operates four centers. Two of the centers are solely owned by the company and two are partnerships with physicians who utilize the facility. A fifth center in which the company has a minority interest is expected to open in March 1999.

Home Health Care Nursing

     In 1996, home health care services was a $40 billion industry, growing 9-11% annually, according to Alex Brown Research and the National Association of Home Care. This does not include an additional $9-10 billion of low acuity or companion care. Services provided in home health care include four broad categories; (1) nursing and allied health services, (2) infusion therapy, (3) respiratory therapy and, (4) home medical equipment. Accounting for $28 billion in expenditures in 1997, nursing and allied services represent the largest sector of 70% of all home health care services. Medicare reimbursements account for approximately 65.2% of home care nursing. The Balanced Budget Act of 1997 established a new reimbursement system for Medicare home care nursing services for cost reporting periods beginning on or after October 1, 1997. This change will have a significant effect on the home care nursing industry since Medicare is its largest payor source.

     The company operates 15 home care nursing offices consisting of 10 Medicare provider offices, 4 branch offices, and one office with state licensure.
Serving this market for the past 10 years, the company has built an excellent reputation, based on quality care and specialty nursing services. Because its services are comprehensive, cost-effective and can be accessed 24 hours a day, seven days a week, the company's home care nursing services are attractive to payors and physicians. Each of its offices are accredited by the Joint Commission on Accreditation of Health Care Organizations ("JCAHO").

     The company provides a wide variety of home health care services including:

     Registered nurses who provide specialty services such as infusion therapy, skilled monitoring, assessments, and patient education. Many of the company's nurses have advanced certifications.

     Licensed practical (vocational) nurses who perform technical procedures, administer medications and change surgical and medical dressings.

     Physical and occupational therapists who work to strengthen muscles and restore range of motion and help patients to perform the activities of daily living.

     Speech pathologists/therapists who work to restore communication and oral skills such as swallowing.

     Social workers who help families work through the problems associated with acute and chronic illnesses.

     Home health aides who provide personal care such as bathing or assistance in walking.


MANAGEMENT SERVICES

Home Health Care Management

     Amedisys Resource Management provides a full menu of management and consulting services particularly designed to meet the needs of home health care agencies. Changing government regulations will force home health care agencies to become more efficient and information oriented. It will be critical to measure costs more accurately and operate below current cost structures.

     The company's services include: financial reporting systems, general agency management, quality improvement programs, receivables financing, and business development. In addition, a complete management information system is available on a leased basis. This system is proprietary to Amedisys and gives the agency a single entry system which integrates payroll and general ledger with the general accounting system, reports clinical data and meets Medicare guidelines for reporting, billing and collections. This division also offers consulting services and educational seminars which provide continuing educational units for medical personnel.

BILLING AND REIMBURSEMENT

     Revenues generated from the company's home health care services are paid by private insurance carriers, managed care organizations, individuals, Medicare, Medicaid and other local health insurance programs. Medicare is a federally funded program available to persons with certain disabilities and persons aged 65 or older. Medicaid, a program jointly funded by federal and state governments, and other local governmental health care programs, is designed to pay for certain health care and medical services provided to low income individuals without regard to age. Home health care management services are paid through a contractual agreement between the company and the client home health care agency. The company has several statewide contracts for negotiated fees with insurers and managed care organizations.

     The company submits all Medicare claims to a single insurance company acting as a fiscal intermediary for the federal government. The Medicaid system in Texas follows similar reimbursement guidelines. The state of Louisiana adopted a fee-for-service payment method in 1995. Physician management fees are collected directly from managed practices and networks. Outpatient surgery fees are collected from commercial insurance systems, managed care organizations, Medicare and Medicaid programs and individuals.


MEDICARE REIMBURSEMENT REDUCTIONS AND RELATED RESTRUCTURING

     As of June 30, 1998, the company derived 37% of its revenues from the Medicare system. In 1997, Congress approved the Balanced Budget Act of 1997 (the "Budget Act"). The Budget Act established an interim payment system (the "IPS") that provided for the lowering of reimbursement limits for home health visits. For cost reporting periods beginning on or after October 1, 1997, Medicare-reimbursed home health agencies will have their cost limits determined as the lesser of (i) their actual costs, (ii) cost limits based on 105% of median costs of freestanding home health agencies, or (iii) an agency-specific per-patient cost limit, based on 98% of 1994 costs adjusted for inflation. The new IPS cost limits will apply to the company for the cost reporting period beginning January 1, 1998. During the three months ended December 31, 1997, various regulations and interpretations of the Budget Act were published which enabled the company to calculate the potential impact on reimbursement of the new IPS cost limits. Additionally, on March 31, 1998, the government released its final determination and definitions of the new IPS cost limits. Management's analysis, without giving effect for any cost reductions, estimated the aggregate reduction in reimbursement in 1998 to exceed $8.0 million for certain of the company's Medicare-certified nursing agencies. Management is reviewing potential cost reductions to decrease the estimated impact of the IPS.

     The Budget Act also provided for a 25% reduction in home oxygen reimbursement from the 1997 fee schedule effective January 1, 1998 and a further reduction of 5% effective January 1, 1999. Compounding these reductions was a freeze on consumer price index increases in oxygen reimbursement rates until the year 2003. Additionally, due to the above reimbursement changes affecting home health agencies, the company's main referral sources for its durable medical equipment business have decreased, as well as the referrals the company anticipated capturing from its existing agencies. These changes may result in a significant impact on the profitability of these services.

     Based upon management's determination of the expected impact of these changes in reimbursement on future cash flows, goodwill was written down by $835,000 during the three months ended December 31, 1997, as required under Statement of Financial Accounting Standard No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of". This write-down is reflected in the accompanying consolidated statements of operations for the year ended December 31, 1997.

DATA PROCESSING

     The company maintains central computerized management information systems including payroll, billing and other administrative functions at its corporate headquarters. The information systems department has devised programs for computerized scheduling, as well as a personnel system which monitors personnel recruitment, evaluations and benefits. The information system also monitors client utilization data.

     The company has a proprietary home health care software program which features a single entry system that allows data to flow through accounting, general ledger, payroll and billing and meet the extensive cost reporting requirements for Medicare reimbursement of home health care services. It also provides clinical documentation for prospective pay and tracking of clinical outcome results.

     Each regional office site is linked electronically to the corporate accounting and information systems. This feature allows management to monitor daily business activities and produce management reports. The system promotes accuracy in payroll and business systems and controls the daily pay system for field nurses in staffing.

QUALITY CONTROL AND IMPROVEMENT

     As a medical service business, the quality and reputation of the company's personnel and operations are critical to its success. The company has implemented quality assurance programs as well as policies and procedures in its divisions at both the corporate and regional levels. The company strives to meet guidelines set forth by the Joint Commission on Accreditation of Health Care Organizations, as well as state and federal guidelines for Medicare and Medicaid licensure.

     The company maintains an active quality improvement team who make periodic on-site inspections of regional offices to review systems and operations. An educational division is also part of quality assurance operations and conducts educational and training sessions at regional sites, as well as disseminating continuing education materials to regional offices.

CORPORATE COMPLIANCE PROGRAM

     The company has recently begun to formalize a Corporate Compliance Program. The increasing complexity of the health care industry has driven the company to adopt a program to assure that adequate systems are in place to facilitate ethical and legal conduct. The laws and regulations affecting the industry and reimbursement policies vary among each individual payor. In additional to these regulations, the company must adhere to the guidelines established by the Office of Inspector General. Being accustomed to operating in a highly regulated environment, the company has a large number of policies, procedures, and practices designed to ensure that the activities of the employees and the company as a whole are in full compliance with relevant laws, standards, and federal reimbursement guidelines.

RECRUITING AND TRAINING

     The company's Human Resource Department coordinates recruiting efforts for corporate and field personnel. Employees are recruited through newspaper advertising, professional recruiters, the company's web page, networking and word-of-mouth referrals. The company believes it is competitive in the industry and offers its employees upward mobility, health insurance, an Employee Stock Option program, an Employee Stock Purchase Plan, a 401K plan, and a cafeteria plan.

     Uniform procedures for screening, testing and verifying references, including criminal checks where appropriate, have been established. All employees receive a formalized orientation program, including familiarization with the company's policies and procedures.

     Continuing professional education and training programs are offered through the Amedisys Institute, and advanced professional certifications are encouraged and often underwritten by the company.

GOVERNMENT REGULATION

     The company's home health care business is highly regulated by federal, state and local authorities. Regulations and policies frequently change and the company monitors changes through trade and governmental publications and associations. Managers participate on various licensing and association boards. As a provider of services under the Medicare and Medicaid programs, the company is subject to the various "anti-fraud and abuse" laws, including the federal health care programs anti-kickback statute. This law prohibits any offer, payment, solicitation or receipt of any form of remuneration to induce the referral of business reimbursable under a federal health care program or in return for the purchase, lease, order, arranging for, or recommendation of items or services covered by any such program. (Federal health care programs or any health care plans or programs that are funded by the United States (other than certain federal employee health insurance benefits) and certain state health care programs that receive federal funds under various programs, such as Medicaid.) A related law forbids the offer or transfer of any item or service for less than fair market value, or certain waivers of copayment obligations, to a beneficiary of Medicare or a state health care program that is likely to influence the beneficiary's selection of health care providers. Violations of the anti-fraud and abuse laws can result in the imposition of substantial civil and criminal penalties and, potentially, exclusion from furnishing services under any federal health care programs. In addition, the states in which the company operates generally have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers where they are designed to obtain the referral of patients to a particular provider.

     Congress adopted legislation in 1989, known as the "Stark" Law, that generally prohibits a physician ordering clinical laboratory services for a Medicare beneficiary where the entity providing that service has a financial relationship (including direct or indirect ownership or compensation relationships) with the physician (or a member of his immediate family), and prohibits such entity from billing for or receiving reimbursement for such services, unless a specified exemption is available. Additional legislation became effective as of January 1, 1993 known as "Stark II," that extends the Stark Law prohibitions to services under state Medicaid programs, and beyond clinical laboratory services to all "designated health services," including home health services, durable medical equipment and supplies, and parenteral and enteral nutrients, equipment, and supplies. Violations of the Stark Law may also trigger civil monetary penalties and program exclusion. Pursuant to Stark II, physicians who are compensated by the company are prohibited from making referrals to the company, and the company will be prohibited from seeking reimbursement for services rendered to such patients unless an exception applies. Several of the states in which the company conducts business have also enacted statutes similar in scope and purpose to the federal fraud and abuse laws and the Stark Laws.

     Various federal and state laws impose criminal and civil penalties for making false claims for Medicare, Medicaid or other health care reimbursements. The company believes that it bills for its services under such programs accurately. However, the rules governing coverage of, and reimbursements for, the company's services are complex. There can be no assurance that these rules will be interpreted in a manner consistent with the company's billing practices.

     In May 1995, the federal government instituted Operation Restore Trust, a health care fraud and abuse initiative focusing on nursing homes, home health care agencies and durable medical equipment companies located in New York, Florida, Illinois, Texas and California, the five states with the largest Medicare populations. The purpose of this initiative is to identify fraudulent and abusive practices such as billing for services not provided, providing unnecessary services and making prohibited referral payments to health care professionals. Operation Restore Trust has been responsible for significant fines, penalties and settlements. Operation Restore Trust was recently expanded to cover twelve additional states for the next two years. The program was also expanded to include reviews of psychiatric hospitals, certain independent laboratories and partial hospitalization benefits. Further, there are plans eventually to apply the program's investigation techniques in all fifty states and throughout the Medicare and Medicaid programs. One of the results of the program has been increased auditing and inspection of the records governing reimbursement and other issues. Specifically, the government plans to double the number of comprehensive home health agency audits it performs each year (from 900 to 1800) and also to increase the number of claims reviewed by 25.0% (from 200,000 to 250,000). In general, the application of these anti-fraud and abuse laws is evolving.

     During 1997, the home health care industry experienced several significant regulatory and reimbursement changes. In February 1997, the Health Care Finance Administration ("HCFA") announced that it intended to implement mileage limitations restricting the distance between a nursing agency's principal office and it branches. During 1998, as a result of a moratorium on new Medicare provider numbers announced by President Clinton, HCFA imposed a delay in permitting branch office transfers.

     Congress has also recently adopted a per-beneficiary limit on reimbursement for nursing services based upon historical cost, and on March 31, 1998, published regulations which set forth the national and regional medians on which such limits will be based, but has not published regulations determining the provider specific per-beneficiary limits. The company believes that the per-beneficiary limits will have an adverse effect on the company's Medicare nursing operations.

     Other regulatory changes have reduced the level of reimbursement available to the company. On January 2, 1998, HCFA published final Medicare nursing per-visit cost limitation guidelines which reduce per-visit cost limitations for the company by approximately 18%-20% for 1998. Also, regulations effective
February 1, 1998, eliminate venipuncture as a covered service Medicare nursing visits, which will materially reduce the company's Medicare nursing revenues.

     Recent other amendments affecting Medicare also require: (1) the imposition of more stringent limits on reimbursable home health care costs; (2) the establishment of a prospective payment system for home health care services to be implemented in late 1999; (3) the separation of home health care services into two distinct benefits under Medicare Part A and Medicare Part B; (4) requiring billing by location of service rather than by location of the home health care agency's headquarters; and (5) the establishment of guidelines for the frequency and duration of reimbursable home health visits. Such provisions may adversely affect reimbursement for Medicare home health services over the next several years.

     Recent Department of Health and Human Services ("DHHS") rule making proposals affecting the home health care industry include: (i) a rule which would revise Medicare's Conditions of Participation that home health agencies must meet in order to participate in the Medicare program, and require that all home health care agencies conduct background investigation of their employees;
(ii) a rule that would require home health care agencies to use standard measurements of the quality and outcomes of patient care; and (iii) regulations that require home health agencies to obtain surety bonds in order to continue to participate in the Medicare nursing program. DHHS is expected to publish final rules in these areas. The company believes that is has the capacity to comply with changes in such rules.

     The company's home health care subsidiaries are certified by HCFA and are therefore eligible to receive reimbursement for services through the Medicare system. Home health care offices have licenses granted by the health authorities of respective states. Texas and Louisiana do not currently require a Certificate of Need which some states require to establish a home health care agency. Texas requires licensure and currently new licenses are being issued. In both states, each location must be licensed and service areas are determined by the state legislatures. Currently JCAHO accreditation of home health care agencies is voluntary. However, Managed Care Organizations ("MCO's"), use JCAHO accreditation as a minimum standard for regional and state contracts.

     Ambulatory surgery centers require a Certificate of Need in some states and are regulated by state and federal guidelines, as well as Medicare standards. While accreditation is not mandatory, the majority of managed care companies will only contract with accredited centers. All of the company's ambulatory surgery centers have been accredited by the Accreditation Association for Ambulatory Health Care ("AAAHC").

     The company strives to comply with all federal, state and local regulations and has satisfactorily passed all federal and state inspections and surveys.
The ability of the company to operate properly will depend on the company's ability to comply with all applicable healthcare regulations.

COMPETITION

     The company's services are provided by a number of local, regional and national companies and are highly competitive. Unlike the company, many of these competitors do not offer the continuum of care and/or do not have the geographical coverage to secure contracts with many of the payors. Home health care providers compete for referrals based primarily on scope and quality of services, geographic coverage, pricing, and outcomes data.

     The company believes its favorable competitive position is attributable to its reputation for nearly two decades of consistent, high quality care; its broad menu of services; its state-of-the-art information management systems; and its widespread service network.

SEASONALITY

     The demand for the company's services are not typically influenced by seasonal factors.

EMPLOYEES

     As of June 30, 1998, the company had approximately 615 full-time employees, excluding part time field nurses and other professionals in the field. Full time employees include 12 Administrative Group Members consisting of product line presidents and operational support personnel. The balance of the full time employees include regional administrators, branch managers, general branch managers, business development personnel, clerical support staff, clinical field staff, information systems personnel, and accounting personnel.

     All management and business development personnel are salaried. The company complies with the Fair Labor Standards Act in establishing compensation methods for its employees. Select positions within the company are deemed to be bonus eligible based on the achievement of pre-determined budget criteria. The company sponsors and contributes toward the cost of a group health insurance program for its eligible employees and their dependents. The group health insurance program is self-funded by the company; however, there is an aggregate stop loss policy in place to limit the liability for the company. The company also provides a group term life insurance policy and a long term disability policy for eligible employees. In addition, the company offers a 401K retirement plan and encourages all of its eligible employees to participate. The company has a Cafeteria 125 plan in place as well.

     The company believes its employee relations are good. It successfully recruits employees and many of its employees are shareholders.


INSURANCE

     The company maintains casualty coverages for all of its operations, including professional and general liability, workers' compensation, automobile, property, and fiduciary liability. The insurance program is reviewed periodically throughout the year and thoroughly on an annual basis to insure adequate coverage is in place. The company is approved through the State of Louisiana to self-insure its workers' compensation program. All other states are covered on a fully insured basis through "A+" rated insurers. All of the company's employees are bonded. The company is self-insured for its employee health benefits.


PROPERTY

     The company presently leases approximately 23,850 square feet for its corporate office located at 3029 South Sherwood Forest Boulevard, Baton Rouge, Louisiana. The lease provides for a basic monthly rental rate of approximately $11 per square foot through the expiration date on September 30, 2002. The company has an aggregate of 109,257 square feet of leased space for regional offices pursuant to leases which expire between November 1998 and August 2005. Rental rates for these regional offices range from $9 per square foot to $22 per square foot with an average of $13 per square foot, which terms and rates the company believes to reflect market values. Some lease rates include utilities. The company believes its facilities to be adequate for its current needs.

     The company presently operates four ambulatory surgery centers, three located in Texas and one in Louisiana. These centers occupy an aggregate of 47,304 square feet. Of the total square footage occupied by ambulatory surgery centers, 35,304 square feet are leased, and the balance is owned. The company believes the terms and lease rates reflect current market values. Space in the ambulatory surgery centers encompasses fifteen surgical suites, pre-op and post-op areas, business offices, consultation, and waiting areas. The ambulatory surgery centers are equipped with modern technology and equipment to perform surgery, laboratory studies and limited diagnostic testing. Construction has recently begun on a fifth surgery center located in Lafayette, LA, with a projected opening of March, 1999.

     The following is a list of the company's offices. Unless otherwise indicated, the company has one office in each city.


     FLORIDA (1)          MISSISSIPPI (1)         TEXAS (9)

     St. Petersburg       Jackson                 Austin
                                                  Dallas (2)
     LOUISIANA (16)                               Houston(2)
     Alexandria                                   Longview
     Baton Rouge (4)      NORTH CAROLINA (1)      Nederland
     Covington            Morrisville             Pasadena
     Hammond (2)                                  San Antonio
     Harahan
     Lafayette            OKLAHOMA (7)            TENNESSEE (1)
     Lake Charles         Ada
     LaPlace              Gore                    Bristol
     Metairie             Oklahoma City (2)
     Monroe               Stilwell                SOUTH CAROLINA (1)
     Prairieville         Tahlequah               Columbia
     Shreveport           Tulsa

LEGAL PROCEEDINGS


     From time to time, the company and its subsidiaries are defendants to lawsuits arising in the ordinary course of the company's business. While the outcome of these lawsuits cannot be predicted with certainty, management believes that the resolution of these matters will not have a material adverse effect on the company's financial condition or results of operations.

MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     From August 1994 through August 1997, the company's common stock traded on the Nasdaq Small Cap Market. From August 1997 until September 1998, the company has been traded on the Nasdaq National Market. On September 28, 1998, the company was notified by Nasdaq that its common stock would be traded on the OTC Electronic Bulletin Board under the symbol AMED. The company's common stock previously traded on the Nasdaq National Market, however, it failed the net tangible asset requirement and was de-listed. The market for the company's common stock is highly illiquid, sporadic and volatile.

     As of October 22, 1998, there were approximately 147 holders of record of the company's common stock and the company believes there are approximately 980 beneficial holders. The company has not paid any dividends on its common stock, and expects to retain any future earnings for use in its business development.

     The following table provides the high and low prices of the company's common stock during 1996 and 1997 and the first two quarters of 1998 as quoted by Nasdaq. Such quotations reflect inter-dealer prices, without retail mark up, mark down or commission, and may not represent actual transactions.

                                         HIGH         LOW
                                         ----         ---
               4/th/ Quarter  1996       8 1/2        4 1/2
               1/st/ Quarter  1997       7 7/8        4 3/8
               2/nd/ Quarter  1997       7 1/4        4 5/8
               3/rd/ Quarter  1997       7 1/4        4 5/16
               4/th/ Quarter  1997       7            4 5/16
               1/st/ Quarter  1998       5 3/16       3 13/16
               2/nd/ Quarter  1998       4 1/2        3 13/16

SELECTED FINANCIAL DATA

     The following table sets forth certain historical data relating to the company. For the years of 1994, 1995, 1996, and 1997, the data was derived from audited consolidated financial statements. Data for the year of 1993 is unaudited, but in the opinion of management, presents fairly the financial condition and results of operations for this period.





                 SELECTED HISTORICAL STATEMENT OF INCOME DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 1997          1996        1995/(1)/     1994/(1)/     1993/(1)/
                              ----------    ----------    ----------    ----------    (UNAUDITED)

Net Service Revenue........   $   54,496    $   46,060    $   37,589    $   28,902    $   22,445
Cost of Service Revenue....       30,641        26,405        22,424        16,996        14,674
                              ----------    ----------    ----------    ----------    ----------

Gross Margin...............       23,855        19,655        15,165        11,906         7,771
General/Administrative
 Expenses..................       24,443        18,511        13,785         9,740         7,204
                              ----------    ----------    ----------    ----------    ----------
Operating Income
 (Loss)....................         (588)        1,144         1,380         2,166           567
Other Income and
 Expense...................         (753)       (1,123)         (238)         (248)          (33)
Income Tax Expense
 (Benefit).................         (382)            3           200            13            39
                              ----------    ----------    ----------    ----------    ----------

Income (Loss) before



 Cumulative Effect of
 Change in Account
 Principle.................         (959)           18           942         1,905           495

Cumulative Effect of
 Change in Accounting
 Principle.................         (235)           --            --            --            --
                              ----------    ----------    ----------    ----------    ----------

Net Income (Loss)..........   $   (1,194)   $       18    $      942    $    1,905    $      495
                              ==========    ==========    ==========    ==========    ==========

Earnings (Loss) per
 Common Share..............       $(0.43)        $0.01         $0.37         $0.75         $0.22
                              ==========    ==========    ==========    ==========    ==========

Weighted Average
Common Shares
Outstanding................    2,735,000     2,575,000     2,570,000     2,525,000     2,285,000
                              ==========    ==========    ==========    ==========    ==========



                             PROFORMA INFORMATION
                               (UNAUDITED)/(1)/


                              1997       1996    1995/(1)/    1994/(1)/    1993/(1)/
                            ---------   ------   ----------   ----------   ----------
Net Income (Loss)
 (Historical)............    $(1,194)    $  18   $      942   $    1,905   $      495

Proforma Adjustments:
Income Taxes on SCC
 Results.................         --        --          191          646          155
                             -------     -----   ----------   ----------   ----------

Proforma Net Income
 (Loss)..................    $(1,194)    $  18   $      751   $    1,259   $      340
                             =======     =====   ==========   ==========   ==========
  Proforma Earnings
   (Loss)/Common Share...    $ (0.43)    $0.01   $     0.29   $     0.50   $     0.15
                             =======     =====   ==========   ==========   ==========

                              BALANCE SHEET DATA

                         1997       1996     1995/(1)/    1994/(1)/     1993/(1)/
                       -------    -------    ---------    ---------    (UNAUDITED)

Total Assets........    $22,870    $16,858   $   11,537   $    9,160   $    7,190

Total Long-term
 Obligations........    $ 3,129    $ 3,223   $    1,490   $    1,537   $      642

Total Convertible
 Preferred Stock....    $     1   $          $            $            $       --
                                        --           --           --

---------------------------
(1) Surgical Care Centers of Texas, LC ("SCC"), acquired on June 30, 1995, was a limited liability company. Prior to the transaction with Amedisys, the individual owners were responsible for all income taxes and no income tax expense was recorded on SCC through June, 30, 1995.

SUPPLEMENTARY FINANCIAL INFORMATION

Inapplicable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere herein.



GENERAL

     The company is a fully integrated provider of outpatient health services and operates in two basic industry segments: alternate-site provider services and management services operations. The company's alternate-site provider segment includes the following services: alternate-site infusion therapy, ambulatory surgery centers and home health care nursing. Its management services operations encompass: home health care management, software systems, and physician support services.

     Gross revenue is recorded on an accrual basis based upon the date of service at amounts equal to the company's established rates or estimated cost reimbursement rates, as applicable. Allowances and contractual adjustments representing the difference between the established rates and the amounts estimated to be payable by third parties are also recorded on an accrual basis and deducted from gross revenue to determine net service revenues.

     Reimbursement for home health care nursing services to patients covered by the Medicare program is based on cost reimbursement rates. Final reimbursement is determined after submission of annual cost reports and audits thereof by the fiscal intermediaries. Effective October 1, 1997, home health cost limits were reduced and per beneficiary limits were established which may serve to reduce payments to home health care nursing providers in the future. Additional proposed regulations are expected to change the payment methodology for home health care nursing providers to Medicare patients from a cost based reimbursement system to a prospective payment system in the future.

     Based upon management's determination of the expected impact of these changes in reimbursement on future cash flows, goodwill was written down by $835,000 during the three months ended December 31, 1997, as required under Statement of Financial Accounting Standard No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of." This write-down is reflected in the accompanying consolidated statements of operations.

     During the fourth quarter of 1997, the company also changed its accounting policy relating to start-up costs. Prior to this change, costs incurred to establish regional offices prior to beginning services were capitalized as other assets and amortized over a five-year period based on accepted industry practice and applicable Medicare regulations. Provisions of a proposed statement of position ("SOP") expected to be issued by the American Institute of Certified Public Accountants ("AICPA") in the second quarter of 1998 will require the write-off of any start-up costs remaining on the balance sheet and expensing of all start-up costs incurred in the future. The company chose to expense such costs in 1997 to more properly reflect these costs as ongoing costs of expanding the company's services.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items included in the company's consolidated statements of operations as a percentage of net revenues:

                                                              YEARS ENDED DECEMBER 31,
                                                              1995      1996      1997
Net services revenues.....................................   100.00%   100.00%   100.00%
Costs of service revenues.................................    56.23     57.33     59.66
                                                             ------    ------    ------
Gross margin..............................................    43.77     42.67     40.34
General and administrative expenses:
  Salaries and benefits...................................    23.21     22.42     17.91
  Other...................................................    21.64     17.77     18.76
                                                             ------    ------    ------
Total general and administrative expenses.................    44.85     40.19     36.67
Operating Income (Loss)...................................    (1.08)     2.48      3.67
Other Income and expense..................................    (1.38)    (2.43)    (0.63)
                                                             ------    ------    ------
Net income (loss) before taxes and cumulative effect of
 change in accounting principle...........................    (2.46)     0.05      3.04
Income tax expense (benefit)..............................    (0.70)     0.01      0.53
                                                             ------    ------    ------
Net income (loss) before cumulative effect of change in
 accounting principle.....................................    (1.76)     0.04      2.51
Cumulative effect of change in
 accounting principle.....................................    (0.43)       --        --
                                                             ------    ------    ------

YEARS ENDED DECEMBER 31, 1997 AND 1996

Net Service Revenues

     For the year ended December 31, 1997 and the year ended December 31, 1996, the company's revenues increased to $54,496,000 from $46,060,000, an 18% increase. This change is primarily attributable to increased revenues in the management services line.

     Provider services net revenues increased to $32,104,000 in 1997 from $30,126,000 in 1996, an increase of 7%. The increase is primarily attributed to continued growth in home health care nursing as well as a full year of operations for St. Luke's SurgiCenter. Home medical equipment was added as a product line in August 1997 with revenues of $465,000.

     Management services net revenues increased to $22,392,000 in 1997 from $15,934,000 in 1996, an increase of 41%. This increase is primarily attributed to growth in staffing/professional services and home health care management. Staffing/professional services revenues increased by 38% to $17,292,000 in 1997 from $12,538,000 in 1996. The increase in staffing services is attributed to placement of private duty nursing, as well as the stabilization of hospital consolidations in the markets the company services. Home health care management revenues increased due to agencies seeking solutions to the expected changes in Medicare reimbursement.

Cost of Service Revenues

     Cost of service revenues include all costs directly associated with the generation of net revenues, including salaries and employee benefits and medical supply costs. In 1997, cost of service revenues increased 16% to $30,641,000 from $26,405,000 in 1996. As a percentage of net service revenues, cost of service revenues decreased from 57% in 1996 to 56% in 1997. This decrease is primarily a result of increased revenues in the home care management and outpatient surgery divisions, which have lower direct costs.


General and Administrative Expenses

     General and administrative expenses increased to $24,443,000 or 45% of revenue in 1997 compared to $18,511,000 or 40% of revenue in 1996. This increase is attributed to writeoff of previously recorded goodwill, increased expenses resulting from the growth in the outpatient surgery division as well as increased overhead expenses resulting from the development of the infusion therapy division. Start-up costs related to the development of this new division of $299,000 were expensed as incurred. The company also developed an Employee Stock Ownership Plan (ESOP) for the home health care division with accrued contributions of $721,000 for 1997.

Other Income/Expense

     Other income/expense decreased from ($1,178,000) in 1996 to ($962,000) in 1997. This decrease is primarily attributed to a one-time charge to earnings in 1996 of $623,000 related to merger discussions with Complete Management, Inc. ("CMI"), offset by additional interest expense incurred in 1997.

Net Income (Loss)

     Net loss for 1997 was ($1,194,000) or ($0.43) per share as compared to net income of $18,000 or $.01 per share for 1996.


YEARS ENDED DECEMBER 31, 1996 AND 1995

Net Service Revenues

     For the year ended December 31, 1996 and the year ended December 31, 1995, the company's revenues increased to $46,060,000 from $37,589,000, a 23% increase. This change is primarily attributable to increased revenues in the provider services line.

     Provider services net revenues increased to $30,126,000 in 1996 from $21,232,000 in 1995, an increase of 42%. This increase is primarily attributed to continued expansion of home health care nursing and growth in outpatient surgery. Home health care nursing increased 46% from $17,892,000 in 1995 to $26,057,000 in 1996. This increase resulted from expanding market share in existing offices, opening branch offices, and increasing the scope of services and the physician referral base.

     Management services net revenues decreased to $15,934,000 in 1996 from $16,357,000 in 1995, a decrease of 3%. This decrease is mainly attributable to changes in the staffing/professional services division where revenues were $12,538,000 in 1996 compared to $13,774,000 in 1995, a 9% decrease. The majority of this decrease is the result of hospitals utilizing internal staffing pools.

Cost of Service Revenues

     Cost of service revenues increased 18% to $26,405,000 in 1996 from $22,424,000 in 1995. As a percentage of net revenues, cost of service revenues decreased from 60% in 1995 to 57% in 1996. This decrease is primarily attributed to significant growth in the home health care nursing and outpatient surgery divisions, which have lower direct costs.

General and Administrative Expenses

     General and administrative expenses increased to $18,511,000 or 40% of revenue in 1996 compared to $13,785,000 or 37% of revenue in 1995. The increase is attributable to the expansion of the outpatient surgery division and increased revenues in the home health care nursing division. As revenues increased in the home health care nursing division, expenses also increased due to the cost reimbursement method of home health care payments from the Medicare system. General and administrative expenses also increased due to the addition of three senior managers and additional personnel to enhance the information system.

Other Income/Expense

     Other income/expense increased to ($1,178,000) in 1996 from ($250,000) in 1995, a 371% increase. This increase is mainly attributable to a one-time charge to earnings of $623,000. The charge was taken as a result of merger discussions with CMI, a New York based provider of physician practice management services. During discussions with the management of CMI, company management decided to write off certain investments. These investments consisted primarily of advances made to develop a proposed managed care organization and certain non-operating equipment believed to have no realizable value to future operations. The discussions with CMI began with a signed letter of intent in October 1996 and were terminated in March 1997 because the companies could not agree on terms.

Net Income

     Net income decreased to $18,000 or $.01 per share for 1996 from $942,000 or $.37 per share in 1995 mainly attributable to the one-time charge to earnings of $623,000.

LIQUIDITY AND CAPITAL RESOURCES

     The company's current capital resources are sufficient to fund current operations for the foreseeable future. However, the company's business strategy is to pursue the acquisition of complimentary business and expand current operations which would increase its capital requirements. The timing, size and success of the company's acquisition and expansion efforts and the associated capital commitments cannot be readily predicted. The company currently intends to finance future acquisitions by using shares of its common stock for a portion of the consideration to be paid. In the event that the common stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept common stock as part of the consideration for the sale of their businesses, the company may be required to utilize more of its cash resources. If the company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional equity or debt financing. Except for current lines of credit, the company has no firm commitment for additional financings or borrowings.

     At December 31, 1997, the company had revolving bank lines of credit of $5,500,000 and $750,000 bearing interest at bank prime plus 1.5% and bank prime plus 1%, respectively. Subsequent to year end, the $5,500,000 line of credit was increased to $7,500,000 for 120 days. At December 31, 1997, approximately $440,000 was unused under these lines of credit. These lines of credit are collateralized by 80% of eligible receivables in the staffing and outpatient surgery divisions and 75% in the home health care nursing division. Eligible receivables are defined principally as trade accounts that are aged less than 90 days for the staffing and outpatient surgery divisions and 120 days for the home health care nursing division. The line of credit is subject to certain covenants, including a monthly borrowing base, a debt service coverage ratio, and a leverage ratio. The company was not in compliance with the debt service coverage ratio requirement at December 31, 1997, which default was waived by the bank through June 30, 1998. The company was not in compliance with the leverage ratio covenant at December 31, 1996, which default was waived by the bank. The loan agreement was subsequently amended to increase the leverage ratio requirement from 2.5 to 1 to 3.0 to 1, which the company complied with as of December 31, 1996.

     Net cash used by operating activities decreased from ($1,937,000) in the year ended December 31,1996 to ($141,000) in the year ended December 31,1997. The change was due to certain cash amounts related to the statutory requirements of FutureCare being restricted at December 31, 1996 and unrestricted at December 31, 1997 when petition for dissolution had been filed. Net cash used in investing activities decreased from ($2,713,000) in the year ended December 31, 1996 to ($1,241,000) in the year ended December 31, 1997. This decrease is attributed to a decrease in the fixed asset acquisitions in the current period.

     Net cash provided by financing activities increased from $3,883,000 in the year ended December 31, 1996 to $5,349,000 in the year ended December 31, 1997. This increase is primarily attributed to a private placement of 400,000 shares of $.001 par value convertible preferred stock pursuant to Regulation D of the Securities Act of 1933 at $10 per share for gross proceeds of $4 million.

     At December 31, 1997, the company had working capital of $3,137,000 and stockholders equity of $8,274,000. The company's ratio of total liabilities to equity at December 31, 1997 was 1.8 to 1.0.

INFLATION

     The company does not believe that inflation has had a material effect on its results of operations for the twelve months ended December 31, 1997. The company expects that any increase in costs attributable to inflation in the future would be offset by an increase in fees charged for services.

YEAR 2000 COMPLIANCE ISSUES

     The company is currently evaluating its entire operation as a result of potential problems associated with Year 2000. A task force has been established within the company to evaluate all areas for compliance issues and develop correction plans if necessary. Some internal areas and processes being evaluated include initial charge entry through billing and collections; accounts payable invoice receipt through processing and payment; bank processing of receipts and disbursements; computer hardware and software functionality; and time and/or date-sensitive office and medical equipment functionality. At present, the company does not anticipate any material disruption in its operations or significant costs to be incurred to attain compliance. There can be no assurance, however, that the company will identify or adequately assess all aspects of the business that may be affected. Due to this uncertainty, a contingency plan will be developed as each area is evaluated to minimize any negative impact to the company. The company is in the process of soliciting information concerning the Year 2000 compliance status of its payors (including the Medicare and Medicaid governmental programs), suppliers, and customers. In the event that any of the company's significant payors, suppliers, or customers do not successfully and timely achieve Year 2000 compliance, the company's business and/or operations could be adversely affected.

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1997, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board ("FASB") reached a consensus on Issue 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." The guidance in Issue 97-2 applies to contractual management relationships between physician practices in which the management entity does not own a majority of the outstanding voting equity instruments of the physician practice. The guidance in the issue is effective for the year ended December 31, 1998 for arrangements existing at November 20, 1997 and immediately for transactions occurring after November 20, 1997, and is not expected to have any material impact on the company's financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

     None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Inapplicable.



DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers of the company are as follows:

Name                     Age   Capacity
----------------------   ---   --------

William F. Borne          40   Chief Executive Officer

Ronald A. LaBorde         41   Director

Jake L. Netterville       60   Director

David R. Pitts            58   Director

Peter F. Ricchiuti        41   Director

James P. Cefaratti        55   President, Chief Operating Officer and Secretary

Mitchel G. Morel          38   Chief Financial Officer

Cindy L. Doll             37   Vice President of Human Resources

Larry R. Graham           32   Senior Vice President of Operations

Michael D. Lutgring       28   General Counsel

Joann B. Rushing          47   Executive Vice President
----------------

     William F. Borne founded the company in 1982 and has served as chief executive officer and a director since that time. In 1988, Mr. Borne also founded and served as president and chief executive officer of Amedisys
Specialized Medical Services, Inc. until June 1993.   Mr. Borne also founded and
served as chief executive officer of Amedisys Staffing Services, Inc. and Amedisys Nursing Services, Inc.

     Ronald A. LaBorde has been a director of the company since 1997. Since 1995, Mr. LaBorde has served as the president and chief executive officer of Piccadilly Cafeterias, Inc. Mr. LaBorde has been a member of the Piccadilly Cafeterias, Inc. board of directors since 1992. Prior to 1995, Mr. LaBorde held various executive positions with Piccadilly Cafeterias, Inc. including executive vice president and chief financial officer from 1992 to 1995, executive vice president, corporate secretary and controller, from 1986 to 1992 and vice president and assistant controller from 1982 to 1986. Mr. LaBorde is a certified public accountant.

     Jake L. Netterville has been a director of the company since 1997. Mr. Netterville is the managing director of Postlethwaite & Netterville, A Professional Accounting Corporation, one of the largest privately held accounting firms in Louisiana. Mr. Netterville has held that position since 1977. Mr. Netterville is a Certified Public Accountant and has served as chairman of the board of the American Institute of CPAs, the highest national office in the accounting profession. Mr. Netterville is a permanent member of the American Institute of CPAs' Governing Council. Mr. Netterville serves as a member of the board of directors of the Wall Street Deli, a Nasdaq listed company, and Catalyst Vidalia Corporation. Mr. Netterville holds a B.S. in accounting from Louisiana State University.

     David R. Pitts has been a director of the company since 1997. Mr. Pitts is the president and chief executive officer of Pitts Management Associates, Inc., a national hospital and healthcare consulting firm. Mr. Pitts has over thirty-five years' experience in hospital operations, healthcare planning and multi-institutional organization, and has served in executive capacities in a number of hospitals, multi-hospital systems, and medical schools. Since 1984, Mr. Pitts has served as president and chief executive officer of HSLI, Inc., a company managing self-insured trusts and providing insurance consulting services
to corporations.   Mr. Pitts serves as a director of Union Planters Bank of
Louisiana. Mr. Pitts holds a B.S. degree in management and economics at Ohio State University and Masters degrees in both hospital administration and public administration at the University of Minnesota.

     Peter F. Ricchiuti has been a director of the company since 1997.   Mr.
Ricchiuti has been Assistant Dean and Director of Research at Tulane University's A.B. Freeman School of Business since 1993, and an adjunct professor of finance at Tulane since 1986. From 1993 to 1996, Mr. Ricchiuti was the assistant dean and director of Career Development and Placement at the A.B.
Freeman School of Business at Tulane.   From 1988 to 1993 Mr. Ricchiuti was
assistant state treasurer and chief investment officer for the Department of the Treasury, State of Louisiana. Mr. Ricchiuti is a member of the board of trustees for WYES-TV, the public broadcasting station in New Orleans, Louisiana. Mr. Ricchiuti holds a B.S. degree from Babson College and a MBA from the University of New Orleans.

     James P. Cefaratti has served as president and chief operating officer of
the company since August, 1997, and secretary since April 1998.   Mr. Cefaratti
was president and chief executive officer of Global Vision, Inc. from April 1995 to July 1997. From August 1993 until April 1995, Mr. Cefaratti was a private
investor involved in the purchase and sale of small health care companies.   In
1989, Mr. Cefaratti joined Home Intensive Care, Inc. as president and chief executive officer, until it was sold to W.R. Grace & Co. in June 1993.

     Mitchel G. Morel has served as chief financial officer of the company since June 1994 and also served as vice president of finance from February 1991. Mr. Morel is responsible for directing financial activities and financial reporting
systems of the company.   From October 1989 to January 1991, Mr. Morel served as
comptroller
of Amedisys Staffing Services, Inc., a subsidiary of the company. Mr. Morel has a Bachelor of Science degree in business administration with a major in accounting from Louisiana State University and is licensed as a Certified Public Accountant in the state of Louisiana.

     Cindy L. Doll has served as vice president of human resources of the company since March 1996. From March 1995 until March 1996, Ms. Doll was human resources director of the company. From July 1995 until March 1995 Ms. Doll was the benefits coordinator of the company. From January 1993 until July 1993, Ms. Doll was office manager of MedAmerica, Inc., a subsidiary of the company. Ms. Doll received a Bachelor of Arts degree from University of Pennsylvania.

     Larry R. Graham has served as senior vice president of operations of the company since December 1997. From April 1996 until December 1997, Mr. Graham was vice president, finance of the company. From July 1993 until April 1996, Mr Graham was director of financial services of General Health System. Mr. Graham received a Bachelor of Science degree in business administration from the University of Southern Mississippi.

     Michael D. Lutgring has served as general counsel of the company since November 1997. From October 1996 until November 1997 Mr. Lutgring operated his own law practice. Mr. Lutgring received his Juris Doctorate from Louisiana State University in May 1996.

     Joann B. Rushing has served as executive vice president of the company since October 1997. From June 1995 until June 1997, Ms. Rushing was officer and vice president, marketing and public relations of Global Vision, Inc. From January 1994 until June 1995, Ms. Rushing was executive vice president and partner of Medical Data Resources. From June 1993 until January 1994, Ms. Rushing was an independent consultant with various companies in the health care, manufacturing and retail industries.

     There is no family relationship between or among any executive officers and directors.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the company to the chief executive officer and for all other executive officers whose total annual salary and bonus exceeded $100,000 during 1997. The company maintains a disability insurance policy and life insurance policy on Mr. Borne under which the company is a beneficiary. These policies are pledged as collateral for a bank loan of the company. The named executive officers received perquisites and other personal benefits in amounts less than 10% of their total annual salary and bonus.

                          SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                                   LONG-TERM
                                                 ANNUAL COMPENSATION              COMPENSATION

                                                                       OTHER
                                                                      ANNUAL                     ALL OTHER
                               YEAR       SALARY        BONUS    COMPENSATION/(1)/   OPTIONS   COMPENSATION

William F. Borne
Chief Executive Officer        1997     $ 190,000     $ 20,000       $1,987           34,525         -
                               1996       153,771       20,000            -           35,000         -
                               1995       133,519            -            -            3,250         -

Lynne Shackelford-
 Bernhard/(2)/, President,     1997     $ 100,000     $ 43,649       $3,450           14,644         -
 Amedisys  Resource            1996        90,645       17,500            -           18,500         -
 Management                    1995        78,958            -            -            3,250         -

Mitchel G. Morel,
Chief Financial Officer        1997     $ 100,000     $ 12,500       $1,000           24,128         -
                               1996        87,698       17,500            -           18,500         -
                               1995        84,297            -            -            3,250         -

Charles M. McCall/(2)/
President, Staffing and        1997     $  82,812     $ 33,203       $4,501           13,612         -
Patient Care Services          1996        75,071        5,525            -            9,500         -
                               1995             -            -            -                -         -

-------------------
(1)  Comprised solely of a car allowance.
(2) Ms. Shackelford-Bernhard and Mr. McCall were executive officers for the fiscal year ended December 31, 1997. In April 1998, the board of directors appointed new executive officers and declined to appoint Ms. Shackelford-Bernhard and Mr. McCall as executive officers. Ms. Shackelford-Bernhard remains an employee of the company.



EMPLOYMENT AGREEMENTS

     Except for Messrs. Borne and Cefaratti, none of the officers of the company is subject to an employment agreement. On October 1, 1996, Mr. Borne entered into an employment agreement with the company with a term through December 31, 1997 which provides for successive one-year renewals unless either party gives 30-day written notice of its election not to renew prior to the expiration of the term. The agreement provides for a base salary of $16,666 monthly, which may be adjusted by the Board of Directors, and an annual bonus equal to the greater of (i) 25% of the base salary for the applicable year if the company achieves a 20% or greater increase in its stock price, or (ii) 100% of the base salary for the applicable year if the company's earnings per share is at or above the company's budgeted projection for such year or if the company achieves a 50% or greater increase in its stock price. Mr. Borne is entitled to participate in company benefit plans, receives 20 business days vacation, the use of an automobile with a value of at least $50,000, plus reasonable expenses. Pursuant to the agreement, Mr. Borne has the option to borrow up to $125,000 in the form of a three year loan bearing interest at the company's best borrowing rate, the outstanding balance of which is currently $64,000. In the event of termination of employment for death or disability, Mr. Borne shall be entitled to payment of salary and bonus for the lesser of one year or the remaining term under the agreement. In the event of termination without cause or if Mr. Borne resigns for good reason he shall be entitled to the payment of the full base salary for the period of one year and an amount equal to the aggregate bonus amount paid to Mr. Borne for the most recently completed calendar year. Additionally, the agreement provides that during its term and for a one-year period thereafter, Mr. Borne shall not compete with the company.

     Effective January 1998, Mr. Cefaratti entered into an employment agreement with the company for the position of president/chief operating officer. The initial term of the agreement is through December 31, 2002, which will be automatically extended for additional five-year terms unless either party provides written notice of termination at least six (6) months prior to the expiration of the initial or extended term. Commencing with the company's 1999 annual meeting of shareholders, the company will use its best efforts to nominate and cause the election of Mr. Cefaratti to the company's board of
directors and its executive committee.   If Mr. Cefaratti is not elected to the
board of directors, he shall be entitled to terminate the agreement.

     The agreement provides for an annual base salary of $250,000 per year and an automatic yearly cash increase on January 1 of the greater of: (1) six percent (6%) or (2) the percentage increase of the Consumer Price Index for Urban Wage and Earning and Clerical Workers (Greater Metropolitan Baton Rouge Area, all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor; or (3) $25,000. In addition, the company's board of directors may grant yearly cash increases in excess of the amount provided for above. On January 1, 1998 and January 1 of each year thereafter, the company shall issue Mr. Cefaratti the number of shares of company common stock which will have a market value equal to fifty percent (50%) of the yearly cash increase. The market value of such yearly stock increase shall be cumulative and added to base salary. Each year thereafter, common stock which represents an accumulation of all previous yearly stock increases shall be issued by the company to Mr. Cefaratti for that portion of the base salary on the first business day of each year. Market value of the common stock issued in connection with the yearly stock increase shall be calculated based upon the closing price per share for the five (5) trading days preceding such date. Mr. Cefaratti shall be entitled to receive a bonus payable within 120 days after the company's fiscal year end and equal to 100% of his base salary in effect at the time the bonus is paid, if the company attains or exceeds the operating income(loss) as presented in the budget approved by the company's board of directors. Operating income shall be calculated using EBITDA, as determined by generally accepted accounting principles.

     On January 1, of each year during the term of the agreement, the company shall grant Mr. Cefaratti options to purchase shares of common stock equal to the greater of (1) one and one-half percent (1 1/2%) of the number of shares of common stock issued by the company during the preceding fiscal year or (2) 30,000 shares. Said options shall vest 100% at the time of grant and shall have a term of ten (10) years from the date of grant. The exercise price shall be the average closing price for the five (5) days prior to the date of grant.

     In the event the company files a registration statement registering its common stock with the SEC under the Act on any form other than S-4 or S-8, the company will give written notice to Mr. Cefaratti at least thirty (30) days prior to the filing of the registration statement. Mr. Cefaratti then has twenty (20) days in which to notify the company of his intention to register any common stock he owns. However, the company will not be required to include any shares of common stock owned by Mr. Cefaratti if the offering is an underwritten public offering, and (1) Mr. Cefaratti does not agree to sell his common stock on the same terms and conditions as to which other common stock is being sold in the offering by the company, (2) the managing underwriter determines and advises the company in writing that the inclusion of such shares of common stock owned by Mr. Cefaratti would jeopardize the success of the offering, and (3) in each case all shares of common stock owned by Mr. Cefaratti which are not included in the offering will be withheld from the market for no longer than three (3) months after the effective date of the registration statement.

     In the event that the company adopts a stock option plan, Mr. Cefaratti shall be eligible to receive grants of stock options under such plan in such amount as determined by the board of directors or any committee thereof. All options granted to Mr. Cefaratti shall have a term of ten (10) years or such lesser term as determined by the specific stock option plan under which options are granted. All options so granted shall vest thirty-three and one-third percent (33 1/3%) at the date of grant and thirty-three and one-third percent (33 1/3%) at the end of each year thereafter, so long as Mr. Cefaratti remains employed by the company and shall continue to vest during any deferred compensation period. Vesting of options shall immediately accelerate upon a change of control. Mr. Cefaratti shall have the right to exercise vested incentive stock options for up to ninety (90) days after termination of the deferred compensation period and non-statutory stock options for up to twelve
(12) months after termination of the deferred compensation period. All other terms of the options shall be subject to and determined by the stock option plan.

     Unless otherwise agreed by Mr. Cefaratti, Mr. Cefaratti's principal place of employment shall be within fifteen (15) miles of the company's executive offices located at 3029 S. Sherwood Forest Boulevard. If Mr. Cefaratti agrees to relocation, the company shall (1) pay all out-of-pocket expenses incurred by Mr. Cefaratti in connection with relocation; (2) if requested by Mr. Cefaratti, purchase his residence at fair market value as determined by a real estate appraisor; and (2) lend Mr. Cefaratti the sum of $100,000 to be used solely for the purchase of a residence, which shall accrue interest at the prime rate as published in The Wall Street Journal and shall be payable in sixty (60) equal installments of principal, plus accrued interest. The loan amount shall be increased as of January 1 of each year during the term of the agreement by the same percentage increase as the base salary.

     Mr. Cefaratti is entitled to the following additional benefits: (1) five
(5) weeks vacation; (2) company car; (3) reimbursement of reasonable travel and other expenses; (4) participation in employee benefit plans; (5) company payment of life insurance premiums, not to exceed $25,000 per year; (6) membership fees and dues in (a) a country club, not to exceed $15,000 per year, subject to adjustment, (b) two business luncheon clubs, (c) airline clubs and (d) one personal credit card; (7) payment by the company of IRS penalties for anything connected with the agreement other than base salary or bonuses; (8) payment for tax preparation and financial planning, not to exceed $1,500 per year, as adjusted; (9) participation in any new or additional compensation concepts or programs for any officer of the company (other than compensation based on sales or other commissions); (10) a one percent (1%) equity ownership interest in each business combination regardless of whether the company is a 100% owner, sponsored by the company and its affiliates (any person controlling, under common control with or controlled by the company) to own, lease or operate health care services which either open for business, or as to which the funds necessary to open for business are raised, during the term of the agreement.

     The company may terminate the agreement for cause, which is defined as:

     (a) a material default or breach by Mr. Cefaratti of any of the provisions of the agreement materially detrimental to the company which is not cured within thirty (30) days following written notice thereof;

     (b) actions by Mr. Cefaratti constituting fraud, embezzlement or dishonesty which result in a conviction of a criminal offense not overturned on appeal;

     (c) intentionally furnishing materially false, misleading, or omissive information to the company's board of directors or any committee thereof, that is materially detrimental to the company;

     (d) actions constituting a breach of the confidentiality of the business and/or trade secrets of the company which is materially detrimental to the company; and

     (e) willful failure to follow reasonable and lawful directives of the company's board of directors, which are consistent with Mr. Cefaratti's job responsibilities and performance which is not cured within thirty (30) days following written notice thereof.

     The company shall have the right to terminate the agreement without cause on ninety (90) days written notice. Mr. Cefaratti may terminate the agreements upon thirty (30) days written notice, after an occurrence of a material default by the company which is not cured within thirty (30) days.

     Mr. Cefaratti may terminate the agreement upon thirty (30) days written notice within eighteen (18) months following the occurrence of a change of control, which is defined as:

     (a)   the acquisition by any person, entity or group within the meaning of
           Section 13(d) or Section 14(d) of the Securities Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange act) of thirty percent (30%) or more of either the then outstanding shares of the company's common stock or the combined voting power of the company's then outstanding voting securities entitled to vote generally in the election of directors, provided, however, the purchase by underwriters in a firm commitment public offering of the company's securities shall not constitute a change of control;

     (b) if the individuals who serve on the company's board of directors as of the commencement date (the incumbent board) cease for any reason to constitute at least a majority of the board of directors; provided, however, any person who becomes a director subsequent to the commencement date, whose election or nomination for election by the company's shareholders was approved by a vote of at least a majority of the directors then compiling the incumbent board, shall for purposes of the agreement be considered as if such person was a member of the incumbent board; or

     (c) approval by the company's stockholders of: (1) a merger, reorganization or consolidation whereby the company's shareholders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities, or (2) liquidation or dissolution of the company, or (3) the sale of all or substantially all of the assets of the company.

     Mr. Cefaratti shall be entitled to receive deferred compensation if his employment is terminated for any of the following: (1) his death; (2) termination by the company without cause; (3) termination by Mr. Cefaratti upon default by the company; (4) termination by Mr. Cefaratti after a change of control; (5) termination by the company pursuant to automatic extension; or (6) termination by Mr. Cefaratti due to lack of board membership. Said deferred compensation shall consist of the greater of: (i) the base salary payments Mr. Cefaratti would have received had his employment continued for the remaining term of the agreement (including yearly cash increases); or (ii) an amount equal to one month's base salary for each $10,000 of total compensation (as hereinafter defined) Mr. Cefaratti received in either (a) the highest of the last five (5) fiscal years of the agreement or (b) an amount equal to 150% of the total base salary (including yearly stock increases) for the previous fiscal year, whichever is greater.

     The agreement provides that during its term and for a two-year period thereafter, Mr. Cefaratti shall not compete with the company.

STOCK OPTIONS

     The company's amended stock option plan provides for the issuance of an aggregate of 1,000,000 shares of common stock upon exercise of options granted pursuant to such amended stock option plan. As of December 31, 1997, options to purchase an aggregate of 957,065 shares were outstanding under the amended stock option plan.

                          1997 STOCK OPTION GRANTS
                          ------------------------
                                                                                       POTENTIAL
                                                                                       REALIZABLE
                                                                                    VALUE AT ASSURED
                                                                                    ANNUAL RATES OF
                                    PERCENT OF                                         STOCK PRICE
                        OPTIONS       TOTAL                                         APPRECIATION FOR
                        GRANTED      OPTIONS      EXERCISE PRICE     EXPIRATION        OPTION TERM
NAME                    (SHARES)     GRANTED       (PER SHARE)          DATE        5%           10%
                                                                                    --           ---
-----------------------------------------------------------------------------------------------------------
William F. Borne         34,525        3.6%            $6.20         Feb 2007      $30,835     $43,071

Lynne Shackelford-       14,644        1.5%            $6.20         Feb 2007      $13,079     $17,269
 Bernhard

Mitchel G. Morel         24,128        2.5%            $6.20         Feb 2007      $21,549     $30,099

Charles M. McCall        13,612        1.4%            $6.20         Feb 2007      $12,158     $16,982



                      AGGREGATED OPTION EXERCISES IN 1997
                          AND YEAR-END OPTION VALUES

                         SHARES
                        ACQUIRED                   NUMBER OF SECURITIES
                           ON         VALUE       UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
        NAME            EXERCISE    REALIZED             OPTIONS                   MONEY OPTIONS/(*)/
---------------------------------------------------------------------------------------------------------
                                                EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                -----------   -------------   -----------   -------------
William F. Borne           -           -          26,425          46,330          $0              $0
Lynne Shackelford-         -           -          14,298          22,096          $0              $0
 Bernhard
Mitchel G. Morel           -           -          17,459          28,419          $0              $0
Charles M. McCall          -           -           7,904          15,408          $0              $0

_____________________
(*) Computed based on the differences between the fair market value and aggregate exercise prices.

STOCK OWNERSHIP

     The following table sets forth, as of October 22, 1998, certain information with respect to the beneficial ownership of the company's common stock by (i) each person known to the company who beneficially owns more than 5% of the company's outstanding common stock, (ii) each director, (iii) all named executive officers, and (iv) all directors and officers as a group:

                                                            SHARES OF               PERCENT OF
                NAME AND ADDRESS/(1)/                     COMMON STOCK                VOTING
                                                                                    POWER/(2)/
  Terra Healthy Living, Ltd.                              861,622/(3)/                  18.4%
  William F. Borne                                        432,359/(4)/                   9.2%
  Lynne Shackelford-Bernhard                               56,606/(5)/                   1.2%
  Mitchel G. Morel                                         39,155/(6)/                    *
  Charles M. McCall                                        33,754/(7)/                    *
  Cindy L. Doll                                             5,687/(8)/                    *
  David Pitts                                               5,000                         *
  Larry R. Graham                                           2,338/(9)/                    *
  Peter F. Ricchiuti                                        2,000                         *
  Ronald A. LaBorde                                         2,000                         *
  Jake Netterville                                          2,000                         *
  Michael D. Lutgring                                         793                         *
  James P. Cefaratti                                           --                         *
  Joann B. Rushing                                             --                         *
  All officers and directors as a group (11 persons)      491,332/(10)/                 10.4%

_____________________________
(*)   Less than one percent.
(1) Each address is the company, except for (i) Terra Healthy Living, Ltd., at Bahnofplatz 9, 8001 Zurich, Switzerland, (ii) David Pitts, at 7946 Goodwood Boulevard, Baton Rouge, LA 70806, and (iii) Peter F. Ricchiuti, Associate Dean, Director of Research, A.B. Freeman School of Business, Tulane University, New Orleans, LA 70118.
(2)   Includes common stock and common stock equivalents.
(3) Includes 861,622 shares of company common stock underlying 380,000 shares series A preferred stock.
(4)   Includes options to purchase 26,425 shares of common stock.
(5)   Includes options to purchase 14,298 shares of common stock.
(6)   Includes options to purchase 17,459 shares of common stock.
(7)   Includes options to purchase 7,904 shares of common stock.
(8)   Includes options to purchase 5,687 shares of common stock.
(9)   Includes options to purchase 2,338 shares of common stock.
(10)  Includes options to purchase 51,909 shares of common stock.

CERTAIN TRANSACTIONS

     In connection with the private placement, Terra Healthy Living, Ltd. purchased 350,000 shares of series A preferred stock, which is currently convertible into 783,467 shares of common stock. Terra Healthy Living, Ltd. is only affiliated to the company through its stock ownership.

     Notes receivable from related parties consist of unsecured and non-interest bearing notes from the chief executive officer totaling approximately $64,000 at December 31, 1997 and $65,000 at March 31, 1998. The maturity dates for the notes receivable from the chief executive officer are as follows: (i) $8,000 payable in December 1998, (ii) $ 18,000 payable in December 1999, and (iii) $38,000 payable in December 2000. Additional notes receivable from related parties consist of receivables from the Internal Medicine Clinic of Tangipahoa, Inc. which owns 40% of Amedisys Physician Services, Inc. totaling approximately $150,000 at December 31, 1997. The fair value of the notes receivable from related parties is equal to the recorded value due to the short term nature of the notes.

     In March, 1994, the company entered into agreements with Internal Medicine Clinic of Tangipahoa, Inc. to form Rural Health Provider Network, Inc. ("RHPN") of which the company owns 60% (the "Agreements"). The name of RHPN has subsequently been changed to Amedisys Physician Services, Inc. ("APS"). APS operated a lab, walk-in-clinic in Hammond, Louisiana, and managed the physician practice of Internal Medicine Clinic of Tangipahoa, Inc. APS also invested in an opthamology clinic in Hammond, Louisiana. Pursuant to the Agreements, the company loaned APS $312,000. This amount was comprised of $112,000 for the purchase of the fixed assets of Internal Medicine Clinic of Tangipahoa, Inc. and a working capital loan of $200,000, collateralized by Internal Medicine Clinic of Tangipahoa, Inc.'s accounts receivable. The company was responsible for funding the operations of APS, including loaning additional funds to APS if APS did not have adequate cashflow to meet its current obligations. The balance owed to the company by Internal Medicine Clinic of Tangipahoa, Inc. for working capital requirements at December 31, 1995 was $256,000. Two notes were issued on January 1, 1996 to the company by Internal Medicine Clinic of Tangipahoa, Inc. in the combined amount of $256,000. These notes bear interest at 9%, require monthly principal and interest payments of $4,706 with the balance due on maturity of January 1, 1999 and are secured by the accounts receivable of Internal Medicine Clinic of Tangipahoa, Inc. During 1996, the company collected approximately $6,000 from Internal Medicine Clinic of Tangipahoa, Inc. on the outstanding notes. Because of a dispute between the owners of Internal Medicine Clinic of Tangipahoa, Inc. and the company over the amounts outstanding, the company determined that the probability of collecting $100,000 of the payable was uncertain and therefore, elected to expense that amount in December 1996, resulting in a remaining balance owed at December 31, 1996 of $150,000. The current amount outstanding on the notes payable due from Internal Medicine Clinic of Tangipahoa, Inc. is $143,723, and management believes these notes are collectible. In addition to the outstanding notes payable due from Internal Medicine Clinic of Tangipahoa, Inc., APS recorded management fees of $28,097 in 1996 and $541,441 in 1995 from Internal Medicine Clinic of

Tangipahoa, Inc. As of December 31, 1996, management fees of $28,097 were still outstanding. From January through August 1997, Internal Medicine Clinic of Tangipahoa, Inc. made payments of varying amounts on the unpaid balance of management fees. At August 1997, the entire balance of $28,097 was paid. The company and Internal Medicine Clinic of Tangipahoa, Inc. terminated their management relationship in August 1996, and have no other arrangements with respect to management of physician practices or independent practice associations.

     In accordance with the terms of the Agreements, Internal Medicine Clinic of Tangipahoa, Inc. has the right and option to sell its shares of APS back to APS at a price equal to 3.5 times the earnings per share of APS attributable to each share of APS stock, to be calculated based on the largest annual earnings per share amount during the three-year period prior to the time such repurchase is requested by Internal Medicine Clinic of Tangipahoa, Inc. This option became exercisable in March 1997, and does not have an expiration date. In the agreements, the company agreed to loan the funds to repurchase the stock to APS, if necessary. In addition, the agreements provide that in the event the management agreement between Internal Medicine Clinic of Tangipahoa, Inc. and APS is terminated, Internal Medicine Clinic of Tangipahoa, Inc. shall be required to repurchase all of the assets of Internal Medicine Clinic of Tangipahoa, Inc. acquired by APS at fair market value within 45 days of such termination. At this time, the option has not been exercised by Internal Medicine Clinic of Tangipahoa, Inc. The company has been reformulating its business to emphasize three divisions: infusion therapy services, ambulatory surgery centers and home health nursing services. In light of these changes, APS has become a diminished portion of the company's business and constitutes less than 5% of the company's operations. Accordingly, the exercise of the company's repurchase right has not been a top priority of management. The company intends to exercise its right to have Internal Medicine Clinic of Tangipahoa, Inc. repurchase the assets acquired by APS, and is currently in negotiations with Internal Medicine Clinic of Tangipahoa, Inc. to determine the fair market value of the assets. Management believes the fair market value of the assets will be no more than $50,000.

     Notes payable to related parties in 1996 consisted primarily of a note issued in 1994 in the original amount of $1,080,000, bearing interest at 9% with a fifteen year amortization, to Vista Maple, Ltd. During 1994, prior to its acquisition by the company, Amedisys Surgery Centers, L.C. purchased a building and land from Vista Maple, Ltd., a real estate partnership, whose owners were also owners of Amedisys Surgery Centers, L.C., and are now stockholders of the company. The company currently has a 15% interest in Vista Maple, Ltd. The note was refinanced under a five year installment note in June 1997 with Merrill Lynch in the amount of $973,000. The principal monthly payment is $5,403 and the interest rate is the 30-day commercial paper rate plus 2.75%, with a balloon payment of $648,401. The remaining balance of notes payable to related parties ($45,000) consists of unsecured notes to certain stockholders of the company that are due on demand and bear interest at rates from 0%-12%. The fair value of these notes approximates the recorded balance due to the short-term nature of the notes.

                         INDEX TO FINANCIAL STATEMENTS

                                AMEDISYS, INC.


For the Six Months Ended June 30, 1998

Consolidated Balance Sheets......................................   F-2
Consolidated Statements of Operations............................   F-3
Consolidated Statements of Cash Flows............................   F-4
Notes to Consolidated Financial Statements.......................   F-5

Fiscal Year Ended December 31, 1997

Independent Auditor's Report.....................................   F-11
Consolidated Balance Sheets......................................   F-12
Consolidated Statements of Operations............................   F-13
Consolidated Statement of Stockholders' Equity...................   F-14
Consolidated Statements of Cash Flows............................   F-15
Notes to Financial Statements....................................   F-17

AMEDISYS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF JUNE 30,  1998 AND DECEMBER 31, 1997
(UNAUDITED, IN 000'S)

                                ASSETS                   JUNE 30,  DECEMBER 31,
                                                           1998        1997

CURRENT ASSETS:
  Cash                                                   $    471  $  4,070
  Accounts Receivable, Net of Allowance for Doubtful
    Accounts of $2,957 in June 1998 and $1,617 in
    December 1997                                           4,292     9,630
  Prepaid Expenses                                            891       247
  Other Current Assets                                      4,004       654
                                                          -------    ------
      Total Current Assets                                  9,658    14,601

Notes Receivable from Related Parties                         224       252

Property, Plant and Equipment, Net                          6,056     4,785

Other Assets, Net                                          12,374     3,232
                                                          -------    ------
      Total Assets                                       $ 28,312  $ 22,870
                                                          =======    ======
                   LIABILITIES

CURRENT LIABILITIES:
  Notes Payable                                          $  6,090  $  5,806
  Current Portion of Long-Term Debt                           927       927
  Accounts Payable                                          2,486     1,338
  Accrued Expenses:
    Payroll and Payroll Taxes                               1,541     2,025
    Insurance                                               1,020       521
    Other                                                   1,398       847
                                                          -------    ------
        Total Current Liabilities                          13,462    11,464

Long-Term Debt                                              4,948     3,129
Other Long-Term Liabilities                                 1,136         0
                                                          -------    ------
        Total Liabilities                                  19,546    14,593
                                                          -------    ------
Minority Interest                                               3         3
                                                          -------    ------
STOCKHOLDERS' EQUITY

  Common Stock                                                  3         3
  Preferred Stock                                               1         1
  Additional paid-in capital                               12,006     7,092
  Treasury Stock                                              (25)      (25)
  Stock Subscriptions Receivable                               (1)        0
  Retained Earnings (deficit)                              (3,221)    1,203
                                                          -------    ------
      Total Stockholders' Equity                            8,763     8,274
                                                          -------    ------
        Total Liabilities and Stockholders' Equity       $ 28,312  $ 22,870
                                                          =======    ======

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

Amedisys, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and six months ended June 30, 1998 and 1997
(Unaudited, in 000's except per share data)


                                                                            THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                           ---------------------     ------------------
                                                                           JUNE 98       JUNE 97     JUNE 98   JUNE 97
Income:
  Service revenue                                                           $ 11,765     $ 13,880   $ 24,475   $ 27,264
  Cost of service revenue                                                      6,652        8,094     14,319     15,973
                                                                             -------      -------    -------    -------
    Gross margin                                                               5,113        5,786     10,156     11,291
                                                                             -------      -------    -------    -------
General and administrative expenses:
  Salaries and benefits                                                        4,151        2,763      9,389      5,497
  Other                                                                        3,663        2,276      7,098      4,433
                                                                             -------      -------    -------    -------
    Total general and administrative expenses                                  7,814        5,039     16,487      9,930
                                                                             -------      -------    -------    -------
    Operating income (loss)                                                   (2,701)         747     (6,331)     1,361
                                                                             -------      -------    -------    -------
Other income and expense:
  Interest income                                                                  9           15         21         18
  Interest expense                                                              (215)        (209)      (418)      (393)
  Miscellaneous                                                                   17           58         25         76
                                                                             -------      -------    -------    -------
    Total other income and expenses                                             (189)        (136)      (372)      (299)
                                                                             -------      -------    -------    -------
Income (loss) before income taxes and minority interest                       (2,890)         611     (6,703)     1,062

Provision (benefit) for estimated income taxes                                  (987)         217     (2,279)       379
                                                                             -------      -------    -------    -------
Income (loss) before minority interest                                        (1,903)         394     (4,424)       683

Minority interest in consolidated subsidiary                                       0          (21)         0         (9)
                                                                             -------      -------    -------    -------
  Net income  (loss)                                                        $ (1,903)    $    373   $ (4,424)  $    674
                                                                             =======      =======    =======    =======
Basic earnings (losses) per common share                                    $  (0.62)    $   0.14   $  (1.45)  $   0.26
                                                                             =======      =======    =======    =======
Weighted average common shares outstanding                                     3,064        2,697      3,057      2,639
                                                                             =======      =======    =======    =======

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

AMEDISYS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997
(UNAUDITED, IN 000'S)


                                                                                                JUNE 1998     JUNE 1997
CASH FLOWS FROM OPERATING ACTIVITIES:
     NET INCOME (LOSS)                                                                          $  (4,424)   $    674
     ADJUSTMENTS TO RECONCILE NET INCOME TO NET
        CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
            DEPRECIATION AND AMORTIZATION                                                             870         581
            PROVISION FOR BAD DEBTS                                                                   415         425
            MINORITY INTEREST IN AFFILIATED COMPANY                                                     0           9
            (GAIN) LOSS ON DISPOSAL OF PROPERTY AND EQUIPMENT                                           4         (13)
            LOSS ON SALE OF MARKETABLE SECURITIES                                                       0           3

     CHANGES IN ASSETS AND LIABILTIES:
            (INCREASE) DECREASE IN ACCOUNTS RECEIVABLE                                              3,919        (974)
            (INCREASE) IN PREPAID EXPENSES                                                           (644)       (189)
            (INCREASE) IN OTHER CURRENT ASSETS                                                     (3,217)         (3)
            (INCREASE) IN OTHER ASSETS                                                               (198)       (391)
            INCREASE (DECREASE) IN ACCOUNTS PAYABLE                                                   170        (603)
            INCREASE (DECREASE) IN ACCRUED EXPENSES                                                  (515)        723
                                                                                                ---------    --------
                        NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                        (3,620)        242
                                                                                                ---------    --------
CASH FLOW FROM INVESTING ACTIVITIES:
     PURCHASE OF FURNITURE, FIXTURES & EQUIPMENT                                                   (1,625)       (754)
     PROCEEDS FROM SALE OF FURNITURE, FIXTURES & EQUIPMENT                                              0          56
     CASH PAID FOR ACQUISITIONS                                                                    (2,005)          0
     (INCREASE) DECREASE IN NOTES RECEIVABLE FROM RELATED PARTIES                                      28          (5)
                                                                                                ---------    --------
     NET CASH (USED IN) INVESTING ACTIVITIES                                                       (3,602)       (703)
                                                                                                ---------    --------
CASH FLOW FROM FINANCING ACTIVITIES:
     PURCHASE OF TREASURY STOCK                                                                         0         (25)
     CASH RECEIVED IN ACQUISITIONS                                                                    317           0
     NET INCREASE IN BORROWINGS ON LINE OF CREDIT                                                     284         672
     PAYMENTS ON NOTES PAYABLE                                                                       (704)       (377)
     PROCEEDS FROM NOTES PAYABLE                                                                      473       1,704
     INCREASE (DECREASE) IN NOTES PAYABLE TO RELATED PARTIES                                            0        (988)
     PROCEEDS FROM COMMON STOCK                                                                         0         831
     DECREASE IN STOCK SUBSCRIPTIONS                                                                    0           1
     PROCEEDS FROM PREFERRED STOCK                                                                  3,253           0
                                                                                                ---------    --------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                                                      3,623       1,818
                                                                                                ---------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                               (3,599)      1,357

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                    4,070       1,104
                                                                                                ---------    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                      $     471    $  2,461
                                                                                                =========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     CASH PAYMENTS FOR:
     INTEREST                                                                                   $     426    $    360
                                                                                                =========    ========
     INCOME TAXES                                                                               $     151    $     22
                                                                                                =========    ========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITY (SEE NOTE 9 TO FINANCIAL STATEMENTS):
     VALUE OF STOCK ISSUED IN EXCHANGE                                                          $     894
     VALUE OF NOTE PAYABLE ISSUED IN EXCHANGE                                                       1,575
     CASH ACQUIRED IN EXCHANGE                                                                       (317)
     WORKING CAPITAL DEFICIT ACQUIRED NET OF CASH AND CASH EQUIVALENTS                              3,553
     FAIR VALUE OF PROPERTY, PLANT AND EQUIPMENT ACQUIRED                                            (385)
     FAIR VALUE OF OTHER ASSETS ACQUIRED                                                              (27)
     LONG TERM DEBT ASSUMED                                                                         3,069
     FAIR VALUE OF OTHER LIABILTIES ASSUMED                                                            54
                                                                                                ---------
     NON CASH PORTION OF ACQUISITIONS                                                               8,416
     CASH PAYMENT FOR ACQUISITIONS                                                                  2,005
                                                                                                ---------
     GOODWILL RECORDED IN EXCHANGE                                                              $  10,421
                                                                                                =========

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                        AMEDISYS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.   UNAUDITED FINANCIAL INFORMATION

     The financial information as of June 30, 1998 and 1997, included herein is unaudited; however, such information reflects, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) that are necessary to present fairly the results of operations for such periods. Results of operations for the interim periods are not necessarily indicative of results of operations which will be realized for the year ending December 31, 1998. These interim consolidated financial statements should be read in conjunction with the Company's annual financial statements and related notes in the Company's Form 10-K.

2.   EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share (EPS). The Company adopted SFAS No. 128 in the fourth quarter of 1997. SFAS No. 128 requires the restatement of prior years' EPS data; however, application of the statement has no impact on the Company's prior years' EPS data.

     Basic net income per share of common stock is calculated by dividing net income applicable to common stock by the weighted-average number of common shares outstanding during the year. Diluted net income per share is not presented as stock options and convertible securities outstanding during the periods presented were not dilutive.

3.   RECENT ACCOUNTING PRONOUNCEMENTS

     Accounting for Start-up Costs. During April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-5 ("SOP"), "Reporting on the Costs of Start-Up Activities." The SOP requires costs of start-up activities and organization costs to be expensed as incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Company elected to write off start-up costs in the fourth quarter of 1997 in anticipation of the issuance of the SOP.

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.
Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 1999 and must be applied to instruments issued, acquired, or substantively modified after December 31, 1997. The Company does not expect the adoption of the accounting pronouncement to have a material effect on its financial position or results of operations.

4.   MEDICARE REIMBURSEMENT REDUCTIONS AND RELATED RESTRUCTURING

     The Company derives approximately 40% of its revenues from the Medicare system. In 1997, Congress approved the Balanced Budget Act of 1997 (the "Budget Act"). The Budget Act established an interim payment system (the "IPS") that provided for the lowering of reimbursement limits for home health visits. For cost reporting periods beginning on or after October 1, 1997, Medicare-reimbursed home health agencies will have their cost limits determined as the lesser of (i) their actual costs, (ii) cost limits based on 105% of median costs of freestanding home health agencies, or (iii) an agency-specific per-patient cost limit, based on 98% of 1994 costs adjusted for inflation. The new IPS cost limits will apply to the Company for the cost reporting period beginning January 1, 1998. On March 31, 1998, the government released its final determination and definitions of the new IPS cost limits. These changes in the reimbursement of home health agencies will result in a significant impact on the profitability of these services. There is currently proposed legislation that may alter the determination of the IPS cost limits.

     IPS was implemented to position the home care industry for a Prospective Payment System (PPS) which is to be implemented for cost reporting periods beginning on or after October 1, 1999. Although PPS is not defined at this time, it will take into consideration an appropriate unit of service and number of visits within that unit, variations in the acuity of patients and the related costs, and a general system design that provides for continued access to quality services.

     During the 1st quarter of 1998, the Company initiated a restructuring plan which included cost reductions and productivity enhancements to position the Company to be successful under the new IPS, as well as PPS. The Company reduced operational cost, increased operational efficiencies and enhanced marketing efforts, which should result in projected annualized cost savings of approximately $5 million. The restructuring was substantially completed as of June 30, 1998.

     The implementation of IPS and the strategic decisions made by management has resulted in a decrease to net revenues in the first and second quarters of 1998. The Company also expects to report losses in the third quarter of 1998 due to IPS.

     As the home care industry faces changes in reimbursement structure, Amedisys is committed to improve and streamline systems and take appropriate actions to combat these changes and create a company focused on long-term growth.

5.   ACCRUED PAYROLL AND PAYROLL TAXES

     The Company currently has an Employee Stock Ownership Plan ("ESOP") relating to a subsidiary of the Company. During the second quarter of 1998, the Company issued stock in the subsidiary valued at $705,000 to the ESOP.

4.   PLACEMENT OF PREFERRED STOCK

     In March, 1998, Amedisys completed a secondary phase of its private placement of $.001 par value convertible preferred stock pursuant to Regulation D of the Securities Act of 1933. The Company issued an additional 350,000 shares at $10 per share for gross proceeds of $3.5 million. The Company has used the proceeds of this placement to fund synergistic acquisitions within the South East and South Central regions of the U.S. in order to accelerate the growth of its fully integrated network of outpatient health care services including the Alternate Site Infusion Therapy division. These shares are convertible into 756,757 shares of common stock which is equivalent to $4.625 per share.

5.   ACQUISITIONS

     In January 1998, the Company acquired all of the stock of Alliance Home Health, Inc. ("Alliance"), a home health care business with locations throughout Oklahoma, in exchange for $300,000 and 194,286 shares of common stock. Of the 194,286 shares of Company common stock issued to the former owners of Alliance, 122,857 shares were placed in escrow as consideration for certain contingent liabilities which may be asserted against the former stockholder of Alliance to the extent such claims exceed $500,000 (singularly and/or in aggregate). The contingent liabilities include any material misstatement or omission in any representation or breach of any warranty, covenant or agreement of Alliance or its stockholder, any Medicare liabilities, any liability from lawsuits or arbitration, any payment to be made by Alliance pursuant to a previous acquisition, or any liability specifically addressed in the purchase document. The escrow period expires December 31, 2003. The majority stockholder of Alliance entered into a three year employment agreement and two year non-compete and non-solicitation agreement with the Company. The employment agreement was terminated in March 1998. The non-compete and non-solicitation agreement is for a period of two years after the termination of the employment agreement. The non-compete and non-solicitation agreement provides that the employee will not divert any business from the Company or compete in the business area defined as the State of Oklahoma. This restricted activity is in relation to home health agencies or infusion-related business. Additionally, the non-compete and non-solicitation agreement provides that the employee will not solicit employees or clients from the Company. A Form 8-K was filed on July 23, 1998 relating to this acquisition and includes audited financial statements for Alliance Home Health, Inc. as well as proforma financial statements for the Company and Alliance Home Health, Inc. consolidated.

     In February 1998, the Company acquired all of the stock of PRN, Inc. ("PRN"), a home infusion pharmacy business located in San Antonio, Texas, in exchange for $430,000 and the assumption of $71,000 in debt. The Company has agreed to pay additional consideration of up to $150,000 should PRN have annual net revenues of $625,000 for the next two years. This additional consideration is to be paid quarterly for a period of two years, bearing interest at 9% from the date of acquisition. The sellers, a key employee and his spouse, executed a non-compete and non-solicitation agreement at the date of closing for a period of two years within Bexar County Texas, which includes San Antonio, and any counties contiguous thereto. The non-compete and non-solicitation agreement provides that the sellers will not divert any business from the Company or compete with the Company; as well as, not solicit any employees or clients of the Company. This restricted activity is in relation to home infusion pharmacy business. The Company has retained the right to offset certain indemnifiable liabilities against the additional consideration.

     In February 1998, the Company acquired all of the stock of Infusion Care Solutions, Inc. ("ICS") a home health care and infusion business, based in Baton Rouge, Louisiana, in exchange for aggregate consideration of $500,000, of which $375,000 was payable in cash at closing and $125,000 was payable pursuant to a
two year promissory note.   The note bears interest at prime plus 1% with 24
equal monthly payments. The sole stockholder executed a non-compete and non-solicitation agreement at closing for a period of two years from the date of the exchange. The business area is defined as the Parishes of East Baton Rouge, Assumption, West Baton Rouge, Livingston, and Ascension in the State of Louisiana. The non-compete and non-solicitation agreement provides that the sole stockholder will not divert any business from the Company or compete with the Company, as well as, not solicit any employees or clients of the Company. The restricted business activity is in relation to any infusion or pharmacy business unless such business is related to nursing home patients or assisted living patients. The Company has retained the right to offset certain indemnifiable liabilities against the sums payable pursuant to the promissory note.

     In February 1998, the Company acquired substantially all of the assets of Precision Health Systems, L.L.C. ("PHS") a home health care and infusion business, based in Baton Rouge, Louisiana, in exchange for aggregate consideration of $1,000,000, of which $750,000 was payable in cash at closing and $250,000 is payable pursuant to a two year promissory note. The note bears interest at 9.5% with equal payments due monthly. The Company has retained the right to offset certain indemnifiable liabilities against the sums payable pursuant to the promissory note. The majority stockholder of PHS entered into a two year non-competition and non-solicitation agreement and a two year consulting agreement with the Company. The non-compete and non-solicitation agreement provides that the sole stockholder will not divert any business from the Company or compete with the Company; as well as, not solicit any employees or clients of the Company. The business area is defined as the Parishes of East Baton Rouge, Assumption, West Baton Rouge, Livingston, and Ascension in the State of Louisiana. The restricted business is in relation to any infusion or pharmacy business unless such business is related to nursing home patients or assisted living patients. The consulting agreement is in the amount of $50,000 per year, payable in equal monthly increments. The majority stockholder is to assist the Company in developing referral sources and retain current referral sources.

     In March 1998, the Company acquired certain assets and no liabilities, contingent or certain, prior to the closing date, of StaffCor Staffing Services, L.L.C. (StaffCor) in exchange for $30,000 cash and $20,000 in additional consideration payable quarterly over two years, without interest. This additional consideration is to be paid prorata based on net income of StaffCor without any adverse changes due to purchaser's corporate headquarters expense, additional capital expenditures or materially increased operating expense. The assets acquired were a minimal amount of furniture and fixtures, the right to the StaffCor Staffing Service name, and contracts to provide medical staffing to hospitals and other health care providers. The seller entered into a two year non-competition and non-solicitation agreement with the Company. The non-compete and non-solicitation agreement is for the business area of Oklahoma, Grady and Logan Counties in the State of Oklahoma relative to any supplemental staffing business. The non-compete and non-solicitation agreement provides that the sole stockholder will not divert any business from the Company or compete with the Company; as well as, not solicit any employees or clients of the Company. StaffCor is a medical staffing business located in Oklahoma City, Oklahoma.

     In April 1998, the Company acquired all of the stock of Home Health of Alexandria, Inc., d/b/a Cornerstone Home Health (Cornerstone), a closely held entity, in exchange for $20,000 cash. With this acquisition, the Company will have home health agencies serving all the major metropolitan areas in Louisiana. A key employee and former stockholder executed an employment agreement with the Company for a two year period; along with a non-compete and non-solicitation agreement. The non-compete and non-solicitation agreement provides that the key employee will not divert any business from the Company or compete with the Company; as well as, not solicit any employees or clients of the Company. The business area covered by the non-compete and non-solicitation agreement is for the Parishes of Allen, Avoyelles, Caldwell, Catahoula, Concordia, Evangeline, Grant, LaSalle, Natchitoches, Rapides, St. Landry, and Winn and is relative to home health agencies. The agreement is for a two year period after the key
employee is no longer employed by the Company.   Cornerstone is a state
licensed, Medicare certified, JCAHO accredited home health agency in Alexandria, Louisiana.

     In April 1998, the Company acquired all of the stock of Quality Home Health Care, Inc. (Quality), of Stilwell, Oklahoma. In exchange, the Company paid $80,000 and issued 4,897 shares of Company common stock worth $20,000. A key employee and former stockholder executed an employment agreement for two years in conjunction with a non-compete and non-solicitation agreement for a period of two years after employment with the Company is terminated. The non-compete and non-solicitation agreement provides that the key employee will not divert any business from the Company or compete with the Company; as well as, not solicit any employees or clients of the Company. The business area covered by the non-compete and non-solicitation agreement is for the Counties of Adair, Cherokee, Delaware, Haskell, Leflore, Mayes, McIntosh, Muskogee, Sequoyah, and Wagoner in the State of Oklahoma and is relative to home health agencies. Quality is a state licensed, Medicare certified home health agency with three locations serving eastern Oklahoma.

     In April 1998, the Company acquired certain assets of Precision Home Health Care, Inc., (Precision) in exchange for $1,250,000; consisting of an $800,000 note payable at 9.5% due July 1, 1998, a $400,000 note payable at 9.5% payable monthly for a period of two years, and $50,000 in liabilities for capital improvements. The $800,000 note payable has subsequently been extended to October 1, 1998. The assets acquired were furniture and fixtures, inventory, rights to use the Precision business name, current patients, and leasehold
interests.    At closing the sole stockholder (who was also the majority stockholder in the February 1998 ICS and PHS acquisitions) executed a non-compete and non-solicitation agreement. The sole stockholder entered into a two year non-competition and non-solicitation agreement which provides that the sole stockholder will not divert any business from the Company or compete with the Company; as well as, not solicit any employees or clients of the Company. The business area is defined as the Parishes of East Baton Rogue, Assumption, West Baton Rouge, Livingston, and Ascension in the State of Louisiana. The restricted business activity is in relation to any Medicare or Medicaid home health care business unless such business is related to nursing home patients or assisted living patients. Additionally, the stockholder executed a consulting agreement with the Company to provided services related to patient advocation, introduce the Company to referral sources, and advise and assist the Company concerning Medicare regulations. The consulting agreement is for a period of
two years in the amount of $50,000, payable monthly.   Precision is a state
licensed, Medicare certified home health agency operating in the Baton Rouge, Louisiana area.

     Each of the above transactions was accounted for as a purchase.

8.   INCOME TAXES

     The Company recorded a tax benefit of 34% of pre-tax loss at June 30, 1998, as the Company anticipates carrying back taxable losses to previous years in which the Company paid income taxes or generating taxable income in future periods to offset the first and second quarter 1998 losses.

9.   SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITY

     The following unaudited table presents (in 000's) a summary of the acquisitions completed during the first quarter of 1998 and a detail of the acquisitions completed during the second quarter of 1998 as presented in the supplemental schedule to the consolidated cash flow statement.

                                                                                Precision      Quality       Home
                                                                 1st Quarter       Home         Home       Health of
                                                                    1998          Health,      Health,     Alexandria
                                                                   Total           Inc.          Inc.         Inc.          Total
                                                               --------------   -----------   ---------   ------------   -----------

Supplemental schedule of non-cash investing activity:
     Value of stock issued in exchange                                $  874       $     0       $  20           $  0       $   894

     Value of note payable issued in exchange                            375         1,200           0              0         1,575

     Cash acquired in exchange                                          (123)           (0)       (132)           (62)         (317)

     Working capital deficit acquired net of cash and cash
      equivalents                                                      3,272             0         306            (25)        3,553
     Fair value of property, plant and equipment acquired               (279)         (102)          3              1          (385)

     Fair value of other assets acquired                                 (26)           (0)          1              0           (27)

     Long term debt assumed                                            2,998             0           2             69         3,069
     Fair value of other liabilities assumed                              54             0           0              0            54
                                                                      ------       -------       -----           ----       -------
     Non cash portion of acquisitions                                  7,146         1,098         192            (20)        8,416
     Cash payment for acquisition                                      1,905             0          80             20         2,005
                                                                      ------       -------       -----           ----       -------
     Goodwill recorded in exchange                                    $9,051       $ 1,098       $ 272           $  0       $10,421
                                                                      ------       -------       -----           ----       -------

10.  NOTES PAYABLE

     Notes payable consist primarily of borrowings under revolving bank lines of credit of $7,500,000 and $750,000, bearing interest at bank prime plus 1.5% and
bank prime plus 1%, respectively.   The lines of credit are collateralized by
80% of eligible receivables in staffing and outpatient surgery, 75% of eligible receivables in home health care, and 80% of physician notes receivable.
Eligible receivables are defined principally as accounts that are aged less than 90 days for staffing and outpatient surgery and 120 days for home health care. At June 30, 1998, approximately $109,000 was available based on eligible receivables under the combined lines of credit. The line of credit is subject to certain covenants, including a monthly borrowing base, a debt service coverage ratio, and a leverage ratio. At December 31, 1997, March 31, 1998, and June 30, 1998, the Company was in default on the debt service coverage ratio requirement of 1.1 : 1.0 due to the losses incurred in these periods. This default was waived by the bank through June 30, 1998.

11.  OTHER CURRENT ASSETS

     Included in Other Current Assets at June 30, 1998 is a deferred tax asset of $2,279,000 resulting from the first and second quarter 1998 losses. The Company anticipates carrying back taxable losses to previous years in which the Company paid income taxes or generating taxable income in future periods to offset the first and second quarter 1998 losses.

12.  ACCOUNTS RECEIVABLE

     Included in Accounts Receivable at June 30, 1998 is an accrual of $2,600,000 for estimated Medicare reimbursement rate reductions for 1998 cost reporting years related to the Home Health Nursing division.

13.  RECENT DEVELOPMENTS

      On June 2, 1998, the Company signed a letter of intent to purchase a portion of Columbia/HCA homecare operations subject to satisfactory completion
of due diligence and approval by the Board of Directors of both companies.   The
homecare operations covered by the letter of intent are located in the states of Alabama, Georgia, Louisiana, North Carolina, Oklahoma, and Tennessee and may include up to 116 offices and 50 Medicare provider numbers. The Company is currently conducting due diligence and negotiating with investment banks to obtain financing for the purchase of these operations.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Amedisys, Inc. and Subsidiaries:

  We have audited the accompanying consolidated balance sheets of Amedisys, Inc. (a Delaware Corporation) and Subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amedisys, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As explained in Note 5 to the financial statements, effective January 1, 1997, the Company changed its method of accounting for start-up costs.

ARTHUR ANDERSEN LLP                       HANNIS T. BOURGEOIS & CO., LLP
New Orleans, Louisiana                    Baton Rouge, Louisiana

April 15, 1998

                        AMEDISYS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1996

                          (IN 000'S EXCEPT SHARE DATA)

                                                               1997     1996
                                                              -------  -------
CURRENT ASSETS:
  Cash and cash equivalents.................................. $ 4,070  $   103
  Accounts receivable, net of allowance for doubtful accounts
   of $1,617 in 1997 and $732 in 1996........................   9,630    8,271
  Prepaid expenses...........................................     247      264
  Income tax receivable (Note 9).............................     118       74
  Inventory and other current assets.........................     536      442
                                                              -------  -------
      Total current assets...................................  14,601    9,154
NOTES RECEIVABLE FROM RELATED PARTIES (Note 10)..............     252      190
OTHER INVESTMENTS (Note 4)...................................     399      456
PROPERTY, PLANT AND EQUIPMENT, NET (Notes 3 and 8)...........   4,785    4,610
DEFERRED TAX ASSET (Note 9)..................................     926      447
OTHER ASSETS, NET (Note 5)...................................   1,907    2,001
                                                              -------  -------
      Total assets........................................... $22,870  $16,858
                                                              =======  =======
CURRENT LIABILITIES:
  Accounts payable........................................... $ 1,338  $ 1,416
  Accrued expenses--
    Payroll and payroll taxes................................   2,025    1,033
    Insurance (Note 12)......................................     521      643
    Other....................................................     847      883
  Notes payable (Note 6).....................................   5,806    4,379
  Current portion of notes payable to related parties (Note
   10).......................................................      45       90
  Current portion of long-term debt (Note 7).................     690      458
  Current portion of obligations under capital leases (Note
   8)........................................................     192      231
                                                              -------  -------
      Total current liabilities..............................  11,464    9,133
LONG-TERM DEBT (Note 7)......................................   2,995    1,937
NOTES PAYABLE TO RELATED PARTIES (Note 10)...................      --      943
OBLIGATIONS UNDER CAPITAL LEASES (Note 8)....................     134      343
                                                              -------  -------
      Total liabilities......................................  14,593   12,356
                                                              -------  -------
COMMITMENTS AND CONTINGENCIES (Notes 8, 12 and 15)                 --       --
                                                              -------  -------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES...............       3      188
                                                              -------  -------
STOCKHOLDERS' EQUITY (Note 11):
  Common stock--$.001 par value; 10,000,000 shares
   authorized; 2,850,067 and 2,576,191 shares outstanding in
   1997 and 1996, respectively...............................       3        2
  Preferred stock--$.001 par value; 2,500,000 shares
   authorized and 400,000 shares outstanding in 1997.........       1       --
  Additional paid-in capital.................................   7,092    1,916
  Treasury stock--4,167 shares at $6.00 per share............     (25)      --
  Retained earnings..........................................   1,203    2,397
  Stock subscriptions receivable.............................      --       (1)
                                                              -------  -------
      Total stockholders' equity.............................   8,274    4,314
                                                              -------  -------
      Total liabilities and stockholders' equity............. $22,870  $16,858
                                                              =======  =======

        The accompanying notes are an integral part of these statements.

                        AMEDISYS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                          (IN 000'S EXCEPT SHARE DATA)

                                                1997        1996        1995
                                             ----------  ----------  ----------
INCOME:
  Net service revenues.....................  $   54,496  $   46,060  $   37,589
  Cost of service revenues.................      30,641      26,405      22,424
                                             ----------  ----------  ----------
    Operating revenues.....................      23,855      19,655      15,165
                                             ----------  ----------  ----------
GENERAL AND ADMINISTRATIVE EXPENSES:
  Salaries and benefits....................      12,651      10,327       6,732
  Other (Notes 2 and 5)....................      11,792       8,184       7,053
                                             ----------  ----------  ----------
    Total general and administrative
     expenses..............................      24,443      18,511      13,785
                                             ----------  ----------  ----------
    Operating income.......................        (588)      1,144       1,380
                                             ----------  ----------  ----------
OTHER INCOME (EXPENSE):
  Interest expense.........................        (870)       (579)       (410)
  Interest income..........................          31          43          72
  Write-off of investments (Note 4)........          --        (623)         --
  Miscellaneous............................        (123)        (19)         88
                                             ----------  ----------  ----------
    Total other expense....................        (962)     (1,178)       (250)
                                             ----------  ----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES, MINORITY
 INTEREST AND CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING PRINCIPLE...................      (1,550)        (34)      1,130
INCOME TAX EXPENSE (BENEFIT) (Note 9)......        (382)          3         200
                                             ----------  ----------  ----------
Income (loss)before minority interest in
 net income of consolidated subsidiaries
 and cumulative effect of a change in
 accounting principle......................      (1,168)        (37)        930
MINORITY INTEREST IN (INCOME) LOSS OF
 CONSOLIDATED SUBSIDIARIES.................         209          55          12
                                             ----------  ----------  ----------
    Net income (loss) before cumulative
     effect of change in accounting
     principle.............................        (959)         18         942
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE (Note 5)........................        (235)         --          --
                                             ----------  ----------  ----------
    Net income (loss)......................  $   (1,194) $       18  $      942
                                             ----------  ----------  ----------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.   2,735,000   2,575,000   2,570,000
                                             ----------  ----------  ----------
EARNINGS (LOSS) PER COMMON SHARE (Notes 1
 and 2):
  Income (loss) before cumulative effect of
   change in accounting principle..........  $    (0.35) $     0.01  $     0.37
  Cumulative effect of change in accounting
   principle...............................       (0.08)         --          --
                                             ----------  ----------  ----------
    Net income (loss)......................  $    (0.43) $     0.01  $     0.37
                                             ==========  ==========  ==========
PRO FORMA INFORMATION (UNAUDITED): (Note 2)
  Historical net income (loss).............  $   (1,194) $       18  $      942
  Pro forma adjustments--Income taxes on
   Surgicare results.......................          --          --         191
                                             ----------  ----------  ----------
  Pro forma net income (loss)..............  $   (1,194) $       18  $      751
                                             ==========  ==========  ==========
PRO FORMA EARNINGS (LOSS) PER COMMON SHARE.  $    (0.43) $     0.01  $     0.29
                                             ==========  ==========  ==========

        The accompanying notes are an integral part of these statements.

                        AMEDISYS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                         (IN 000'S, EXCEPT SHARE DATA)

                                              PREFERRED
                            COMMON STOCK        STOCK      ADDITIONAL              STOCK                  TOTAL
                          ----------------- --------------  PAID-IN   RETAINED SUBSCRIPTIONS TREASURY STOCKHOLDERS'
                           SHARES    AMOUNT SHARES  AMOUNT  CAPITAL   EARNINGS  RECEIVABLE    STOCK      EQUITY
                          ---------  ------ ------- ------ ---------- -------- ------------- -------- -------------
BALANCE, December 31,
 1994...................  2,546,721   $ 2        --   --     $1,653    $2,494      $(107)      $ --      $ 4,042
 Issuance of stock for
  acquisitions (Note 2).     37,143     1        --   --        324        --         --         --          325
 Pooled acquisition--
  distributions to
  owners (Note 2).......         --    --        --   --         --    (1,057)        --         --       (1,057)
 Payments received on
  stock subscriptions...         --    --        --   --         --        --         23         --           23
 Net income.............         --    --        --   --         --       942         --         --          942
                          ---------   ---   -------  ---     ------    ------      -----       ----      -------
BALANCE, December 31,
 1995...................  2,583,864     3        --   --      1,977     2,379        (84)        --        4,275
 Issuance of stock in
  connection with
  warrants (Note 11)....      1,190    --        --   --          9        --         --         --            9
 Payments received on
  and write-off of stock
  subscriptions.........     (8,863)   (1)       --   --        (70)       --         83         --           12
 Net income.............         --    --        --   --         --        18         --         --           18
                          ---------   ---   -------  ---     ------    ------      -----       ----      -------
BALANCE, December 31,
 1996...................  2,576,191     2        --   --      1,916     2,397         (1)        --        4,314
 Payments received on
  stock subscriptions...         --    --        --   --         --        --          1         --            1
 Issuance of stock in
  connection with
  private placement
  stock, offering
  acquisition, and 401K
  plan (Notes 2 and 11).    273,876     1        --   --      1,596        --         --         --        1,597
 Cost of private
  placement.............         --    --        --   --       (110)       --         --         --         (110)
 Purchase of treasury
  stock.................         --    --        --   --         --        --         --        (25)         (25)
 Issuance of preferred
  stock (Note 11).......         --    --   400,000    1      3,999        --         --         --        4,000
 Costs of preferred
  stock issuance (Note
  11)...................         --    --        --   --       (309)       --         --         --         (309)
 Net loss...............         --    --        --   --         --    (1,194)        --         --       (1,194)
                          ---------   ---   -------  ---     ------    ------      -----       ----      -------
BALANCE, December 31,
 1997...................  2,850,067   $ 3   400,000  $ 1     $7,092    $1,203      $  --       $(25)     $ 8,274
                          =========   ===   =======  ===     ======    ======      =====       ====      =======

        The accompanying notes are an integral part of these statements.

                        AMEDISYS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                   (IN 000'S)

                                                      1997     1996     1995
                                                     -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss).................................. $(1,194) $    18  $   942
 Adjustments to reconcile net income to net cash
  (used) provided by operating activities--
  Depreciation and amortization.....................   1,240      945      647
  Provision for bad debts...........................   1,427      878      483
  Write-off of goodwill (Note 2)....................   1,028       --       --
  (Gain) loss on disposal of property and equipment.     (12)       8        7
  Other, net........................................      37       --       --
  Deferred income tax benefit.......................    (566)    (240)    (162)
  Minority interest.................................    (209)     (55)     (12)
  Cumulative effect of change in accounting
   principle........................................     326       --       --
  Changes in assets and liabilities--
   Increase in accounts receivable..................  (2,549)  (3,025)  (1,012)
   (Increase) decrease in inventory and other
    current assets..................................      46      (54)    (330)
   Increase in other assets.........................    (406)  (1,734)    (114)
   Increase (decrease) in accounts payable..........    (143)   1,014     (188)
   Increase in accrued expenses.....................     834      308    1,292
                                                     -------  -------  -------
    Net cash (used) provided by operating
     activities.....................................    (141)  (1,937)   1,553
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Decrease in notes receivable.......................      --       --       10
 Proceeds from sale of property, plant and
  equipment.........................................     191       12       42
 Purchase of property, plant and equipment..........  (1,456)  (2,965)    (446)
 Minority interest investment in subsidiary.........      24      240       --
                                                     -------  -------  -------
    Net cash used by investing activities...........  (1,241)  (2,713)    (394)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Cash received in purchase acquisitions.............      --       --       11
 Cash used in purchase acquisitions.................    (465)      --       --
 Net borrowings on line of credit agreement.........   1,428    1,922      783
 Proceeds from issuance of notes payable and capital
  leases............................................     992    2,596      661
 Payments on notes payable and capital leases.......  (1,037)    (699)    (574)
 Decrease in notes payable--related parties.........      (1)     (44)    (236)
 (Increase) decrease in notes receivable--related
  parties...........................................     (62)      85      (40)
 Proceeds from issuance of stock....................   4,518        9       --
 Payments received on stock subscriptions
  receivable........................................       1       14       23
 Distributions to members (Note 2)..................      --       --   (1,058)
 Purchase of treasury stock.........................     (25)      --       --
                                                     -------  -------  -------
    Net cash provided (used) by financing
     activities.....................................   5,349    3,883     (430)
                                                     -------  -------  -------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS........................................   3,967     (767)     729
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......     103      870      141
                                                     -------  -------  -------
CASH AND CASH EQUIVALENTS AT END OF YEAR............ $ 4,070  $   103  $   870
                                                     =======  =======  =======

                        AMEDISYS, INC. AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                   (IN 000'S)

                                                            1997   1996 1995
                                                            -----  ---- -----
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash payments for--
  Interest................................................. $ 846  $495 $ 366
                                                            =====  ==== =====
  Income taxes............................................. $  --  $586 $  36
                                                            =====  ==== =====
SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND FINANCING
 ACTIVITIES
 Acquisition of Health Care 24 Inc.--
  Value of stock issued in exchange........................ $  --  $ -- $  50
  Value of note payable issued in exchange.................    --    --    50
  Fair value of property and equipment acquired............    --    --   (15)
                                                            -----  ---- -----
  Client lists acquired.................................... $  --  $ -- $  85
                                                            =====  ==== =====
 Acquisition of Home Care Plus, Inc.--
  Value of stock issued in exchange........................ $  --  $ -- $ 274
  Cash acquired in exchange................................    --    --   (11)
  Working capital acquired net of cash and cash
   equivalents.............................................    --    --  (151)
  Fair value of property and equipment acquired............    --    --   (30)
  Long-term debt assumed...................................    --    --   230
                                                            -----  ---- -----
  Goodwill recorded in exchange............................ $  --  $ -- $ 312
                                                            =====  ==== =====
 Related party note payable refinanced with financing
  company.................................................. $ 988  $ -- $  --
                                                            =====  ==== =====
 Issuance of stock to 401(k) plan.......................... $  59  $ -- $  --
                                                            =====  ==== =====
 Acquisition of Allgood Medical Services, Inc.--
  Cash paid in exchange.................................... $ 465  $ -- $  --
  Value of stock issued in exchange........................   600    --    --
  Value of note payable issued in exchange.................   100    --    --
  Working capital acquired net of cash and cash
   equivalents.............................................  (313)   --    --
                                                            -----  ---- -----
  Goodwill recorded in exchange (Note 2)................... $ 852  $ -- $  --
                                                            =====  ==== =====


        The accompanying notes are an integral part of these statements.

                        AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996 AND 1995

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Nature of Organization

  Amedisys, Inc. (the Company) is incorporated in the state of Delaware and operates in eight states including Louisiana, Texas, Tennessee, Missouri, Kansas, Mississippi, North Carolina and Minnesota with a concentration of business in Louisiana and Texas. During 1997, the Company purchased a durable medical equipment supplier in Louisiana and Mississippi and launched an infusion therapy division; in 1996, the Company opened a new ambulatory surgery center in Louisiana in which it has a 56% ownership interest; in 1995, the Company acquired an outpatient surgery center company in Texas and two home care companies (see Note 2) in Louisiana. The Company provides a variety of supplemental staffing, home health care, home care management, outpatient surgery, infusion therapy, home medical equipment and primary care clinical services. The Company's home care division serves all major metropolitan areas in the state of Louisiana as well as the areas of Houston, Dallas and Beaumont in Texas. The outpatient surgery centers are located in Houston, Texas, and Hammond, Louisiana.

 Nature of Operations

  The Company provides services through a network of subsidiaries that include:

  AMEDISYS Staffing Services, Inc. (ASS) supplies highly trained critical care registered nurses and licensed practical nurses to all types of health care facilities. Independent contract nurses are utilized to meet the staffing needs of client health care facilities.

  AMEDISYS Nursing Services, Inc. (ANS) is an employee-based staffing agency that provides a variety of relief personnel such as registered and licensed practical nurses, and certified nurses' aides for staff relief in all types of health care facilities.

  Amerinurse, Inc. provides highly trained nurses who travel to client heath care facilities and work on a contract basis. Effective January 1, 1996, Amerinurse, Inc. was merged into ANS.

  AMEDISYS Specialized Medical Services, Inc. (ASM), Amedisys Home Health, Inc. and Amedisys Home Health, Inc. of Texas provide skilled nursing care, home health aid, physical therapy, occupational therapy, speech therapy and medical social workers to homebound patients.

  AMEDISYS Surgery Centers, L. C. (ASC) operates two outpatient surgery centers in Houston, Texas, and one surgery center in Hammond, Louisiana, which commenced operation in November, 1996.

  AMEDISYS Physician Services, Inc. (APS) provides management of physician practices and networks including Independent Practice Associations. APS also operates a laboratory.

  AMEDISYS Resource Management (ARM) and Physician Practice Management provides management services to home health agencies and physician practices.

  AMEDISYS Durable Medical Equipment, Inc. (DME) provides durable medical equipment to patients in home health care settings, medical facilities and health maintenance organizations in southern Louisiana and Mississippi. DME has a comprehensive spectrum of products, including specialized equipment such as customized wheelchairs.

  AMEDISYS Alternate Site Infusion Therapy, Inc. (AASI) provides patients an opportunity to have intravenous drug therapy provided at home or at walk-in centers.

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995

 Use of Estimates

  The accounting and reporting policies of the Company and its subsidiaries conform with generally accepted accounting principles. In preparing the consolidated financial statements, the Company is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries as well as its 60%-owned subsidiary (APS) and their wholly-owned and partially-owned subsidiaries; Amedisys Home Health, Inc. and Amedisys Home Health, Inc. of Texas, both wholly-owned subsidiaries of ASM; Jackson Rural Health Clinic, Inc. (clinic closed February, 1996), Kentwood Rural Health Clinic, Inc. (clinic closed August, 1995), and Bastrop Rural Health Clinic, Inc. (clinic sold in September, 1996), all 60%-owned subsidiaries of ASM and Hammond Surgical Care Center, LLC, a 56% owned subsidiary of ASC. All material intercompany accounts and transactions have been eliminated in these financial statements.

  The 1995 financial statements have been restated to include the accounts of a business combination accounted for as a pooling-of-interests (See Note 2). Business combinations accounted for as purchases are included from the respective dates of acquisition.

 Revenue Recognition Policy

  Gross revenue is recorded on an accrual basis based upon the date of service at amounts equal to the Company's established rates or estimated cost reimbursement rates, as applicable. Allowances and contractual adjustments representing the difference between the established rates and the amounts estimated to be payable by third parties are also recorded on an accrual basis and deducted from gross revenue to determine net service revenues.

  Reimbursement for home health care services to patients covered by the Medicare program is based on cost reimbursement rates. Final reimbursement is determined after submission of annual cost reports and audits thereof by the fiscal intermediaries. Effective January 1, 1998, home health cost limits were reduced and per beneficiary limits were established which will reduce payments to Home Health Service providers in the future. Additional proposed regulations are expected to change the payment methodology for home health care services to Medicare patients from a cost based reimbursement system to a prospective payment system in the future.

 Cash and Cash Equivalents

  For purposes of reporting cash flows, cash includes certificates of deposit and all highly liquid debt instruments with maturities of three months or less when purchased. The carrying amount approximates fair value because of the short maturity of those instruments.

 Inventory

  Inventories consist of medical supplies that are utilized in the treatment and care of home health and outpatient surgery patients. Inventories are stated at the lower of cost (first-in, first-out method) or market.

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


 Property and Equipment

  Property and equipment is generally carried at cost except for certain property purchased from related parties prior to 1995. Additions and improvements are capitalized, but ordinary maintenance and repair expenses are charged to income as incurred. The cost of property sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any gain or loss is credited or charged to income.

  Capitalized leases, primarily of computer equipment, phone systems, and vans used by the home care divisions, are included in property and equipment. Capital leases are recorded at the present value of the future rentals at lease inception and are amortized over the lesser of the applicable lease term or the useful life of the equipment.

  For financial reporting purposes, depreciation and amortization of property including those subject to capital leases ($1,101,000 in 1997, $788,000 in 1996 and $468,000 in 1995) is included in other general and administrative expenses and is provided utilizing the straight-line method based upon the following estimated useful service lives:

      Buildings.......................................................  40 years
      Leasehold Improvements..........................................   5 years
      Equipment and furniture......................................... 5-7 years
      Vehicles........................................................   5 years
      Computer software...............................................   5 years

 Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

  Whenever there are recognized events or changes in circumstances that indicate the carrying amount of an asset may not be recoverable, management reviews the asset for possible impairment. In accordance with SFAS No. 121, management uses undiscounted estimated expected future cash flows to assess the recoverability of the asset. If the expected future net cash flows are less than the carrying amount of the asset, an impairment loss, measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset, would be recognized.

 Earnings Per Share

  In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share (EPS). The Company adopted SFAS No. 128 in the fourth quarter of 1997. SFAS No. 128 requires the restatement of prior years' EPS data; however, application of the statement has no impact on the Company's prior years' EPS data.

  Basic net income per share of common stock is calculated by dividing net income applicable to common stock by the weighted-average number of common shares outstanding during the year. Diluted net income per share is not presented as stock options and convertible securities outstanding during the periods presented were not dilutive.

 Reclassifications

  Certain amounts previously reported in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation.

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


2. ACQUISITIONS:

  On August 1, 1997, the Company acquired substantially all of the assets of Allgood Medical Services, Inc. d/b/a Care Medical and Mobility Equipment Company for $1,165,000. The purchase price consisted of $465,000 in cash, $100,000 note payable, and $600,000 in common stock which represented 115,518 common shares. This transaction has been accounted for as a purchase and the excess of the total acquisition cost over the fair value of net assets acquired (goodwill) of $852,000 was being amortized over twenty years using the straight-line method. Subsequent to this purchase, certain reimbursement reductions were announced to implement the Balanced Budget Act of 1997. Based on management's estimate of the expected impact of these changes in reimbursement on future cash flows, this goodwill was fully written off as Other General and Administrative Expense at December 31, 1997 as required under Statement of Financial Accounting Standard No. 121.

  The following unaudited pro forma information has been prepared as if the acquisition had occurred at the beginning of each of the periods ended December 31, 1997 and 1996. This pro forma information has been prepared for comparative purposes only and is not necessarily indicative of what would have occurred had the acquisition taken place on the dates indicated, nor does it purport to be indicative of the future operating results of the Company (000's, except share amounts):

                                                                 (UNAUDITED)
                                                                1997     1996
                                                               -------  -------
      Revenues................................................ $55,147  $47,270
      Net income (loss).......................................  (1,356)     130
      Net income (loss) per common share......................   (0.50)    0.05

  On June 30, 1995, the Company acquired all issued and outstanding membership interests in ASC in exchange for 1,000,000 shares of Company common stock. ASC's assets on June 30, 1995 were approximately $3,000,000. Upon closing of the transaction, the former members of ASC owned approximately 40% of the issued and outstanding stock of the Company. This transaction was accounted for as a pooling of interests. ASC was a limited liability company and, accordingly, had no income tax liabilities. The effect of providing for income taxes on results of ASC operations prior to the 1995 acquisition is shown under "Pro forma Information" in the accompanying statement of operations.

  On May 31, 1995, the Company acquired all of the outstanding stock of Home Care Plus, Inc. in exchange for 30,000 shares of its common stock valued at $274,000. The $312,000 excess of the total acquisition cost over the fair value of the liabilities assumed was recorded as goodwill and was being amortized over seven years using the straight-line method. This operation was closed in the second quarter of 1997 and the remaining $193,000 unamortized balance of goodwill was written off in the fourth quarter of 1997. See Note 15 for restated operating results for the quarter ended June 30, 1997.

  On March 19, 1995, the Company acquired all of the outstanding stock of Health Care Services 24, Inc. in exchange for 7,143 shares of its common stock valued at $50,000 and notes payable in the amount of $50,000, payable in monthly installments through March, 1996. The Company acquired client lists (See Note 5) and property and equipment with a fair value of $85,000 and $15,000, respectively.

  The acquisitions of Home Care Plus, Inc. and Health Care Services 24, Inc. were accounted for as purchases and as a result, operations of these entities subsequent to the date of acquisition have been included in the consolidated financial statements. Unaudited pro forma consolidated results of operations for the year ended December 31, 1995 as though these companies had been acquired as of January 1, 1995 are as follows:

                                                                       1995
                                                                    -----------
      Net service revenues......................................... $38,108,293
      Net income................................................... $   850,874
      Earnings per common share.................................... $      0.33

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


  The above amounts reflect adjustments for amortization of goodwill.

  See Note 16 for additional acquisitions which occurred subsequent to December 31, 1997.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consists of (000's):

                                                                1997     1996
                                                               -------  -------
      Land.................................................... $   220  $   220
      Building and leasehold improvements.....................     717      607
      Equipment, furniture and vehicles.......................   6,721    5,585
      Computer software.......................................     114       95
                                                               -------  -------
        Total.................................................   7,772    6,507
      Accumulated depreciation................................  (2,987)  (1,897)
                                                               -------  -------
        Net................................................... $ 4,785  $ 4,610
                                                               =======  =======

4. OTHER INVESTMENTS:

  The Company had made advances totaling $366,000 at December 31, 1997 in connection with the acquisition of a 42% interest in a surgery center being developed in Houston, Texas. The surgery center is expected to open in April 1998 and is to be managed by the Company under a long-term management contract. The Company accounts for this investment using the equity method.

  On June 30, 1995, the Company acquired an investment in a real estate partnership in connection with the purchase of ASC (see Note 2), which has certain partners who are also owners of the Company. This investment is accounted for under the equity method.

  Management concluded in December, 1996, that the realization of certain previously recorded assets might not be assured and, accordingly, wrote off the portion of these investments (approximately $623,000) believed to be unrealizable through future operations. These investments were primarily comprised of advances made to develop FutureCare, Inc., a proposed managed care organization, of $391,000, certain non-operating equipment of $132,000 believed to be unrealizable through future operations, and $100,000 in notes receivable due from a related party. The $391,000 advance to FutureCare, Inc. was to be reimbursed upon completion of a securities offering of its stock. Due to the uncertainty of a successful offering, the Company chose to expense these amounts. The $132,000 was comprised of opthamology and processing kitchen equipment that the Company was attempting to sell. None of these assets were producing, or expected to produce, a benefit in current or future years. The $100,000 was written off because of a dispute between the Company and Internal Medicine Clinic of Tangipahoa, Inc. ("IMC").

5. OTHER ASSETS:

  Other assets include the following for the years ended December 31, 1997 and 1996 (000's):

                                                                   1997   1996
                                                                  ------ ------
      NOTES RECEIVABLE........................................... $1,530 $  119
      RESTRICTED CASH............................................     --  1,001
      GOODWILL, net of accumulated amortization of $70 and $124..     71    329
      START-UP COSTS, net of accumulated amortization of $173 in
       1996......................................................     --    326
      CLIENT LISTS, net of accumulated amortization of $158 in
       1996......................................................     --     10
      OTHER......................................................    306    216
                                                                  ------ ------
                                                                  $1,907 $2,001
                                                                  ====== ======

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


  Notes receivable at December 31, 1997, consist primarily of advances of $1,465,000 due from Alliance Home Health, Inc. which was acquired on January 1, 1998 (see Note 16).

  Restricted cash at December 31, 1996, represents a minimum cash reserve required by and pledged to the Louisiana Department of Insurance to guarantee group member benefits associated with a proposed Health Maintenance Organization project. In late 1996, the Company discontinued its efforts related to this project and subsequently notified the Department of Insurance of its intention to withdraw the minimum cash reserve balance.

  Costs incurred to establish regional offices of ASM and ASC prior to beginning services were capitalized as Other Assets and amortized over a five-year period based on accepted industry practice and consistent with the treatment required under Medicare regulations. Start-up costs consist primarily of incremental salaries and wages directly related to the new operation, consulting fees and financing and legal fees. Provisions of a proposed Statement of Position (SOP) expected to be issued by the American Institute of Certified Public Accountants (AICPA) in the second quarter of 1998 will require the write-off of any start-up costs remaining on the balance sheet and expensing of all start-up costs incurred in the future. During the fourth quarter of 1997, the Company changed its accounting policy to expense such costs to more properly reflect these costs as ongoing costs of expanding the Company's services. The Company has reflected this adjustment as a change in accounting principle from one acceptable method to another acceptable method. The cumulative effect of this change in accounting principle, as if the change were made effective January 1, 1997, of $235,000 (net of a $91,000 tax benefit), is shown on the 1997 statement of operations. Start-up costs of $299,000 incurred during 1997 were expensed as incurred in general and administrative expense.

  See Note 15 for the restatement of the Company's quarterly results of operations for 1997 giving effect to the change in accounting principle as of January 1, 1997.

  The following reflects pro-forma net income for 1996 and 1995, net of the related tax effects, as if the Company expensed start-up costs as incurred in those years.

                                                    YEAR ENDED DECEMBER 31,
                                                 -------------------------------
                                                      1996             1995
                                                 ---------------  --------------
                                                    AS     PRO       AS     PRO
                                                 REPORTED FORMA   REPORTED FORMA
                                                 -------- ------  -------- -----
      Net income (loss).........................  $  18   $ (202)  $ 942   $ 845
      Net income (loss) per common share........  $0.01   $(0.08)  $0.37   $0.33

  "Other" consists primarily of deposits on leased properties and advances made in connection with various other business development projects.

6. NOTES PAYABLE:

  Notes payable consist primarily of borrowings under $5,500,000 and $750,000 lines of credit that bear interest at bank prime plus 1.5% (10.0% at December 31, 1997) and bank prime plus 1% (9.5% at December 31, 1997), respectively. Both lines are secured by accounts receivable, life insurance on the major stockholder and personal guarantees of several stockholders. Subsequent to year-end, the $5,500,000 line of credit was increased to $7,500,000 for 120 days bearing interest at bank prime plus 1.5%. As of December 31, 1997, approximately $444,000 was unused under these lines of credit. The weighted average monthly interest on short-term borrowings was 9.79% and 9.78% in 1997 and 1996, respectively.

  The revolving line of credit is subject to certain covenants, including a monthly borrowing base or margin requirement calculation, a debt service coverage ratio and a leverage ratio. The Company was not in compliance

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995

with the debt service ratio requirement at December 31, 1997, which default was waived by the bank through June 30, 1998. The Company was not in compliance with the leverage ratio covenant at December 31, 1996, which default was waived by the bank. The loan agreement was subsequently amended to increase the leverage ratio requirement from 2.5 to 1 to 3.0 to 1, which the Company complied with as of December 31, 1996.

7. LONG-TERM DEBT:

  Long-term debt consists of notes payable to banks and other financial institutions that are due in monthly installments through 2003 (000's):

      PAYEE                                                         1997   1996
      -----                                                        ------ ------
      Notes payable to finance and equipment companies that
       accrue interest at 8.00-11.25%............................  $3,154 $1,502
      Notes payable to banks that accrue interest at 8.00-14.39%.     531    893
                                                                   ------ ------
        Total....................................................   3,685  2,395
      Current portion............................................     690    458
                                                                   ------ ------
      Long-Term..................................................  $2,995 $1,937
                                                                   ====== ======

  The fair value of long-term debt as of December 31, 1997, estimated based on the Company's current borrowing rate of 10%, is approximately $3,582,000.

  These borrowings are secured by equipment, vehicles and the personal guarantee of a stockholder. Maturities of debt as of December 31, 1997, are as follows (000's):

      December 31 ,1998.................................................. $  690
      December 31, 1999..................................................    484
      December 31, 2000..................................................    417
      December 31, 2001..................................................    277
      December 31, 2002..................................................  1,688
      Thereafter.........................................................    129
                                                                          ------
                                                                          $3,685
                                                                          ======

8. CAPITAL LEASES:

  The Company acquired certain equipment under capital leases for which related liabilities have been recorded at the present value of future minimum lease payments due under the leases. The present minimum lease payments under the capital leases and the net present value of future minimum lease payments are as follows (000's):

      December 31, 1998................................................... $220
      December 31, 1999...................................................  110
      December 31, 2000...................................................   45
                                                                           ----
      Total future minimum payments.......................................  375
      Amount representing interest........................................  (49)
                                                                           ----
        Present value of future minimum lease payments....................  326
      Current portion.....................................................  192
                                                                           ----
      Long-term portion................................................... $134
                                                                           ====

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


9. INCOME TAXES:

  The Company files a consolidated federal income tax returns, including all subsidiaries that are owned more than 80%. State income tax returns are filed individually by the subsidiaries in accordance with state statutes.

  The Company utilizes the liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with SFAS No. 109. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  The total provision (benefit) for income taxes consists of the following (including $91,000 of tax benefit related to the cumulative effect of change in accounting principle (see Note 5) ) (000's):

                                                            1997   1996   1995
                                                            -----  -----  -----
      Current portion...................................... $  93  $ 242  $ 361
      Deferred portion.....................................  (566)  (239)  (161)
                                                            -----  -----  -----
                                                            $(473) $   3  $ 200
                                                            =====  =====  =====

  Net deferred tax assets consist of the following components (000's):

                                                                  1997   1996
                                                                  -----  -----
     Deferred tax assets:
       Receivable allowance...................................... $ 523  $ 285
       Self-insurance reserves...................................   161    202
       Losses of consolidated subsidiaries (not consolidated for
        tax purposes)............................................    57     42
       Start-up costs and other..................................   453     47
     Deferred tax liabilities:
       Property and equipment....................................  (268)  (129)
                                                                  -----  -----
                                                                  $ 926  $ 447
                                                                  =====  =====

  Total tax expense (benefit) on income before taxes resulted in effective tax rates that differed from the federal statutory income tax rate. A reconciliation of these rates is as follows for 1997, 1996 and 1995:

                                                        1997     1996     1995
                                                       ------   ------   ------
     Income taxes computed on federal statutory rate.  (34.00)% (34.00)%  34.00%
     State income taxes..............................    5.00     1.00     2.00
     ASC income prior to merger (Note 2).............      --       --   (16.88)
     Losses of unconsolidated subsidiaries...........      --       --     8.33
     Write-off of notes receivable from
      unconsolidated subsidiaries....................      --       --   (14.39)
     Net operating losses utilized                         --       --       --
     Nondeductible expenses and other................    4.00    40.00     4.60
                                                       ------   ------   ------
       Total.........................................  (25.00)%   7.00%   17.66%
                                                       ======   ======   ======

  The Company has $147,000 of operating loss carryforwards related to losses from unconsolidated subsidiaries for tax return purposes which expire beginning in 2010.

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


10. RELATED PARTY TRANSACTIONS:

 Notes Receivable

  Notes receivable from related parties consist of unsecured and non-interest bearing notes from the chief executive officer and certain stockholders of the Company totaling approximately $102,000 and $40,000 at December 31, 1997 and 1996, and receivables from an internal medicine clinic totaling approximately $150,000 at December 31, 1997 and 1996. The fair value of the notes receivable from related parties is equal to the recorded value due to the short-term nature of the notes.

 Notes Payable

  Notes payable to related parties in 1996 consisted primarily of a note issued in 1994 in the original amount of $1,080,000, bearing interest at 9%. The note was secured by all real estate and personal property of one of the surgical care centers. The note was refinanced in 1997 with a financial institution (See Note 7).

  The remaining balance of notes payable to related parties at December 31, 1997 ($45,000) consists of unsecured notes to certain stockholders of the Company that are due on demand and bear interest at rates from 0%-12%. The fair value of these notes approximates the recorded balance due to the short-term nature of the notes.

 Other

  The Companies paid medical directors fees to stockholders of $156,400 and $116,000 in 1997 and 1996, respectively.

  ASC paid fees associated with a medical foundation to a stockholder of $12,000 and $3,000 in 1997 and 1996, respectively.

  In 1997, ASC paid $10,800 for equipment rental to a stockholder of the Company.

11. CAPITAL STOCK:

 Common Stock

  On April 17, 1997, the Company completed, in two phases, a placement of common stock with Plymouth Partners, LP under which the Company issued 37,500 shares of Common Stock to Plymouth Partners, LP, pursuant to a shelf registration statement for gross proceeds of $262,500 and also issued 112,500 shares of Common Stock to Plymouth Partners, LP, pursuant to a shelf registration statement for gross proceeds of $675,000. The net proceeds from both of these offerings was $831,000.

 Preferred Stock

  In December, 1997, Amedisys completed a private placement of 400,000 shares of $.001 par value convertible preferred stock pursuant to Regulation D of the Securities Act of 1933 at $10 per share for gross proceeds of $4 million. The Company intends to use the proceeds of this placement to fund synergistic acquisitions within the South East and South Central regions of the U.S. and accelerate the growth of its fully integrated network of outpatient health care services, including alternate site infusion therapy divisions and outpatient surgery centers. These shares are convertible into 864,865 shares of common stock which is equivalent to $4.625 per share. Warrants to purchase 52,500 shares of preferred stock at $10 per share, convertible into

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995

113,514 shares of common stock, were issued to the placement agent, Hudson Capital Partners, L.P. in connection with the offering.

 Stock Options

  The Company's Statutory Stock Option Plan provides incentive stock options to key employees. The Plan is administered by a Compensation Committee (appointed by the Board) which is to determine, within the provisions of the Plan, those eligible employees to whom, and the times at which, options shall be granted. Each option granted under the Plan is to be convertible into one
(1) share of common stock, unless adjusted in accordance with the provisions of the Plan. Options may be granted for a number of shares not to exceed, in the aggregate 1,000,000 shares of common stock at an option price per share of no less than 85% of the fair market value of a share of common stock on the date the option is granted. If the option is granted to any owner of 10% or more of the total combined voting power of the Company and its subsidiaries, the option price is to be at least 110% of the fair market value of a share of common stock on the date the option is granted. Each option vests ratably over a two-to-three year period and may be exercised during a period as determined by the Compensation Committee, not to exceed 10 years from the date such option is granted. The aggregate fair market value of common stock subject to an option granted to a participant by the Committee in any calendar year shall not exceed $100,000.

  A summary of the Company's stock options as of December 31, 1997, 1996 and 1995, and changes during the year ended on those dates follows:

                                     1997                 1996              1995
                              -------------------- ------------------ -----------------
                                        WGTD. AVG.         WGTD. AVG.        WGTD. AVG.
                                          EXER.              EXER.             EXER.
                               SHARES     PRICE    SHARES    PRICE    SHARES   PRICE
                              --------  ---------- ------- ---------- ------ ----------
Outstanding at beginning of
 year.......................   288,723    $6.66     27,650   $7.00        --   $  --
Granted.....................   794,422     6.01    261,073    6.62    27,650    7.00
Exercised...................        --       --         --      --        --      --
Cancelled/forfeited/expired.  (126,080)   (6.48)        --      --        --      --
                              --------    -----    -------   -----    ------   -----
Outstanding at end of year..   957,065    $6.14    288,723   $6.66    27,650   $7.00
                              ========    =====    =======   =====    ======   =====
Exercisable at end of year..   205,446    $6.49     88,741   $6.65        --   $7.00
                              ========    =====    =======   =====    ======   =====
Weighted average fair value
 of options granted during
 the year...................  $   1.99             $  3.11            $ 2.56
                              ========             =======            ======

  Of the 957,065 options outstanding at December 31, 1997, 403,604 become exercisable in 1998, 341,348 in 1999, and 6,667 in 2000.

  The following table summarizes information about stock options outstanding at December 31, 1997:

                                       OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                 -------------------------------- --------------------
                                             WGTD. AVG.   WGTD.                WGTD.
                                   NUMBER     REMAINING    AVG.     NUMBER      AVG.
                                 OUTSTANDING CONTRACTUAL EXERCISE EXERCISABLE EXERCISE
      RANGE OF EXERCISE PRICES   AT 12/31/97    LIFE      PRICE   AT 12/31/97  PRICE
      ------------------------   ----------- ----------- -------- ----------- --------
      $5.38-$7.00.............     957,065     8 years    $6.14     205,446    $6.49

  The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") was issued by

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995

the FASB in 1995 and changes the methods for recognition of cost on plans similar to those of the Company. Adoption of SFAS 123 is optional; however, pro forma disclosures, as if the Company had adopted the cost recognition requirements under SFAS 123 in 1997 and 1996, are presented below.

  The fair value of each option granted during the periods presented is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) dividend yield of 0%, (ii) expected volatility ranging from 51.23%-53.69% for the options issued in 1997, 40.02% and 45.44% for options issued in 1996, and 27.63% for options issued in 1995,
(iii) risk-free interest rate ranging from 5.70%-6.22% in 1997, 6.22% in 1996 and 5.23% in 1995, respectively, and (iv) expected life of 3 to 5 years.

  Had compensation cost for the Company's 1997, 1996 and 1995 options been determined consistent with SFAS 123, the Company's net income (loss), net income (loss) applicable to common stockholders' and net income (loss) per common share for 1997 and 1996 would approximate the pro forma amounts below (000's, except share amounts):

                                    1997              1996             1995
                              -----------------  ---------------  --------------
                                 AS       PRO       AS     PRO       AS     PRO
                              REPORTED   FORMA   REPORTED FORMA   REPORTED FORMA
                              --------  -------  -------- ------  -------- -----
Net income (loss)............ $(1,194)  $(1,813)  $  18   $  (59)  $ 942   $ 933
                              =======   =======   =====   ======   =====   =====
Net income (loss) applicable
 to common stockholders...... $(1,194)  $(1,813)  $  18   $  (59)  $ 942   $ 933
                              =======   =======   =====   ======   =====   =====
Net income (loss) per common
 share....................... $ (0.43)  $ (0.66)  $0.01   $(0.02)  $0.37   $0.36
                              =======   =======   =====   ======   =====   =====

  The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

  Subsequent to year end the Board of Directors authorized, subject to shareholder approval, issuing 500,000 options under the Stock Option Plan with up to 50% issued at $6.25 to existing employees.

 ASM Employee Stock Ownership Plan

  ASM developed an Employee Stock Ownership Plan (ESOP) effective January 1, 1997 to enable participating employees of ASM to share in the ownership of ASM. Under the ESOP, the Company may make annual contributions to a trust for the benefit of eligible employees, in the form of either cash or common stock of ASM. The amount of the annual contribution is discretionary. The Company's contribution for the year ended December 31, 1997 was $721,000 which was accrued, but unfunded as of December 31, 1997.

 Other

  A predecessor entity to the Company, M & N, completed its initial public offering of 250,000 common shares for gross proceeds of $1,500,000 on August 26, 1993. In connection with the offering, M & N issued 25,000 warrants to the Underwriter (the Underwriter's Warrants), which are exercisable at $7.20 per common share for a period of four years commencing April 28, 1994.

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


12. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company and its subsidiaries have leased office space at various locations under noncancelable agreements which expire between January 1, 1998, and August 31, 2005, and require various minimum annual rentals. Total minimum rental commitments at December 31, 1997, are due as follows (000's):

      1998............................................................... $1,821
      1999...............................................................  1,619
      2000...............................................................  1,240
      2001...............................................................    918
      2002...............................................................    803
      Due thereafter.....................................................    511
                                                                          ------
                                                                          $6,912
                                                                          ======

  Rent expense for all non-cancelable operating leases was $1,706,000, $1,351,000 and $1,084,000 for the years ended December 31, 1997, 1996 and
1995, respectively.

  The Company has arranged a $500,000 line of credit with a financing company to lease equipment; $80,000 of this line was used at December 31, 1997 leaving available $420,000 for use on future equipment leases.

 Self-Funded Insurance Plans

  During 1995, the Company became self-insured for workers' compensation claims in the State of Louisiana up to certain policy limits. Claims in excess of $200,000 per incident and $1,300,000 in the aggregate over a two-year policy period are insured by third party reinsurers. The Company has accrued a liability for outstanding and incurred, but not reported claims based on historical experience totaling approximately $509,000 and $519,000 at December 31, 1997 and 1996, respectively. In connection with the self-insurance and as required by the State of Louisiana, the Company issued a $175,000 letter of credit in favor of the Louisiana Department of Labor, which expired February 17, 1998, and was renewed to February, 1999.

  During 1997, the Company became self-insured for health claims up to certain policy limits. Claims in excess of $35,000 per incident and approximately $64,000 aggregate per month are insured by third party reinsurers. The Company has accrued a liability of approximately $78,000 at December 31, 1997 for outstanding and incurred, but not reported claims based on historical experience.

 Planned Surgical Care Center and Other Projects

  The Company is pursuing a number of planned surgical center and other projects to be developed or purchased in the future. While negotiations are being conducted in connection with a number of possible projects, the Company has made no formal commitments in this area beyond the investments discussed below and in Note 16.

  The Company plans to proceed to develop a $3.6 million surgery center in Lafayette, Louisiana. The Company plans to hold a 21% interest in this development with a group of physician investors and to manage the development under a management contract for a fee based on 4% of revenue.

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


 Employment Contracts

  The Company has commitments related to employment contracts with a number of its top executives and executives involved in the management of businesses acquired (see Note 16 also) by the Company. Such contracts generally commit the Company to pay bonuses on the attainment of certain operating goals and severance benefits under certain circumstances.

 Other

  The Company is subject to various types of claims and disputes arising in the course of its businesses. While the resolution of such issues is not presently determinable with certainty, management believes that the ultimate resolution of such matters will not have a significant effect on the Company's financial position or results of operations.

  In 1997, the Company's Board of Directors approved the purchase of a point of service device at an estimated cost of $1.5 million which will allow home care providers to input patient information directly and electronically into the Company's home care information system.

13. BENEFIT PLAN:

  The Company adopted a plan qualified under Section 401(k) of the Internal Revenue Code for all employees who are 21 years of age and have at least one year of service. Under the plan, eligible employees may elect to defer a portion of their compensation, subject to internal revenue service limits. The Company may make matching contributions equal to a discretionary percentage of the employee's salary reductions. No matching contribution was made for the year ended December 31, 1995. A matching contribution of $59,000 for the year ended December 31, 1996 was made in 1997 and a matching contribution of $71,000 will be made for 1997 in 1998.

14. SEGMENT INFORMATION:

  The Company operates principally in two business segments: Provider Services (consisting of home health care and outpatient surgery) and Management Services (consisting of staffing/professional services and physician support and home health care management). The following shows industry segment information for the fiscal years ended December 31, 1997, 1996 and 1995 (in 000's):

                                                          1997    1996    1995
                                                         ------- ------- -------
Net Service Revenues:
 Provider Services
  Home health care...................................... $25,817 $25,500 $17,631
  Outpatient surgery....................................   6,287   4,626   3,601
 Management Services
  Staffing/professional services........................  17,292  12,538  13,774
  Physician support and home health care management.....   5,100   3,396   2,583
  Corporate support.....................................      --      --      --
                                                         ------- ------- -------
    Total............................................... $54,496 $46,060 $37,589
                                                         ======= ======= =======

                        AMEDISYS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996 AND 1995

                                                      1997     1996     1995
                                                     -------  -------  -------
Operating Income (Loss):
 Provider Services
  Home health care.................................. $   831  $ 2,038  $   901
  Outpatient surgery................................    (960)   1,175    1,152
 Management Services
  Staffing/professional services....................   3,643    1,785    2,076
  Physician support and home health care management.   1,494      347      193
  Corporate support.................................  (5,596)  (4,201)  (2,942)
                                                     -------  -------  -------
    Total...........................................    (588)   1,144    1,380
 Other expenses.....................................    (962)  (1,178)    (250)
                                                     -------  -------  -------
Income before income taxes, minority interest, and
 cumulative effect of change in accounting
 principle.......................................... $(1,550) $   (34) $ 1,130
                                                     =======  =======  =======
                                                      CAPITAL EXPENDITURES
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
 Provider services
  Home health care.................................. $   348  $   135  $    96
  Outpatient surgery................................     631    2,233      284
 Management services
  Staffing/professional services....................      21        7       12
  Physician support and home health care management.      18       89        2
  Corporate support.................................     438      501       52
                                                     -------  -------  -------
    Total........................................... $ 1,456  $ 2,965  $   446
                                                     =======  =======  =======
                                                        DEPRECIATION AND
                                                          AMORTIZATION
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
 Provider services
  Home health care.................................. $   344  $   319  $   246
  Outpatient surgery................................     609      271      148
 Management services
  Staffing/professional services....................      16       60       77
  Physician support and home health care management.     129      201      122
  Corporate support.................................     142       94       54
                                                     -------  -------  -------
    Total........................................... $ 1,240  $   945  $   647
                                                     =======  =======  =======
                                                       IDENTIFIABLE ASSETS
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
 Provider services
  Home health care.................................. $ 5,243  $ 4,906  $ 4,537
  Outpatient surgery................................   6,180    6,541    3,341
 Management services
  Staffing/professional services....................   1,924    1,820    1,745
  Physician support and home health care management.   2,290    1,200    1,175
  Corporate support.................................   7,233    2,391      739
                                                     -------  -------  -------
    Total........................................... $22,870  $16,858  $11,537
                                                     =======  =======  =======

                        AMEDISYS, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995

15. UNAUDITED QUARTERLY FINANCIAL INFORMATION:


  The following table reflects the restatement of the Company's quarterly results of operations for 1997, giving effect to the change in accounting principle as of January 1, 1997 (see Note 5) and the write-off of goodwill associated with the Home Care Plus, Inc. acquisition in the second quarter (see Note 2) (000's):

                                             QUARTER ENDED (UNAUDITED)
                         ------------------------------------------------------------------
                                                               SEPTEMBER 30,
                          MARCH 31, 1997     JUNE 30, 1997         1997
                         ----------------- ----------------- -----------------
                            AS       AS       AS       AS       AS       AS    DECEMBER 31,
                         REPORTED RESTATED REPORTED RESTATED REPORTED RESTATED     1997
                         -------- -------- -------- -------- -------- -------- ------------
Income (loss) from
 continuing operations..  $ 451    $ 473    $ 610    $ 415    $ 363    $ 344     $(2,782)
Net income (loss).......  $ 301    $ 116    $ 373    $ 179    $ 224    $ 214     $(1,703)
Net income (loss) per
 common share...........  $0.12    $0.04    $0.14    $0.06    $0.08    $0.08     $ (0.60)

16. SUBSEQUENT EVENTS:

  On January 1, 1998, the Company acquired all of the issued and outstanding stock of Alliance Home Health, Inc. (Alliance), a home health business with locations throughout Oklahoma, in exchange for $300,000 and 194,286 shares of common stock. Of the 194,286 shares of Company common stock issued to the former owners of Alliance, 122,857 shares were placed in escrow as consideration for certain contingent liabilities which may be asserted against the former stockholder of Alliance to the extent such claims exceed $500,000 (singularly and/or in aggregate). The escrow period expires December 31, 2003. The Company performed management services for Alliance during 1997 and received revenues totaling approximately $1.3 million of which $695,000 is included in accounts receivable at December 31, 1997. In addition, the Company had advanced $1,465,000 to Alliance for cash flow purposes which is included in other assets at December 31, 1997.

  On February 23, 1998, the Company acquired all of the issued and outstanding capital stock of PRN, Inc. (PRN), a home infusion pharmacy business, in exchange for $430,000 and assumption of $71,000 debt. The Company has agreed to pay additional consideration of up to $150,000 upon PRN reaching certain revenue goals ("Additional Consideration"). The Company has retained the right to offset certain indemnifiable liabilities against the Additional Consideration.

  On February 27, 1998, the Company acquired all of the issued and outstanding capital stock of Infusioncare Solutions, Inc. ("ICS") a home health care and infusion business, based in Baton Rouge, Louisiana, in exchange for aggregate consideration of $500,000, of which $375,000 was payable in cash at closing and $125,000 was payable pursuant to a two year promissory note. The Company has retained the right to offset certain indemnifiable liabilities against the sums payable pursuant to the promissory note.

  On February 27, 1998, the Company acquired substantially all of the assets of Precision Health Solutions, L.L.C. ("PHS") a home health care and infusion business, based in Baton Rouge, Louisiana, in exchange for aggregate consideration of $1,000,000, of which $750,000 was payable in cash at closing and $250,000 was payable pursuant to a two year promissory note. The Company has retained the right to offset certain indemnifiable liabilities against the sums payable pursuant to the promissory note.

                        AMEDISYS, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996 AND 1995


  Each of the above transactions was accounted for as a purchase.

  On March 3, 1998, the Company completed a secondary phase of its private placement of preferred stock (see Note 11) and issued an additional 350,000 shares for gross proceeds of $3.5 million. These shares are convertible into 756,757 shares of common stock which is equivalent to $4.625 per share.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 12. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



SEC registration fee              $   874.00
Legal Fees and Expenses            10,000.00
Accounting Fees and Expenses        5,000.00
Miscellaneous                     $ 4,126.00
                                  ----------
    Total                         $20,000.00



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article XI of the Certificate of Incorporation of the company provides for indemnification of officers, directors, agents and employees of the company as follows:

    (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    (g) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

    (h) For purposes of this article references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

    (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The foregoing discussion of the company's Certificate of Incorporation, and of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and statutes, respectively.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    In December 1993, the company issued 351 shares of common stock to employees in exchange for an aggregate offering price of $37,000 which was paid in cash.

    In December 1993, the company issued 75,000 shares to two unaffiliated third parties for services rendered valued at nominal consideration.

    In March 1994, the company issued 29,721 shares of common stock to 38 purchasers pursuant to a private placement stock offering. An aggregate cash consideration of $264,000 was received upon issuance of these shares.

    In April 1994, the company issued 15,800 shares in exchange for all of the outstanding stock of Priority Home Care, Inc. Consideration received for the issuance of such shares was valued at $150,000.

    In December 1994, the company issued 1,200 shares of common stock upon exercise of an outstanding stock option. Cash consideration received upon exercise of this option was $6,000.

    In March 1995, the company issued 7,143 shares of common stock in exchange for all of the outstanding stock of Health Care Services 24, Inc. The consideration received for the issuance of these shares was valued at $50,000.

    In May 1995, the company issued 30,000 shares of common stock in exchange for all of the outstanding stock of Home Care Plus, Inc. The consideration received for the issuance of these shares was valued at $274,000.

    In June 1995, the company issued 1,000,000 shares of common stock in connection with the acquisition of all of the outstanding membership interest in Surgical Care Centers of Texas, LC. The consideration received for the issuance of these shares was valued at $7 million.

    In March 1998, the company issued 750,000 shares of preferred stock in connection with a private placement offering. Consideration received for the issuance of such shares was valued at $7.5 million.

    In each case, the issuance of securities was exempt from registration under the Securities Act pursuant to Section 4(2) as a transaction by an issuer not involving any public offering. In each instance, the purchaser had a pre-existing relationship with the company, the offers and sales were made without public solicitation, the certificates bear restrictive legends, and appropriate stop transfer orders have been given to the transfer agent. No underwriter was involved in the transactions and no commissions were paid.

ITEM 17.  EXHIBITS

EXHIBIT NO.                              IDENTIFICATION OF EXHIBIT
-----------                              -------------------------
   2.1(1)             -Acquisition Agreement dated December 20, 1993 between the company and M&N Capital Corp. 2.2(3)-Plan of Merger dated August 3, 1994 between M&N Capital Corp. and the company
   2.3(4)             -Certificate of Merger dated August 3, 1994 between M&N Capital
                       Corp. and the company
   2.4(7)             -Acquisition Agreement dated August 1,1997 between the company and Allgood Medical Services, Inc.
   2.5(7)             -Exchange Agreement dated January 1, 1998 between the company and
                       Alliance Home Health, Inc. and University Capital Corp. dated
                       December 10, 1997.
   2.6(7)             -Stock Purchase Agreement by and among Amedisys, Alternate-Site
                       Infusion Therapy Services, Inc., PRN, Inc. d/b/a Home IV Therapy,
                       Joseph W. Stephens, and Terry I. Stevens dated February 23, 1998.
   2.7(7)             -Agreement to Purchase by and between Amedisys, Alternate-Site
                       Infusion Therapy Services, Inc. and Precision Health Systems,
                       L.L.C. dated February 27, 1998.
   2.8(7)             -Promissory note in the amount of $250,000 to Precision Health
                       Solutions, L.L.C. in connection with the purchase of the company.
   2.9(7)             -Stock Purchase Agreement by and among Amedisys Alternate-Site
                       Infusion Therapy Services, Inc., Infusioncare Solutions, Inc. and
                       Daniel D. Brown dated February 27,1998.
   2.10(7)            -Promissory note in the amount of $125,000 to Daniel D. Brown in connection with the purchase of the company.
   2.11(8)            -Exchange Agreement by and among Amedisys Specialized Medical
                       Services, Inc., Quality Home Health Care, Inc., Frances Unger
                       and James Unger dated May 1, 1998
   2.12(9)            -Asset Purchase Agreement by and among Nursefinders, Inc.,
                       Amedisys Staffing Services, Inc., Amedisys Nursing Services,
                       Inc., Amedisys Home Health, Inc. and Amedisys, Inc. dated as of
                       September 21, 1998.
   3.1(4)             -Certificate of Incorporation
   3.2(4)             -Bylaws
   3.3(7)             -Certificate of Designation for the series A preferred stock
   4.1(4)             -Common stock specimen
   4.2(7)             -Preferred stock specimen
   4.3(7)             -Form of Placement Agent's Warrant Agreement
   5.1(10)            -Opinion regarding Legality
  10.1(4)             -Master Note with Union Planter's Bank of Louisiana
  10.2(4)             -Merrill Lynch Term Working Capital Management Account
  10.3(5)             -Promissory Note with Deposit Guaranty National Bank
  10.4(7)             -Amended and Restated Stock Option Plan
  10.5(7)             -Registration Rights Agreement
  21.1(10)            -List of Subsidiaries
  23.1(10)            -Consent of Counsel (contained in Exhibit 5.1)
  23.2(10)            -Consents of Arthur Andersen, LLP and Hannis T. Bourgeois & Co.,
                       L.L.P., independent public accountants
---------------

(1) Previously filed as an exhibit to the Current Report on Form 8-K dated December 20, 1993, and incorporated herein by reference.
(2) Previously filed as an exhibit to the Current Report on Form 8-K dated February 14, 1994, and incorporated herein by reference.
(3) Previously filed as an exhibit to the Current Report on Form 8-K dated August 11, 1994, and incorporated herein by reference.

(4) Previously filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 1994, and incorporated herein by reference.
(5) Previously filed as an exhibit to the Current Report on Form 8-K dated June 30, 1995, and incorporated herein by reference, and incorporated herein by reference.
(6) Previously filed as an exhibit to the Registration Statement on Form S-1 (333-8329) dated July 18, 1996, and incorporated herein by reference.
(7) Previously filed as an exhibit to the Registration Statement on Form S-3 dated March 11,1998, and incorporated herein by reference.
(8) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998, and incorporated herein by reference.
(9) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated September 21, 1998 and incorporated by herein by reference.
(10) Filed herewith.

ITEM 18.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

               ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 2nd day of November, 1998.

                                AMEDISYS, INC.


                                By         /s/ WILLIAM F. BORNE
                                  ---------------------------------------------
                                    WILLIAM F. BORNE, Chief Executive Officer

                          ____________________________

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature                        Title                          Date
---------                        -----                          ----


//s// WILLIAM F. BORNE           Chief Executive Officer        November 2, 1998
------------------------------   and Director (Principal
WILLIAM F. BORNE                 Executive Officer)


//s// JAMES P. CEFARATTI         President and Chief Operating  November 2, 1998
------------------------------   Officer
JAMES P. CEFARATTI


//s// MITCHEL G. MOREL           Chief Financial Officer        November 2, 1998
------------------------------   (Principal Financial
MITCHEL G. MOREL                 and Accounting Officer)


//s// JAKE L. NETTERVILLE        Director                       November 2, 1998
------------------------------
JAKE L. NETTERVILLE, CPA


                                 Director                       November 2, 1998
------------------------------
DAVID R. PITTS


//s// RONALD A. LaBORDE          Director                       November 2, 1998
------------------------------
RONALD A. LaBORDE

//s// PETER F. RICCHIUTI         Director                       November 2, 1998
------------------------------
PETER F. RICCHIUTI